Exhibit 10.1

Execution Version

RESTATEMENT AGREEMENT

TO AMENDED AND RESTATED CREDIT AGREEMENT

Restatement Agreement (this “Restatement Agreement”), dated as of March 1, 2013 to Credit Agreement dated March 31, 2011, as amended and restated as of May 17, 2011 and as of September 14, 2012 (as amended from time to time, the “Original Credit Agreement”), by and among DELPHI CORPORATION, a Delaware corporation (the “Borrower”), DELPHI AUTOMOTIVE PLC, a public limited company organized under the laws of Jersey (“Parent”), DELPHI AUTOMOTIVE LLP, a limited liability partnership formed under the laws of England and Wales with registered number 0C348002 and with a registered office at Royal London House, 20-25 Finsbury Square, London EC2A 1DX (“UK Holdco”), DELPHI AUTOMOTIVE HOLDINGS US LIMITED (formerly Delphi Holdings S.a.r.l.), a limited company organized under the laws of Jersey (“Intermediate Holdco”), JPMORGAN CHASE BANK, N.A. as Administrative Agent, Collateral Agent, Swingline Lender and Issuing Bank, and the other financial institutions and the Lenders party thereto Capitalized terms not otherwise defined herein having the definitions provided therefor in the Original Credit Agreement.

WHEREAS, Section 9.02 of the Original Credit Agreement provides that the Original Credit Agreement and the other Loan Documents may be amended by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; and

WHEREAS, the Borrower, the Required Lenders and the Lenders representing 100% of the aggregate Revolving Commitments (as defined in the Amended and Restated Credit Agreement) and 100% of the aggregate Tranche A Commitments (as defined in the Amended and Restated Credit Agreement) (the “Amended and Restated Lenders”) have agreed to amend and restate the Original Credit Agreement in its entirety in the form attached as Exhibit A hereto (the “Amended and Restated Credit Agreement”) to, among other things, (i) establish modified commitments for Tranche A Term Loans and modified Revolving Commitments and (ii) make certain additional amendments; and

WHEREAS, the Required Lenders and the Amended and Restated Lenders wish to consent to amend and restate (x) the Pledge and Security Agreement dated as of March 31, 2011, as amended and restated as of May 17, 2011 and as supplemented by the joinder agreement dated November 22, 2011 and the joinder agreement dated December 30, 2011, among the Borrower, Parent, UK Holdco, Intermediate Holdco and the other grantors party thereto, and the Administrative Agent for the benefit of the Secured Parties (as amended from time to time, the “Original Security Agreement”) in its entirety in the form attached as Exhibit B hereto (the “Amended and Restated Security Agreement”) and (y) the Guaranty dated as of March 31, 2011, as supplemented by the guaranty supplement dated November 22, 2011 and the guaranty supplement dated December 30, 2011, among Parent, UK Holdco, Intermediate Holdco and the other guarantors party thereto and the Administrative Agent (as amended from time to time, the “Original Guaranty”) in its entirety in the form attached as Exhibit C hereto (the “Amended and Restated Guaranty”).

NOW, THEREFORE, it is hereby agreed as follows:

SECTION 1. Amendment and Restatement of Credit Agreement and Consent to Amended and Restated Security Agreement and Amended and Restated Guaranty.

(a) The Original Credit Agreement is hereby amended and restated in its entirety as of the Restatement Effective Date (as defined in Section 4.01 of the Amended and Restated Credit Agreement) in the form attached as Exhibit A hereto.

(b) The Required Lenders and the Amended and Restated Lenders hereby authorize the Administrative Agent to enter into (i) the Amended and Restated Security Agreement in the form attached as Exhibit B hereto and (ii) the Amended and Restated Guaranty in the form attached as Exhibit C, in each case on the Restatement Effective Date.

SECTION 2. Conditions to Effectiveness. This Restatement Agreement shall become effective as of Restatement Effective Date.

SECTION 3. Actions after the Restatement Effective Date. Within 60 days after the Restatement Effective Date, the Borrower shall deliver to the Administrative Agent (i) upon the reasonable request of the Administrative Agent, with respect to each Mortgage encumbering Material Real Property, an amendment thereof (each a “Mortgage Amendment”) duly executed and acknowledged by the applicable Loan Party, and in form for recording in the recording office where each Mortgage was recorded, in each case in form and substance reasonably satisfactory to the Administrative Agent, (ii) with respect to each Mortgage, a title search (each, a “Title Search” and collectively, the “Title Searches”) relating to the Material Real Property subject to such Mortgage assuring the Administrative Agent that there are no Liens of record in violation of the Loan Documents, and such Title Search shall otherwise be in form and substance reasonably satisfactory to the Administrative Agent (for the avoidance of doubt, no date-down endorsements to existing title insurance policies will be obtained, and the Lenders (as defined in the Amended and Restated Credit Agreement) will rely on Title Searches instead), and (iii) such UCC-3 fixture filing amendments, legal opinions, evidence of insurance, affidavits and other documents as the Administrative Agent may reasonably request with respect to any such Material Real Property.

SECTION 4. No Other Amendments. Except as hereby amended, the terms and provisions of each Loan Document shall remain in full force and effect (including the security interest of the Collateral Agent under the Collateral Documents). Nothing herein shall be deemed to entitle the parties hereto to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Amended and Restated Credit Agreement or any other Loan Document in similar or different circumstances.

SECTION 5. Effect of this Restatement Agreement. This Restatement Agreement shall be deemed a “Loan Document.” On and after the date hereof each reference in each of the Loan Documents (including to any Exhibit or Schedule attached thereto) to “the Credit Agreement,” “thereunder,” “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Amended and Restated Credit Agreement (and its associated Exhibits and Schedules) and all references in the Original Credit Agreement to “this Agreement,” “hereunder,” “hereof” or words of like import referring to the Original Credit Agreement, shall, unless expressly provided otherwise, refer to the Original Credit Agreement without giving effect to this Restatement Agreement. The Loan Documents (other than the Original Credit Agreement, the Original Security Agreement and the Original Guaranty), as supplemented by this Restatement Agreement, the Amended and Restated Security Agreement and the Amended and Restated Guaranty, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed. Except as expressly set forth herein, this Restatement Agreement shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of the Lenders or the Administrative Agent under any Loan Document other than the Original Credit Agreement, the Original Security Agreement and the Original Guaranty, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in any such other Loan Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect.

SECTION 6. GOVERNING LAW. THIS RESTATEMENT AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

SECTION 7. Counterparts. This Restatement Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same contract. Delivery of an executed counterpart of this Restatement Agreement by facsimile or other electronic means shall be equally effective as delivery of the original executed counterpart of this Restatement Agreement. Any party delivering an executed counterpart of this Restatement Agreement by facsimile or other electronic means shall also deliver an original executed counterpart of this Restatement Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability or binding effect of this Restatement Agreement.

SECTION 8. Headings. The headings of this Restatement Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.

IN WITNESS WHEREOF, the parties hereto have executed the Restatement Agreement as of the date first above here written.

DELPHI CORPORATION, as the Borrower

By:
Name:
Title:

DELPHI AUTOMOTIVE PLC, as Parent

By:
Name:
Title:

DELPHI AUTOMOTIVE LLP, as UK Holdco

By:
Name:
Title:

DELPHI AUTOMOTIVE HOLDINGS US LIMITED (formerly Delphi Holdings S.a.r.l.), as Intermediate Holdco

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A.,

as the Administrative Agent, Collateral Agent, Swingline Lender, Issuing Bank and a Lender

By:
Name:
Title:

IN WITNESS WHEREOF, the undersigned has executed the Restatement Agreement as of the date first above here written.

[INSERT NAME OF LENDER]

as Lender

By:
Name:
Title:

If a second signature is necessary:

By:
Name:
Title:

Exhibit A

AMENDED AND RESTATED CREDIT AGREEMENT

EXHIBIT A

AMENDED AND RESTATED CREDIT AGREEMENT

dated as of March 1, 2013

among

DELPHI AUTOMOTIVE PLC,

as Parent,

DELPHI AUTOMOTIVE LLP,

as UK Holdco

DELPHI AUTOMOTIVE HOLDINGS US LIMITED,

as Intermediate Holdco,

DELPHI CORPORATION,

as Borrower,

The Lenders Party Hereto,

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

BANK OF AMERICA, N.A.,

as Syndication Agent for the Revolving Facilities

JPMORGAN CHASE BANK, N.A.,

as Syndication Agent for the Term Loan A Facility

BARCLAYS BANK PLC

CITIBANK, N.A.,

DEUTSCHE BANK AG NEW YORK BRANCH

and

GOLDMAN SACHS BANK, USA,

as Co-Documentation Agents

J.P. MORGAN SECURITIES LLC,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

and

DEUTSCHE BANK SECURITIES INC.

as Joint Bookrunners and Joint Lead Arrangers for the Revolving Facilities

and

J.P. MORGAN SECURITIES LLC,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

and

DEUTSCHE BANK SECURITIES INC.

as Joint Bookrunners and Joint Lead Arrangers for the Tranche A Term Loans

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-ii-

		Page

ARTICLE VII

Events of Default

ARTICLE VIII

The Administrative Agent

ARTICLE IX

Miscellaneous

SECTION 9.02.	Waivers; Amendments	96
SECTION 9.03.	Expenses; Indemnity; Damage Waiver	97
SECTION 9.04.	Successors and Assigns	98
SECTION 9.05.	Survival	101
SECTION 9.06.	Counterparts; Integration; Effectiveness; Effect of Restatement	101
SECTION 9.07.	Severability	102
SECTION 9.08.	Right of Setoff	102
SECTION 9.09.	Governing Law; Jurisdiction; Consent to Service of Process	102
SECTION 9.10.	WAIVER OF JURY TRIAL	102
SECTION 9.11.	Headings	103
SECTION 9.12.	Confidentiality	103
SECTION 9.13.	USA PATRIOT Act	104
SECTION 9.14.	Interest Rate Limitation	104
SECTION 9.15.	No Fiduciary Duty	104

SCHEDULES:

Schedule 2.01	–	Commitments
Schedule 3.01	–	Subsidiaries
Schedule 5.09(b)	–	Mortgaged Property
Schedule 6.01	–	Existing Indebtedness
Schedule 6.02	–	Existing Liens
Schedule 6.04	–	Existing Benefit Plans
Schedule 6.05	–	Investments
Schedule 6.07	–	Affiliate Transactions
Schedule 6.11	–	Contemplated Asset Sales

EXHIBITS:

Exhibit A	–	Form of Assignment and Assumption
Exhibit B-1	–	Form of Borrowing Request
Exhibit B-2	–	Form of Interest Election Request
Exhibit B-3	–	Form of Letter of Credit Issuance Request
Exhibit B-4	–	Form of Discount Note
Exhibit B-5	–	Form of Swingline Loan Borrowing Request
Exhibit C	–	Form of First Lien Intercreditor Agreement
Exhibit D-1	–	Form of U.S. Tax Compliance Certificate (Foreign Lenders not Partnerships)
Exhibit D-2	–	Form of U.S. Tax Compliance Certificate (Foreign Lenders Partnerships)
Exhibit D-3	–	Form of U.S. Tax Compliance Certificate (Foreign Participants not Partnerships)
Exhibit D-4	–	Form of U.S. Tax Compliance Certificate (Foreign Participant Partnerships)
Exhibit E	–	Form of Discounted Prepayment Option Notice
Exhibit F	–	Form of Lender Participation Notice
Exhibit G	–	Form of Discounted Voluntary Prepayment Notice

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CREDIT AGREEMENT dated as of March 31, 2011, amended and restated as of May 17, 2011, as of September 14, 2012 and as of March 1, 2013 (this “Agreement”) among DELPHI AUTOMOTIVE PLC, a public limited company organized under the laws of Jersey (“Parent”), DELPHI AUTOMOTIVE LLP, a limited liability partnership formed under the laws of England and Wales with registered number 0C348002 and with a registered office at Royal London House, 20-25 Finsbury Square, London EC2A 1DX (“UK Holdco”), DELPHI AUTOMOTIVE HOLDINGS US LIMITED (formerly Delphi Holdings S.a.r.l.), a limited company organized under the laws of Jersey (“Intermediate Holdco”), DELPHI CORPORATION, a Delaware corporation (the “Borrower”), the LENDERS party hereto and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

The Borrower, Parent, UK Holdco, Intermediate Holdco, the Administrative Agent and the Lenders party thereto have previously entered into the Credit Agreement, dated as of March 31, 2011, amended and restated as of May 17, 2011 and as of September 14, 2012 and as amended as of January 22, 2013 (the “Original Credit Agreement”) and the parties hereby agree to amend and restate the Original Credit Agreement as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Acceptable Discount” has the meaning provided in Section 2.10(c)(iii).

“Acceptance Date” has the meaning provided in Section 2.10(c)(ii).

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acceptance Fee” has the meaning assigned to such term in Section 2.23(m).

“Acquired Entity or Business” means each Person, property, business or assets acquired by Parent or a Subsidiary, to the extent not subsequently sold, transferred or otherwise disposed of by Parent or such Subsidiary.

“Additional Credit Extension Amendment” means an amendment to this Agreement (which may, at the option of the Administrative Agent, be in the form of an amendment and restatement of this Agreement) providing for any Incremental Term Loans, Replacement Term Loans, Extended Term Loans or Extended Revolving Commitments which shall be consistent with the applicable provisions of this Agreement relating to Incremental Term Loans, Replacement Term Loans, Extended Term Loans or Extended Revolving Commitments and otherwise reasonably satisfactory to the Administrative Agent.

“Adjusted LIBO Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a)(i) for any Eurocurrency Borrowing (other than a Eurocurrency Borrowing denominated in Euros) the LIBO Rate, and (ii) for any Eurocurrency Borrowing denominated in Euros, the EURO LIBO Rate, in each case for the applicable Class of Loans for such Interest Period, multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means JPMorgan Chase Bank, N.A. (including its branches and Affiliates), in its capacity as administrative agent for the Lenders hereunder, or any successor administrative agent.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Affiliate Transaction” has the meaning assigned to such term in Section 6.07.

“Agents” means the Administrative Agent, the Arrangers, the Syndication Agents and the Co-Documentation Agents.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1% and (c) the Adjusted LIBO Rate for Dollar deposits for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the rate appearing on the Reuters Screen Page (or on any successor or substitute page of such page) at approximately 11:00 a.m. London time on such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.

“Alternative Currency” means Euro, Sterling, Canadian Dollars and any other currencies (other than Dollars) as shall be agreed from time to time among the Administrative Agent, each applicable Revolving Lender, the Issuing Bank and the Borrower.

“Alternative Currency Letter of Credit” means a Global Letter of Credit denominated in an Alternative Currency.

“Applicable Participants” means (i) with respect to any Global Swingline Loan, the Global Revolving Lenders, (ii) with respect to any U.S. Swingline Loan, the U.S. Revolving Lenders, (iii) with respect to any Global Letter of Credit, the Global Revolving Lenders and (iv) with respect to any U.S. Letter of Credit, the U.S. Revolving Lenders.

“Applicable Percentage” means, at any time (a) with respect to any Global Revolving Lender or any U.S. Revolving Lender, the percentage equal to a fraction the numerator of which is the amount of such Lender’s Global Revolving Commitment or U.S. Revolving Commitment, respectively, and the denominator of which is the aggregate Global Revolving Commitments or aggregate U.S. Revolving Commitments, respectively, at such time; provided that in the case of Section 2.22 when a Defaulting Lender shall exist, “Applicable Percentage” shall mean the percentage equal to a fraction the numerator of which is the amount of such Lender’s Global Revolving Commitment or U.S. Revolving Commitment, respectively, and the denominator of which is the aggregate Global Revolving Commitments or aggregate U.S. Revolving Commitments, respectively (disregarding any Defaulting Lender’s Global Revolving Commitment and U.S. Revolving Commitment) and (b) with respect to the Term Loans of any Class, a percentage equal to a fraction the numerator of which is such Lender’s outstanding principal amount of the Term Loans of such Class and the denominator of which is the aggregate outstanding amount of the Term Loans of such Class. If the Global Revolving Commitments have terminated or expired, the Applicable Percentages of the Global Revolving Lenders shall be determined based upon the Global Revolving Commitments most-recently in effect, giving effect to any assignments of Global Revolving Loans, Global LC Exposures and Global Swingline Exposures and to any Global Revolving Lender’s status as a Defaulting Lender that occur after such termination or expiration. If the U.S. Revolving Commitments have terminated or expired, the Applicable Percentages of the U.S. Revolving Lenders shall be determined based upon the U.S. Revolving Commitments most-recently in effect, giving effect to any assignments of U.S. Revolving Loans, U.S. LC Exposures and U.S. Swingline Exposures and to any U.S. Revolving Lender’s status as a Defaulting Lender that occur after such termination or expiration.

“Applicable Rate” means with respect to Tranche A Term Loans, Revolving Loans, Swingline Loans and commitment fees with respect to the Revolving Commitments, the applicable rate determined as follows based on the Corporate Ratings:

Pricing Level	Corporate Ratings	Commitment Fee	Applicable Rate for Eurocurrency Loans and BA Drawings	Applicable Rate for ABR Loans, and Canadian Prime Rate Loans
1	At least BBB (stable or better) or at least Baa2 (stable or better)	0.25%	1.00%	0.00%
2	Pricing Level 1 does not apply but at least BBB- (stable or better) or at least Baa3 (stable or better)	0.30%	1.25%	0.25%
3	Neither Pricing Level 1 nor Pricing Level 2 applies but at least BB+ (stable or better) or at least Ba1 (stable or better)	0.35%	1.50%	0.50%
4	Pricing Levels 1, 2 and 3 do not apply but at least BB (stable or better) or at least Ba2 (stable or better)	0.45%	1.75%	0.75%
5	None of Pricing Levels 1, 2, 3 or 4 applies	0.50%	2.25%	1.25%

For purposes of the foregoing (i) if the Corporate Ratings shall fall within the same Pricing Level, the Applicable Rate shall be determined by reference to such Pricing Level, (ii) if both Corporate Ratings are in effect and if such Corporate Ratings shall fall within different Pricing Levels, the Applicable Rate shall be based on (a) the higher of the two ratings if one rating is one Pricing Level lower than the other, (b) one category next below that of the higher rating if one rating is two Pricing Levels lower than the other and (c) one Pricing Level higher than the lower rating if one rating is more than two Pricing Levels lower than the other, (iii) if only one (but not both) Corporate Rating is in effect, the Applicable Rate shall be determined by reference to the Pricing Level in which such rating falls, (iv) if no Corporate Rating is in effect (other than by reason of the circumstances referred to in the last sentence of this definition), then each Rating Agency shall be deemed to have established a rating in Pricing Level 5 and (v) if the Corporate Ratings established or deemed to have been established by a Rating Agency, shall be changed (other than as a result of a change in the rating system of such Rating Agency), such change shall be effective as of the date on which it is first announced by such Rating Agency, irrespective of when notice of such change shall have been furnished by the Borrower to the Administrative Agent and the Lenders. If the rating system of any Rating Agency shall change, or if any Rating Agency shall cease to be in the business of rating corporate obligors, the Borrower and the Lenders shall negotiate in good faith to amend the definition of the Applicable Rate to reflect such changed rating system or the unavailability of ratings from such Rating Agency and, pending the effectiveness of any such amendment, the Applicable Rate shall, at the option of the Borrower, be determined (i) as set forth above using the rating from such Rating Agency most recently in effect prior to such change or cessation or (ii) disregarding the rating from such Rating Agency. References in this paragraph to Applicable Rate include the rate applicable to the commitment fees payable pursuant to Section 2.11(a).

“Approved Fund” has the meaning assigned to such term in Section 9.04(b).

“Arrangers” means J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Deutsche Bank Securities Inc. in their capacities as joint lead arrangers and joint bookrunners for this Agreement.

“Asset Sale” means any Disposition of Property or series of related Dispositions of Property pursuant to clause (j) of Section 6.11 which yields net cash proceeds to Parent or any of its Subsidiaries in excess of (i) $25,000,000 in the aggregate for any such Disposition or series of related Dispositions or (ii) $100,000,000 when aggregated with all other Dispositions pursuant to clause (j) of Section 6.11 following the Restatement Effective Date (or if a Covenant Suspension Period has been in effect, following the most recent Reversion Date) that are excluded as Asset Sales as a result of clause (i) of this definition.

“Assignment and Assumption” means an assignment and assumption agreement entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04 of this Agreement), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Attributable Receivables Indebtedness” at any time shall mean the principal amount of Indebtedness which (i) if a Permitted Receivables Facility is structured as a secured lending agreement, would constitute the principal amount of such Indebtedness or (ii) if a Permitted Receivables Facility is structured as a purchase agreement or factoring arrangement, would be outstanding at such time under the Permitted Receivables Facility if the same were structured as a secured lending agreement rather than a purchase agreement.

“Augmenting Lender” has the meaning assigned to such term in Section 2.19.

“Availability Period” means, with respect to any Revolving Facility, the period from and including the Restatement Effective Date to but excluding the earlier of the Revolving Credit Maturity Date and the date of termination of the Revolving Commitments under such Revolving Facility in accordance with the provisions of this Agreement.

“Available Amount” shall mean, at any time (the “Reference Time”), an amount (which may not be negative) equal to:

(a) the sum, without duplication, of:

(i) an amount (if positive) equal to 50% of Consolidated Net Income for the period (taken as a single accounting period) from January 1, 2012 through the end of the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 5.01(a) or (b) prior to the Reference Time (excluding amounts of Consolidated Net Income for any fiscal quarter during which a Covenant Suspension Period was in effect), plus

(ii) the amount of any cash or Cash Equivalents received by Parent (other than from a Subsidiary) from and including the Restatement Effective Date through and including the Reference Time (excluding any such amounts received during a Covenant Suspension Period) from the issuance and sale of its Qualified Equity Interests except to the extent applied pursuant to Section 6.06(a)(vi), plus

(iii) the amount of net cash proceeds received by Parent or its Subsidiaries from and including the Restatement Effective Date through and including the Reference Time of any Indebtedness of Parent or its Subsidiaries issued after the Restatement Effective Date that has been converted into or exchanged for Qualified Equity Interests (excluding any such net cash proceeds received during a Covenant Suspension Period) except to the extent applied pursuant to Section 6.06(a)(ii); provided that this clause (iii) shall exclude Indebtedness that has been converted or exchanged for Qualified Equity Interests sold to Parent or its Subsidiaries, plus

(iv) the amount of any distribution in cash or Cash Equivalents received by Parent or any Subsidiary or received by Parent or any Subsidiary upon any Disposition from and including the Restatement Effective Date through and including the Reference Time (excluding any such amounts received during a Covenant Suspension Period), in each case, in respect of any Investment made in reliance on Section 6.05(l) and (v) (not to exceed the original amount of such Investment), minus

(b) the sum, without duplication, of:

(i) the aggregate amount of Restricted Payments made pursuant to Sections 6.04(g)(y), (h), (i)(x) and (k) on or after the Restatement Effective Date and prior to the Reference Time; plus

(ii) the aggregate amount of Investments made on or after the Restatement Effective Date in reliance on Sections 6.05(l) and (v) prior to the Reference Time; plus

(iii) the aggregate amount of prepayments of Specified Indebtedness made in reliance on Section 6.06(a)(iv)(y) and (a)(v) on or after the Restatement Effective Date and prior to the Reference Time.

“BA Drawing” means B/As accepted and purchased, and any BA Equivalent Loan made in lieu of such acceptance and purchase, on the same date and as to which a single Contract Period is in effect.

“BA Equivalent Loan” has the meaning assigned to such term in Section 2.23(j).

“Bankers’ Acceptance” and “B/A” means a bill of exchange, including a depository bill issued in accordance with the Depository Bills and Notes Act (Canada), denominated in Canadian Dollars, drawn by the Borrower and accepted by a Global Revolving Lender (the foregoing to include a Discount Note except where the context otherwise requires).

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“board of directors” means:

(a) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(b) with respect to a partnership, the board of directors of the general partner of the partnership;

(c) with respect to a limited liability company, the managing member or members or any controlling committee of managers or members thereof or any board or committee serving a similar management function; and

(d) with respect to any other Person, the individual or board or committee of such Person serving a management function similar to those described in clauses (a), (b) or (c) of this definition.

“Borrower” has the meaning assigned to such term in the preamble to this Agreement.

“Borrowing” means (a) Revolving Loans of the same Class, Type and currency, made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect and, in the case of BA Drawings, as to which a single Contract Period is in effect, (b) Term Loans of a single Class made on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect or (c) a Swingline Loan of the same Class.

“Borrowing Minimum” shall mean (a) in the case of a Borrowing denominated in Dollars, $5,000,000, (b) in the case of a Borrowing denominated in Euro, €5,000,000, (c) in the case of a Borrowing denominated in Sterling, £3,000,000 and (d) in the case of a Borrowing denominated in Canadian Dollars, CAD$5,000,000.

“Borrowing Multiple” shall mean (a) in the case of a Borrowing denominated in Dollars, $1,000,000, (b) in the case of a Borrowing denominated in Euro, €1,000,000, (c) in the case of a Borrowing denominated in Sterling, £1,000,000 and (d) in the case of a Borrowing denominated in Canadian Dollars, CAD$1,000,000.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that (a) when used in connection with a Eurocurrency Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market, (b) when used in connection with any Loan or Letter of Credit denominated in any Alternative Currency, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in such Alternative Currency in London and the principal financial center for such Alternative Currencies, as reasonably determined by the Administrative Agent and notified to the Borrower in writing from time to time, (c) when used in connection with a Loan or Letter of Credit denominated in Euro, the term “Business Day” shall also exclude any day on which the Trans-European Automated Real Time Gross Settlement Express Transfer (TARGET) payment system is not open for the settlement of payments in Euro, (d) when used in connection with any Loan or any Letter of Credit denominated in Canadian Dollars, the term “Business Day” shall also exclude any day in which commercial banks in Toronto, Canada are authorized or required by law to remain closed and (e) when used in connection with any Loan or Letter of Credit denominated in Sterling, the term “Business Day” shall also exclude any day on which commercial banks in London, England are authorized or required by law to remain closed.

“Canada” means the country of Canada and any province or territory thereof.

“Canadian Dollars” or “CAD$” refers to lawful money of Canada.

“Canadian Funding Office” means the office as may be specified as such from time to time by the Administrative Agent by written notice to the Borrower and the Global Revolving Lenders.

“Canadian Prime Rate” means on any day, the greater of (a) the annual rate of interest announced from time to time by JPMCB, Toronto Branch as being its reference rate then in effect for determining interest rates on Canadian Dollar-denominated commercial loans made by it in Canada and (b) the CDOR Rate for a one-month term in effect from time to time plus 0.75% per annum.

“Canadian Prime Rate Loan” means a Loan denominated in Canadian Dollars the rate of interest applicable to which is based upon the Canadian Prime Rate.

“Capital Expenditures” means, for any period, the additions to property, plant and equipment and other capital expenditures of Parent and its consolidated Subsidiaries that are (or are required to be) set forth in a consolidated statement of cash flows of Parent for such period prepared in accordance with GAAP.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations as of any date shall be the capitalized amount thereof determined in accordance with GAAP that would appear on a balance sheet of such Person prepared as of such date.

“Cash Equivalents” means

(a) Dollars or money in other currencies received in the ordinary course of business;

(b) securities with maturities of one (1) year or less from the date of acquisition issued or fully guaranteed or insured by the United States federal government or any agency thereof;

(c) securities with maturities of one (1) year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s;

(d) demand deposit, certificates of deposit and time deposits with maturities of one (1) year or less from the date of acquisition and overnight bank deposits of any commercial bank, supranational bank or trust company having capital and surplus in excess of $500,000,000;

(e) repurchase obligations with respect to securities of the types (but not necessarily maturity) described in clauses (b) and (c) above, having a term of not more than ninety (90) days, of banks (or bank holding companies) or subsidiaries of such banks (or bank holding companies) and non-bank broker-dealers listed on the Federal Reserve Bank of New York’s list of primary and other reporting dealers (“Repo Counterparties”) which Repo Counterparties have capital, surplus and undivided profits aggregating in excess of $500,000,000 (or the foreign equivalent thereof) and which Repo Counterparties or their parents (if the Repo Counterparties are not rated) will at the time of the transaction be rated A-1 by S&P (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization;

(f) commercial paper rated at least A-1 or the equivalent thereof by S&P or P-1 or the equivalent thereof by Moody’s and in either case maturing within one (1) year after the day of acquisition;

(g) short-term marketable securities of comparable credit quality to those described in clauses (a) through (f) above;

(h) shares of money market mutual or similar funds that invest at least 95% in assets satisfying the requirements of clauses (a) through (g) of this definition; and

(i) in the case of Parent or a Foreign Subsidiary, substantially similar Investments, of comparable credit quality, denominated in the currency of any jurisdiction in which such Subsidiary conducts business.

“Cash Management Bank” means any Person that was a Lender or an Affiliate of a Lender (i) on the Effective Date or the Restatement Effective Date or at the time it enters into an agreement with Parent or any Subsidiary with respect to Cash Management Obligations or (ii) at the time the Borrower notifies the Administrative Agent that such Lender and its Affiliates are “Cash Management Banks” hereunder.

“Cash Management Obligations” means obligations owed by Parent or any Subsidiary to any Cash Management Bank in respect of (1) any overdraft and related liabilities arising from treasury, depository and cash management services, any automated clearing house transfers of funds or any commercial cards, (2) letter of credit facilities in favor of or on behalf of Foreign Subsidiaries designated in writing delivered to the Administrative Agent by the Borrower as “Cash Management Obligations” in an aggregate principal amount not to exceed $15,000,000 at any time outstanding and (3) Parent’s or any Subsidiary’s participation in commercial (or purchasing) card programs at any Cash Management Bank (“card obligations”).

“Casualty Event” means any event that gives rise to the receipt by Parent or any Subsidiary of any insurance proceeds or condemnation awards in respect of any Property in excess of (i) $25,000,000 for any individual event or series of related events or (ii) $100,000,000 when aggregated with all events that are excluded as “Casualty Events” following the Restatement Effective Date (or if a Covenant Suspension Period has been in effect, following the most recent Reversion Date) as a result of clause (i) of this definition.

“CDOR Rate” means on any day, with respect to a particular term as specified herein, the annual rate of discount or interest which is the arithmetic average of the discount rates for such term applicable to Canadian Dollar bankers’ acceptances identified as such on the Reuters Screen CDOR Page at approximately 10:00 a.m. on such day, or if such day is not a Business Day, then on the immediately preceding Business Day (as adjusted by the Administrative Agent after 10:00 a.m. to reflect any error in any posted rate or in the posted average annual rate). If such rate does not appear on the Reuters Screen CDOR Page as provided in preceding sentence, the Administrative Agent may elect (i) the CDOR Rate on any day shall be calculated as the arithmetic average of the annual discount rates for such term applicable to Canadian Dollar bankers’ acceptances of, and as quoted by, the reference banks reasonably selected by the Administrative Agent and notified to the Borrower, as of 10:00 a.m. on that day, or if that day is not a Business Day, then on the immediately preceding Business Day, or (ii) then the Canadian deposit offered rate component of such rate on that day shall be calculated as the cost of funds quoted by the Administrative Agent to raise Canadian Dollars for the applicable Contract Period as of 10:00 a.m. Toronto local time on such day for commercial loans or other extensions of credit to businesses of comparable credit risk; or if such day is not a Business Day, then as quoted by the Administrative Agent on the immediately preceding Business Day.

“Change in Control” means the occurrence of any event, transaction or occurrence as a result of which:

(a) any “person” or “group” (within the meaning of the Securities Exchange Act of 1934 and the rules and regulations of the SEC thereunder) has the ability to appoint the majority of the members of Parent’s board of directors (or comparable governing body); or

(b) Parent ceases to own, directly or indirectly through any one or more wholly-owned Subsidiaries, 100% of the Equity Interests of the Borrower.

“Change in Law” means (a) the adoption of any law, rule or regulation after the Restatement Effective Date, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Restatement Effective Date or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 2.14(b), by any lending office of such Lender or by such Lender’s or such Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Restatement Effective Date; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Charges” shall have the meaning assigned to such term in Section 9.14.

“Class”, when used in reference to (i) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Global Revolving Loans, U.S. Revolving Loans, Tranche A Term Loans, Incremental Term Loans of any series, Extended Term Loans of any series, Replacement Term Loans of any series, Global Swingline Loans or U.S. Swingline Loans and (ii) any Commitment, refers to whether such Commitment is a Global Revolving Commitment, U.S. Revolving Commitment, Extended Revolving Commitment or Tranche A Term Commitment.

“Co-Documentation Agents” means Barclays Bank PLC, Citibank, N.A., Deutsche Bank AG New York Branch and Goldman Sachs Bank, USA in their capacities as co-documentation agents for this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all Property and interests in Property and proceeds thereof now owned or hereafter acquired by any Loan Party in or upon which a Lien is granted under any Collateral Document.

“Collateral Documents” means the Pledge and Security Agreement, the Mortgages, the Foreign Security Agreement and each other document executed and delivered by a Loan Party granting a Lien on any of its property to secure payment of all or any part of the Obligations and, during any Collateral Reinstatement Period, any New Collateral Documents delivered to the Administrative Agent and/or the Collateral Agent pursuant to Section 5.11(b) with respect to such Collateral Reinstatement Period, and each other document that creates or purports to create a Lien in favor of the Collateral Agent for the benefit of the Secured Parties.

“Collateral Reinstatement Date” has the meaning specified in Section 5.11(b).

“Collateral Reinstatement Event” has the meaning specified in Section 5.11(b).

“Collateral Reinstatement Period” means each period commencing on the Collateral Reinstatement Date with respect to such period and ending on any Collateral Suspension Date occurring after such Collateral Reinstatement Date.

“Collateral Suspension Date” means the first date following the Restatement Effective Date or any Collateral Reinstatement Date on which: (i) either of the Corporate Ratings is an Investment Grade Rating, (ii) no Default or Event of Default has occurred and is continuing under this Agreement, (iii) no Indebtedness secured by Liens permitted by Section 6.02(v) is outstanding (unless contemporaneously released) and (iv) a Responsible Officer of the Borrower has delivered an officer’s certificate to the Administrative Agent that (1) certifies to the satisfaction or concurrent satisfaction of the foregoing and (2) requests the Collateral Agent to take any reasonably requested actions to evidence such release of Collateral in accordance with the second sentence under Section 5.11(a).

“Collateral Suspension Period” means each period commencing on the Collateral Suspension Date with respect to such period and ending on any Collateral Reinstatement Date occurring after such Collateral Suspension Date.

“Commitment” means a Global Revolving Commitment, U.S. Revolving Commitment, Extended Revolving Commitment or Tranche A Term Commitment.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Consolidated EBITDA” means Consolidated Net Income plus, without duplication and to the extent deducted from revenues in determining Consolidated Net Income, (i) Consolidated Interest Expense and charges, deferred financing fees and milestone payments in connection with any investment or series of related investments, losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of gains on such hedging obligations, and costs of surety bonds in connection with financing activities, (ii) expense and provision for taxes paid or accrued, (iii) depreciation, (iv) amortization (including amortization of intangibles, including, but not limited to goodwill), (v) non-cash charges recorded in respect of purchase accounting or impairment of goodwill, intangibles or long-lived assets and non-cash exchange, translation or performance losses relating to any foreign currency hedging transactions or currency fluctuations except to the extent representing an accrual for future cash outlays, (vi) any other non-cash items except to the extent representing an accrual for future cash outlays, (vii) any unusual, infrequent or extraordinary expense, loss or charge (including, without limitation, the amount of any restructuring, integration, transition, executive severance, facility closing and similar charges accrued during such period, including any charges to establish accruals and reserves or to make payments associated with the reassessment or realignment of the business and operations of Parent and its Subsidiaries, including, without limitation, the sale or closing of facilities, severance, stay bonuses and curtailments or modifications to pension and post-retirement employee benefit plans, asset write-downs or asset disposals (including leased facilities), write-downs for purchase and lease commitments, start-up costs for new facilities, writedowns of excess, obsolete or unbalanced inventories, relocation costs which are not otherwise capitalized and any related promotional costs of exiting products or product lines) in an amount not to exceed $300,000,000 in any four fiscal quarter period, (viii) without duplication, income of any non-wholly owned Subsidiaries and deductions attributable to minority interests, (ix) any non-cash costs or expenses incurred by Parent or a Subsidiary pursuant to any employee or management equity plan or stock plan with respect to Equity Interests of Parent, (x) expenses with respect to casualty events, (xi) to the extent actually reimbursed, expenses incurred to the extent covered by indemnification provisions in any agreement in connection with any Permitted Acquisition or Investment permitted hereunder and (xii) non-cash charges pursuant to SFAS 158, minus, to the extent included in Consolidated Net Income, the sum of (x) any unusual, infrequent or extraordinary income or gains and (y) any other non-cash income (except to the extent representing an accrual for future cash income), all calculated for Parent and its Subsidiaries in accordance with GAAP on a consolidated basis; provided that, to the extent included in Consolidated Net Income, (A) there shall be excluded in determining Consolidated EBITDA currency translation gains and losses related to currency remeasurements of Indebtedness (including the net loss or gain resulting from Swap Agreements for currency exchange risk) and (B) there shall be excluded in determining Consolidated EBITDA for any period any adjustments resulting from the application of SFAS 133.

“Consolidated Interest Expense” means, with reference to any period, the interest expense whether or not paid in cash (including, without limitation, interest expense under Capital Lease Obligations that is treated as interest in accordance with GAAP) of Parent and its Subsidiaries calculated on a consolidated basis for such period in accordance with GAAP plus, without duplication: (a) imputed interest attributable to Capital Lease Obligations of Parent and its Subsidiaries for such period, (b) commissions, discounts and other fees and charges owed by Parent or any of its Subsidiaries with respect to letters of credit securing financial obligations, bankers’ acceptance financing and receivables financings for such period, (c) amortization or write-off of debt discount and debt issuance costs, premium, commissions, discounts and other fees and charges associated with Indebtedness of Parent and its Subsidiaries for such period, (d) cash contributions to any employee stock ownership plan or similar trust made by Parent or any of its Subsidiaries to the extent such contributions are used by such plan or trust to pay interest or fees to any person (other than Parent or a wholly owned Subsidiary) in connection with Indebtedness incurred by such plan or trust for such period, (e) all interest paid or payable with respect to discontinued operations of Parent or any of its Subsidiaries for such period, (f) the interest portion of any deferred payment obligations of Parent or any of its Subsidiaries for such period, (g) all interest on any Indebtedness of Parent or any of its Subsidiaries of the type described in clause (e) or (f) of the definition of “Indebtedness” for such period and (h) the interest component of all Attributable Receivables Indebtedness of Parent and its Subsidiaries.

“Consolidated Leverage Ratio” means, for any Test Period, the ratio of (a) Consolidated Total Indebtedness as of the last day of such Test Period to (b) Consolidated EBITDA for such Test Period.

“Consolidated Net Income” means, with reference to any period, the net income (or loss) of Parent and its Subsidiaries calculated in accordance with GAAP on a consolidated basis (without duplication) for such period; provided that, in calculating Consolidated Net Income of Parent and its Subsidiaries for any period, there shall be excluded (a) extraordinary items, (b) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of Parent or is merged into or consolidated with Parent or any of its Subsidiaries (except to the extent required for any calculation of Consolidated EBITDA on a Pro Forma Basis), (c) the income (or deficit) of any Person (other than a Subsidiary of Parent) in which Parent or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by Parent or such Subsidiary in the form of dividends or similar distributions, (d) any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with the consummation of any Permitted Acquisition, investment, asset disposition, issuance or repayment of debt (including under the Original Credit Agreement), purchase, issuance or sale of equity securities, refinancing transaction or amendment or other modification of any debt instrument (in each case, including any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, (e) any income (loss) for such period attributable to the early extinguishment of Indebtedness and (f) the cumulative effect of a change in accounting principles.

“Consolidated Senior Indebtedness” means, as of any date of determination, Consolidated Total Indebtedness as of such date, excluding any amount of Indebtedness included therein that is not secured by a Lien on any Property of Parent or any Subsidiary as of such date.

“Consolidated Senior Leverage Ratio” means, for any Test Period, the ratio of (a) Consolidated Senior Indebtedness as of the last day of such Test Period to (b) Consolidated EBITDA for such Test Period.

“Consolidated Subsidiaries” means Subsidiaries that would be consolidated with Parent in accordance with GAAP.

“Consolidated Total Assets” means, as of the date of any determination thereof, total assets of Parent and its Subsidiaries calculated in accordance with GAAP on a consolidated basis as of such date.

“Consolidated Total Indebtedness” means at any time the sum, without duplication, of (i) the aggregate principal amount of Indebtedness for borrowed money of Parent and its Subsidiaries outstanding as of such time of a type required to be reflected on a balance sheet prepared at such time on a consolidated basis in accordance with GAAP minus (ii) the lesser of (x) $750,000,000 and (y) the aggregate amount of unrestricted cash and Cash Equivalents of Parent and its Subsidiaries held free and clear of any Lien other than Liens permitted by clause (a), (b), (f), (i), (l), (o), (p), (u), (v) or (x) of Section 6.02 and Liens under the Collateral Documents.

“Contract Period” means the term selected by the Borrower applicable to Bankers’ Acceptances in accordance with Section 2.23(b).

“Control” means, with respect to any Person, the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Corporate Ratings” means (i) the Parent’s or the Borrower’s corporate credit rating from S&P and (ii) the Parent’s or the Borrower’s corporate family rating from Moody’s, or, in each case, an equivalent rating by any other Rating Agency; provided that, in each case, if there are ratings in effect for both the Parent and the Borrower from a single Rating Agency, then the “Corporate Ratings” from such Rating Agency shall be based on the lower rating.

“Covenant Suspension Period” means each period (i) commencing on the first date following the Restatement Effective Date or any Reversion Date that both Corporate Ratings are Investment Grade Ratings and no Default or Event of Default has occurred and is continuing and (ii) ending on the date that either Corporate Rating ceases to be an Investment Grade Rating (any such date, a “Reversion Date”).

“Credit Agreement Parties” means the Borrower and each of the Parent Guarantors (excluding, as of the Restatement Effective Date, Delphi Automotive Holdings Limited).

“Credit Exposure” means, as to any Lender at any time, the sum of (a) such Lender’s Revolving Exposure at such time, plus (b) an amount equal to the aggregate principal amount of its Term Loans outstanding at such time.

“Default” means any event or condition, which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Revolving Lender that (a) has failed, within three Business Days of the date required to be funded or paid, to (i) fund any portion of its Revolving Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to the Administrative Agent, any Issuing Bank, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Revolving Lender notifies the Administrative Agent in writing that such failure is the result of such Revolving Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or the Administrative Agent, any Issuing Bank, the Swingline Lender or any other Lender in writing, or has made a public statement to the effect, that it does not intend or expect to comply with (i) any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Revolving Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or (ii) its funding obligations generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after written request by the Administrative Agent, acting in good faith, to provide a certification in writing from an authorized officer of such Revolving Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Revolving Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Revolving Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Loan Party’s receipt of such certification in form and substance reasonably satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event.

“Discount Note” means a non-interest bearing promissory note denominated in Canadian Dollars, substantially in the form of Exhibit B-4, issued by the Borrower to a Non BA Lender to evidence a BA Equivalent Loan.

“Discount Proceeds” means for any Bankers’ Acceptance issued hereunder, an amount calculated on the applicable date of Borrowing or conversion or continuation by multiplying (a) the face amount of the Bankers’ Acceptance by (b) the quotient obtained by dividing (i) one by (ii) the sum of one plus the product of (A) the Discount Rate applicable to the Bankers’ Acceptance and (B) a fraction, the numerator of which is the applicable Contract Period and the denominator of which is 365, with the quotient being rounded up or down to the fifth decimal place and ..00005 being rounded up.

“Discount Range” has the meaning provided in Section 2.10(c)(ii).

“Discount Rate” means with respect to an issue of Bankers’ Acceptances with the same maturity date, (a) for a Global Revolving Lender which is a Schedule I Lender, the CDOR Rate for the appropriate term, and (b) for a Global Revolving Lender which is not a Schedule I Lender, the arithmetic average (rounded upwards to the nearest multiple of 0.01%) of the actual discount rates (expressed as annual rates) for B/As for such term accepted by three Schedule I banks (that are acceptable to the Administrative Agent) in accordance with their normal practices at or about 10:00 a.m. (Local Time) on the date of issuance but not to exceed the actual rate of discount applicable to B/As established pursuant to clause (a) for the same B/A issue plus 0.1% per annum.

“Discounted Prepayment Option Notice” has the meaning provided in Section 2.10(c)(ii).

“Discounted Voluntary Prepayment” has the meaning provided in Section 2.10(c)(i).

“Discounted Voluntary Prepayment Notice” has the meaning provided in Section 2.10(c)(v).

“Disposition” means, with respect to any Property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof; and the terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control, public equity offering or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control, public equity offering or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments and the expiration, cancellation, termination or cash collateralization of any Letters of Credit in accordance with the terms hereof), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests and except as permitted in clause (a) above), in whole or in part, (c) requires the scheduled payments of dividends in cash (for this purpose, dividends shall not be considered required if the issuer has the option to permit them to accrue, cumulate, accrete or increase in liquidation preference or if Parent has the option to pay such dividends solely in Qualified Equity Interests), or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the Term Loan A Maturity Date.

“Dollars” or “$” refers to lawful money of the United States of America.

“Dollar Equivalent” means, on any date of determination, (a) with respect to any amount in Dollars, such amount, and (b) with respect to any amount in any other currency, the equivalent in Dollars of such amount, determined by the Administrative Agent pursuant to Section 1.08 using the Exchange Rate with respect to such currency at the time in effect under the provisions of such Section.

“Domestic Subsidiary” means a Subsidiary organized under the Laws of the United States of America, any state thereof or the District of Columbia.

“Draft” means (a) a blank bill of exchange, within the meaning of the Bills of Exchange Act (Canada), drawn by the Borrower on a Global Revolving Lender, denominated in Canadian Dollars and bearing such distinguishing letters and numbers as such Global Revolving Lender may determine, but which at such time, except as otherwise provided herein, has not been completed or accepted by such Global Revolving Lender, or (b) a depository bill within the meaning of the Depository Bills and Notes Act (Canada); provided, however, that the Administrative Agent may require such Global Revolving Lender to use a general form of Bankers’ Acceptance satisfactory to the Borrower and such Global Revolving Lender, each acting reasonably, provided by the Administrative Agent for such purpose in place of each Global Revolving Lender’s own form.

“Effective Date” means March 31, 2011.

“EMU Legislation” means the legislative measures of the European Union for the introduction of, changeover to or operation of the Euro in one or more member states.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, imposing liability or standards of conduct concerning protection of the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or the effect of Hazardous Materials or the environment on health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of Parent or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with Parent, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the occurrence with respect to any Plan of a failure to satisfy the minimum funding standard under Section 412 of the Code or Section 302 of ERISA, whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan pursuant to Sections 4041(c) or 4042 of ERISA; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal of the Borrower or any of its ERISA Affiliates from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition upon the Borrower or any of its ERISA Affiliates of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Euro” or “€” refers to the currency constituted by the Treaty on the European Union and as referred to in the EMU Legislation.

“Eurocurrency”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate or EURO LIBOR Rate, as applicable.

“EURO LIBO Rate” means, with respect to any Eurocurrency Borrowing denominated in Euro, for any Interest Period, the offered rate for deposits in Euros in the European interbank market for the relevant Interest Period that is determined by the Banking Federation of the European Union, and displayed on the EURIBOR Page published by Reuters, at or about 11:00 a.m. (Brussels time) two Business Days prior to the first day of the relevant Interest Period. To the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “EURO LIBO Rate” shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in Euros are offered for a maturity comparable to such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period.

“European Union” means the region comprised of member states of the European Union pursuant to the Treaty establishing the European Community (signed in Rome on 25 March 1967) as amended by the Treaty on the European Union (signed in Maastricht on 7 February 1992).

“Event of Default” has the meaning assigned to such term in Article VII.

“Exchange Rate” means, on any day, for purposes of determining the Dollar Equivalent of any other currency, the rate at which such other currency may be exchanged into Dollars at or about 11:00 a.m. (Local Time) on the date of determination on the Reuters WRLD Page for such currency. In the event that such rate does not appear on any Reuters WRLD Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrower, or, in the absence of such an agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about such time as the Administrative Agent shall elect after determining that such rates shall be the basis for determining the Exchange Rate, on such date for the purchase of Dollars for delivery two Business Days later, provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of such Loan Party or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of any Loan Party under any Loan Document, (a) taxes imposed on (or measured by) its net or overall gross income (or capital, net worth and similar Taxes imposed in lieu thereof) and franchise taxes imposed by a jurisdiction as a result of such recipient being organized in or having its principal office or applicable lending office in, such jurisdiction, or as a result of any other present or former connection between such recipient and such jurisdiction, other than any connection arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Loan Documents, (b) any branch profits taxes under Section 884(a) of the Code, or any similar tax, imposed by any jurisdiction described in (a), (c) in the case of a Lender (other than an assignee pursuant to a request by the Borrower under Section 2.18(b)), any U.S. federal withholding tax that is imposed pursuant to a Law in effect at the time such Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Lender (or its assignor, if any) was entitled, immediately prior to the time of designation of a new lending office (or assignment), to receive additional amounts from a Loan Party with respect to such withholding tax pursuant to Section 2.16(a), (d) any withholding tax attributable to a Lender’s failure to comply with Section 2.16(e) (i.e., failure to deliver a form that it is legally entitled to deliver), (e) any U.S. federal withholding tax imposed pursuant to current Sections 1471 through 1474 of the Code (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future Treasury regulations promulgated thereunder or official interpretations thereof, and (f) any interest, additions to taxes and penalties with respect to any taxes described in clauses (a) through (e) of this definition.

“Existing Letters of Credit” shall mean each Letter of Credit outstanding under the Original Credit Agreement on the Restatement Effective Date.

“Existing Term Loan Class” has the meaning provided in Section 2.20(a).

“Extended Revolving Commitments” means revolving credit commitments established pursuant to Section 2.20 that are substantially identical to the Revolving Commitments except that such Revolving Commitments may have a later maturity date and different provisions with respect to interest rates and fees than those applicable to the Revolving Commitments.

“Extended Term Loans” has the meaning provided in Section 2.20(a).

“Extending Term Lender” has the meaning provided in Section 2.20(c).

“Extension Election” has the meaning provided in Section 2.20(c).

“Extension Request” has the meaning provided in Section 2.20(a).

“Facility” means each of the U.S. Revolving Facility, the Global Revolving Facility and the Term Loan A Facility.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fee Letter” means the letter agreement, dated as of February 13, 2013, by and among the Borrower, the Administrative Agent and J.P. Morgan Securities LLC.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower or the Parent, as the context requires.

“First Lien Intercreditor Agreement” shall mean an Intercreditor Agreement, substantially in the form of Exhibit C (with such changes thereto as are reasonably acceptable to the Administrative Agent), by and between the Administrative Agent and the collateral agent for one or more classes of Permitted Secured Notes that are intended to be secured by Liens ranking pari passu with the Liens securing the Obligations.

“Flood Insurance Laws” means, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto and (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto.

“Foreign Guarantor Collateral Requirement” means a perfected first priority pledge of (a) the Equity Interests in any Parent Guarantor (other than Parent) held by any other Parent Guarantor and (b) each intercompany note in an aggregate principal amount of greater than $5,000,000 owned by each Foreign Guarantor.

“Foreign Guarantors” means (a) Parent, (b) each other Parent Guarantor that is a Foreign Subsidiary and (c) each other Foreign Subsidiary that from time to time is a party to the Guaranty pursuant to Section 5.09 or otherwise.

“Foreign Lender” means any Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“Foreign Security Agreement” means, collectively, each local law security agreement, pledge agreement or other document executed and delivered pursuant to Section 5.09 in order to secure the Obligations by the assets of a Foreign Guarantor.

“Foreign Subsidiary” means any direct or indirect Subsidiary of Parent that is not a Domestic Subsidiary.

“Funded Debt” means all Indebtedness of Parent and the Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including Indebtedness in respect of the Loans.

“GAAP” means generally accepted accounting principles in the United States of America.

“Global LC Exposure” means, at any time, the sum of (a) the Dollar Equivalent of the aggregate undrawn amount of all outstanding Global Letters of Credit at such time, and (b) the Dollar Equivalent of the aggregate amount of all LC Disbursements in respect of Global Letters of Credit that have not yet been reimbursed by or on behalf of the Borrower at such time. The Global LC Exposure of any Global Revolving Lender at any time shall be its Applicable Percentage of the aggregate Global LC Exposure at such time.

“Global Letter of Credit” means each Letter of Credit issued under the Global Revolving Facility.

“Global Revolving Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Global Revolving Loans and to acquire participations in Global Letters of Credit and Global Swingline Loans, expressed as an amount representing the maximum possible aggregate amount of such Lender’s Global Revolving Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) increased from time to time pursuant to Section 2.19. The initial amount of each Lender’s Global Revolving Commitment on the Restatement Effective Date is set forth on Schedule 2.01 of this Agreement, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Global Revolving Commitment, as the case may be. The initial aggregate amount of the Lenders’ Global Revolving Commitments on the Restatement Effective Date is $630,000,000.

“Global Revolving Exposure” means, at any time, the sum of (a) the Dollar Equivalent amount of the Global Revolving Loans outstanding at such time, (b) the Global LC Exposure at such time and (c) except for purposes of Section 2.11(a)(i), the Global Swingline Exposure at such time. The Global Revolving Exposure of any Lender at any time shall be its Applicable Percentage of the Global Revolving Exposure at such time.

“Global Revolving Facility” means the Global Revolving Commitments and the extension of credit made hereunder by the Global Revolving Lenders.

“Global Revolving Lender” means a Lender with a Global Revolving Commitment or, if the Global Revolving Commitments have terminated or expired, a Lender with Global Revolving Exposure.

“Global Revolving Loan” means a Loan made pursuant to Section 2.01(b)(i).

“Global Swingline Loan” means a Loan made pursuant to Section 2.04(a)(i).

“Global Swingline Exposure” means, at any time, the aggregate principal amount of all Global Swingline Loans outstanding at such time. The Global Swingline Exposure of any Global Revolving Lender at any time shall be its Applicable Percentage of the total Global Swingline Exposure at such time.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government and any group or body charged with setting regulatory capital rules or standards (including, without limitation, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other monetary obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or monetary obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation, or portion thereof, in respect of which such Guarantee is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee, unless such primary obligation or the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guarantors” means the U.S. Guarantors and the Foreign Guarantors.

“Guaranty” means (i) the amended and restated guaranty, dated as of the Restatement Effective Date and as amended and supplemented from time to time, executed by each of the Guarantors and (ii) each New Guaranty delivered to the Administrative Agent pursuant to Section 5.12(b).

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated as “hazardous” or “toxic”, or as a “pollutant” or a “contaminant”, pursuant to any Environmental Law.

“Hedge Bank” means any Person that was a Lender or an Affiliate of a Lender (i) on the Effective Date or the Restatement Effective Date or at the time it enters into a Swap Agreement with Parent or any Subsidiary or (ii) at the time the Borrower notifies the Administrative Agent that such Lender and its Affiliates are “Hedge Banks” hereunder.

“Increased Commitments” has the meaning assigned to such term in Section 2.19.

“Increasing Lender” has the meaning assigned to such term in Section 2.19.

“Incremental Term Loan” has the meaning assigned to such term in Section 2.19.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding accounts payable incurred in the ordinary course of business, milestone payments incurred in connection with any investment or series of related investments, any earn-out obligation except to the extent such obligation is a liability on the balance sheet of such Person in accordance with GAAP at the time initially incurred and deferred or equity compensation arrangements payable to directors, officers or employees), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on Property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, but limited to the fair market value of such Property (except to the extent otherwise provided in this definition), (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (j) all obligations of such Person under any Swap Agreement and (k) all Attributable Receivables Indebtedness. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor; provided that “Indebtedness” shall not include current intercompany liabilities and advances incurred in the ordinary course of business.

“Indemnified Taxes” means all Taxes other than Excluded Taxes and other Taxes.

“Indemnitees” has the meaning set forth in Section 9.03(b).

“Information” has the meaning specified in Section 9.12.

“Interest Election Request” means a request by the applicable Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.07.

“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan) or Canadian Prime Rate Loans, the Restatement Effective Date, the last day of each March, June, September and December, (b) with respect to any Eurocurrency Loan, the Restatement Effective Date and the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid.

“Intermediate Holdco” has the meaning set forth in the preamble to this Agreement.

“Interest Period” means, with respect to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months, or any other period as may be agreed to by all applicable Lenders, thereafter, as the Borrower may elect; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurocurrency Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurocurrency Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Revolving Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment” means, as to any Person, any acquisition of, or investment by such Person in, any other Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person or (b) a loan, advance or capital contribution to, Guarantee of monetary obligations of, assumption of Indebtedness of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person or (d) any Restricted Payment by any U.S. IP Loan Party to Parent or any Subsidiary that is not a U.S. Loan Party; provided that (x) “Investments” shall not include intercompany current liabilities and advances incurred in the ordinary course of business and (y) “Investments” shall not include any Restricted Payment pursuant to the foregoing clause (d) (1) to the extent of any cash contributions or cash distributions made by any parent company of a U.S. IP Loan Party to any U.S. Loan Party (to the extent such contribution was not in connection with a transaction that increased the Available Amount) or (2) to the extent that the proceeds of such Restricted Payment are substantially concurrently distributed or contributed (which may be pursuant to a series of intermediate transfers) to a U.S. Loan Party. For purposes of Section 6.05, (i) the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, and (ii) in the event Parent or any Subsidiary (an “Initial Investing Person”) transfers an amount of cash or other Property (the “Invested Amount”) for purposes of permitting Parent or one or more other Subsidiaries to ultimately make an Investment of the Invested Amount in Parent, any Subsidiary or any other Person (the Person in which such Investment is ultimately made, the “Subject Person”) through a series of substantially concurrent intermediate transfers of the Invested Amount to Parent or one or more other Subsidiaries other than the Subject Person (each an “Intermediate Investing Person”), including through the incurrence or repayment of intercompany Indebtedness, capital contributions or redemptions of Equity Interests, then, for all purposes of Section 6.05, any transfers of the Invested Amount to Intermediate Investing Persons in connection therewith shall be disregarded and such transaction, taken as a whole, shall be deemed to have been solely an Investment of the Invested Amount by the Initial Investing Person in the Subject Person and not an Investment in any Intermediate Investing Person.

“Investment Grade Rating” means (i) the Parent’s or the Borrower’s, as applicable, corporate credit rating is equal to or higher than BBB- (or the equivalent) by S&P and (ii) the Parent’s or the Borrower’s, as applicable, corporate family rating is equal to or higher than Baa3 (or the equivalent) by Moody’s, or if S&P or Moody’s cease to provide ratings an equivalent rating by any replaced Rating Agency, in each case with a stable or better outlook.

“Issuing Bank” means JPMorgan Chase Bank, N.A. (including any of its branches and Affiliates) and any other Lender that becomes an Issuing Bank in accordance with Section 2.05(i), in each case in its capacity as an issuer of Letters of Credit hereunder, and any successors in such capacity as provided in Section 2.05(i).

“JPMCB” shall mean JPMorgan Chase Bank, N.A. in its individual capacity.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities.

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit. The amount of any LC Disbursement made by an Issuing Bank in an Alternative Currency and not reimbursed by the Borrower shall be determined as set forth in paragraph (e) of Section 2.05.

“LC Exposure” means, at any time, the sum of the aggregate Global LC Exposures and the aggregate U.S. LC Exposures. The LC Exposure of any Revolving Lender at any time shall be the sum of its Global LC Exposure and its U.S. LC Exposure at such time.

“LC Exposure Sublimit” means $200,000,000.

“Lender Participation Notice” has the meaning provided in Section 2.10(d)(iii).

“Lenders” means the Persons listed on Schedule 2.01 to this Agreement and any other Person that shall have become a Lender hereunder pursuant to Section 2.19 or pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Letter of Credit” means any letter of credit issued or deemed issued pursuant to this Agreement.

“LIBO Rate” means, with respect to any Eurocurrency Borrowing denominated in Dollars or Sterling for any Interest Period, the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such page) providing rate quotations comparable to those currently provided on such page, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to deposits in the currency of such Eurocurrency Borrowing in the London interbank market, at approximately 11:00 a.m., London time, on the relevant Quotation Day, as the rate for deposits in the currency of such Eurocurrency Borrowing with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurocurrency Borrowing for such Interest Period shall be the rate at which deposits in the currency of such Eurocurrency Borrowing for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, on the relevant Quotation Day.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, and (b) the interest of a vendor or a lessor under any conditional sale agreement or title retention agreement (or any capital lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Loan Documents” means this Agreement, the Guaranty (other than during a Covenant Suspension Period as it relates to the Guaranty by Guarantors other than any Parent Guarantor), the Collateral Documents (other than during a Collateral Suspension Period), the Restatement Agreement, the Fee Letter, any promissory notes executed and delivered pursuant to Section 2.09(f) and any amendments, waivers, supplements or other modifications to any of the foregoing.

“Loan Parties” means, collectively, the Borrower and the Guarantors.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Local Time” means (a) local time in New York City, with respect to the times for (i) the determination of “Dollar Equivalent”; (ii) the receipt and sending of notices by and to, and the disbursement by or payment to, the Administrative Agent, any Lender or any Issuing Bank domiciled in the U.S.; (b) local time in Toronto, Canada, with respect to the time for the receipt and sending of notices by and to, and the disbursement by or payment to, the Administrative Agent, any Global Revolving Lender with respect to Global Revolving Loans denominated in Canadian Dollars or any Issuing Bank issuing Global Revolving Letters of Credit denominated in Canadian Dollars; (c) local time in London, England, with respect to the times for the determination of “LIBO Rate” and with respect to the receipt and sending of disbursements or payments in Sterling or Euro; (d) local time at the place of determination, if such local time as of such place for determination is specified herein; and (e) in all other circumstances, New York, New York time.

“Luxembourg” means the Grand Duchy of Luxembourg.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, property or financial condition of Parent and the Subsidiaries taken as a whole or (b) the validity or enforceability of this Agreement or any and all other Loan Documents or the rights and remedies of the Administrative Agent and the Lenders thereunder.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of Parent and its Subsidiaries in an aggregate principal amount exceeding $50,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of Parent or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that Parent or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Real Property” means, on any date, any real property owned by any Loan Party with a fair market value as of such date in excess of $5,000,000.

“Material Subsidiary” means any Subsidiary (or group of Subsidiaries as to which a specified condition applies) that would be a “significant subsidiary” under Rule 1-02(w) of Regulation S-X.

“Maximum Rate” has the meaning assigned to such term in Section 9.14.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” means, collectively, the deeds of trust, trust deeds, deeds to secure debt, security deeds, hypothecs and mortgages made by the Loan Parties in favor or for the benefit of the Administrative Agent on behalf of the Secured Parties in form and substance reasonably satisfactory to the Administrative Agent, and any other mortgages executed and delivered pursuant to Section 5.09.

“Mortgaged Property” shall mean (a) each Material Real Property identified as a Mortgaged Property on Schedule 5.09(b) and (b) each Material Real Property, if any, which shall be subject to a Mortgage delivered after the Effective Date pursuant to Section 5.09(c).

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” means (a) with respect to any Asset Sale or any Casualty Event, an amount equal to (i) the sum of cash and Cash Equivalents received in connection with such Asset Sale or Casualty Event (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received and, with respect to any Casualty Event, any insurance proceeds or condemnation awards in respect of such Casualty Event actually received by or paid to or for the account of Parent or any Subsidiary) less (ii) the sum of (A) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness that is secured by the Property subject to such Asset Sale or Casualty Event and that is required to be repaid (and is repaid) in connection with such Asset Sale or Casualty Event (other than Indebtedness under the Loan Documents and Indebtedness secured by Liens that are subject to the First Lien Intercreditor Agreement or the Second Lien Intercreditor Agreement), (B) the out-of-pocket expenses (including attorneys’ fees, investment banking fees, accounting fees and other professional and transactional fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other expenses and brokerage, consultant and other commissions and fees) actually incurred by Parent or such Subsidiary in connection with such Asset Sale or Casualty Event, (C) taxes paid or reasonably estimated to be actually payable in connection therewith and (D) the Borrower’s reasonable estimate of payments required to be made with respect to unassumed liabilities relating to the Property involved within one year of such Asset Sale or Casualty Event; provided that “Net Cash Proceeds” shall include (i) any cash or Cash Equivalents received upon the Disposition of any non-cash consideration received by Parent or any Subsidiary in any such Asset Sale, (ii) an amount equal to any reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount) of any reserve described in clause (C) above at the time of such reversal and (iii) an amount equal to any estimated liabilities described in clause (D) above that have not been satisfied in cash within three hundred and sixty-five (365) days after such Asset Sale or Casualty Event; and (b) with respect to the incurrence or issuance of any Indebtedness by Parent or any Subsidiary, an amount equal to (i) the sum of the cash received in connection with such incurrence or issuance less (ii) the attorneys’ fees, investment banking fees, accountants’ fees, underwriting or other discounts, commissions, costs and other fees, transfer and similar taxes and other out-of-pocket expenses actually incurred by Parent or such Subsidiary in connection with such incurrence or issuance.

“New Collateral Documents” has the meaning specified in Section 5.11(b).

“New Guaranty” has the meaning specified in Section 5.12(b).

“Non BA Lender” means a Global Revolving Lender that cannot or does not as a matter of policy accept bankers’ acceptances.

“Non-Consenting Lender” has the meaning assigned to such term in Section 2.18(b).

“Obligations” means all indebtedness (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) and other monetary obligations of any of Parent and its Subsidiaries to any of the Lenders, their Affiliates and the Administrative Agent, individually or collectively (direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured), arising or incurred under this Agreement or any of the other Loan Documents or any Secured Hedge Agreement (excluding with respect to any Loan Party, Excluded Swap Obligations of such Loan Party) or Cash Management Obligation (including under any of the Loans made or reimbursement or other monetary obligations incurred or any of the Letters of Credit or other instruments at any time evidencing any thereof), in each case whether now existing or hereafter arising, whether all such obligations arise or accrue before or after the commencement of any bankruptcy, insolvency or receivership proceedings (and whether or not such claims, interest, costs, expenses or fees are allowed or allowable in any such proceeding).

“Original Credit Agreement” has the meaning assigned to such term in the recitals hereto.

“Original Revolving Commitments” shall mean all “Revolving Commitments” outstanding under the Original Credit Agreement immediately prior to the Restatement Effective Date.

“Original Revolving Loans” shall mean all “Revolving Loans” outstanding under the Original Credit Agreement immediately prior to the Restatement Effective Date.

“Original Tranche A Term Loans” shall mean all “Tranche A Term Loans” outstanding under the Original Credit Agreement immediately prior to the Restatement Effective Date.

“Original Tranche B Term Loans” shall mean all “Tranche B Term Loans” outstanding under the Original Credit Agreement immediately prior to the Restatement Effective Date.

“Other Taxes” means any and all present or future stamp or documentary Taxes or any other excise or property Taxes arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document, excluding any such Tax imposed as a result of an assignment (other than an assignment made at the request of the Borrower pursuant to Section 2.18) by a Lender (an “Assignment Tax”), if such Assignment Tax is imposed as a result of the assignor or assignee being organized in or having its principal office or applicable lending office in the taxing jurisdiction, or as a result of any other present or former connection between the assignor or assignee and the taxing jurisdiction, other than a connection arising from having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Loan Documents.

“Parallel Debt” has the meaning set forth in Article VIII.

“Parent” has the meaning set forth in the preamble to this Agreement.

“Parent Guarantor” means each Guarantor that is a direct or indirect parent of the Borrower.

“Participant” has the meaning set forth in Section 9.04(c).

“Participant Register” has the meaning set forth in Section 9.04(c)(ii).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Acquisition” means the purchase or other acquisition of property and assets or businesses of any Person or of assets constituting a business unit, a line of business or division of such Person, or Equity Interests in a Person that, upon the consummation thereof, will be a Subsidiary of Parent (including as a result of a merger or consolidation); provided that the following conditions are satisfied to the extent applicable:

(a) each applicable Loan Party and any such newly created or acquired Subsidiary shall comply with the requirements of Section 5.09, within the times specified therein;

(b) the aggregate amount of Investments (without duplication for any Investment made through a series of Investments) made by U.S. Loan Parties in Persons that are not required to become U.S. Loan Parties upon consummation of any such Investment, and do not become U.S. Loan Parties as a result of such Investment (except as otherwise permitted by Section 6.05) shall not exceed the greater of (x) $1,000,000,000 and (y) 10.0% of Consolidated Total Assets as of the most recently ended fiscal quarter of Parent for which financial statements have been delivered pursuant to Section 5.01(a) or (b);

(c) the acquired Property, business or Person is in a business permitted under Section 6.12;

(d) (1) at the time of and immediately after giving effect thereto, no Event of Default shall have occurred and be continuing and (2) on a Pro Forma Basis, the Borrower shall be in compliance with the covenants set forth in Section 6.09 as of the last day of the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 5.01(a) or (b) immediately preceding such purchase or other acquisition, and satisfaction of such requirements shall be evidenced by a certificate from a Financial Officer of the Borrower delivered to the Administrative Agent containing a reasonably detailed calculation; and

(e) the Borrower shall have delivered to the Administrative Agent, on behalf of the Lenders, no later than the date on which any such purchase or other acquisition is consummated, a certificate of a Financial Officer, in form and substance reasonably satisfactory to the Administrative Agent, certifying that all of the requirements set forth in this definition have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition (or within the time periods required by Section 5.09).

“Permitted Debt Securities” means the Senior Notes and any other Indebtedness consisting of notes or loans under credit agreements, indentures other similar agreements or instruments incurred or Guaranteed by Loan Parties following the Effective Date; provided that (i) such Indebtedness does not mature or have scheduled amortization or scheduled payments of principal and is not subject to mandatory redemption, repurchase, prepayment or sinking fund obligation (other than customary offers to repurchase upon a change of control, asset sale or casualty event and customary acceleration rights after an event of default) prior to the 91st day after the Term Loan A Maturity Date (or in the case of Indebtedness secured by a first priority lien, prior to the Term Loan A Maturity Date), (ii) except for Permitted Secured Notes, such Indebtedness is not secured by any assets of Parent or any of its Subsidiaries, (iii) such Indebtedness is not incurred or guaranteed by any Subsidiaries that are not Loan Parties, and (iv) the other terms and conditions relating to such debt securities or loans (other than interest rates and call protection) are not in the aggregate materially more restrictive than the terms of this Agreement as determined in good faith by the Borrower.

“Permitted Domestic Reorganization” means (i) the transfer of Indebtedness and/or Equity Interests of one or more Subsidiaries of the Borrower to a U.S. Guarantor that is a direct Subsidiary of a Permitted Subsidiary Holding Company by the Borrower and its Subsidiaries in exchange for Indebtedness and/or Equity Interests of such Permitted Subsidiary Holding Company and (ii) the issuance of Indebtedness by the Borrower and its Subsidiaries to a Foreign Guarantor so long as such Indebtedness (w) is not in a principal amount in excess of $3,225,000,000 at any time outstanding, (x) is subordinated to the Obligations on terms reasonably satisfactory to the Administrative Agent, (y) does not require any amortization of principal or payment of cash interest prior to the date that is six months after the Term Loan A Maturity Date except as permitted by Section 6.06 and (z) is pledged as Collateral by such Foreign Guarantor pursuant to the Pledge and Security Agreement.

“Permitted Encumbrances” means:

(a) Liens imposed by law for Taxes, assessments or other governmental charges that (i) are not yet due and payable or (ii) are being contested in compliance with Section 5.04;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlords’, workmen’s, suppliers’ and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than sixty (60) days or are being contested in compliance with Section 5.04;

(c) (i) Liens, pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations (including to support letters of credit or bank guarantees) and (ii) Liens, pledges or deposits in the ordinary course of business securing liability for premiums or reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing insurance to Parent or any Subsidiary;

(d) Liens or deposits to secure the performance of bids, trade contracts, governmental contracts, tenders, statutory bonds, leases, statutory obligations, surety, stay, customs, appeal and replevin bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations), in each case in the ordinary course of business;

(e) Liens in respect of judgments, decrees, attachments or awards that do not constitute an Event of Default under clause (k) of Article VII;

(f) easements, restrictions (including zoning restrictions), rights-of-way, covenants, licenses, encroachments, oil and gas leases, protrusions and similar encumbrances and minor title defects affecting real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially interfere with the ordinary conduct of business of Parent or any Subsidiary; and

(g) any interest or title of a lessor, sublessor, licensor or sublicensor under any lease, sublease, license or sublicense entered into by Parent or any other Subsidiary in the ordinary course of its business and covering only the assets so leased;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Receivables Facility” means the receivables facility or facilities created under the Permitted Receivables Facility Documents, providing for (a) the factoring, sale or pledge by one or more Receivables Sellers of Permitted Receivables Facility Assets (thereby providing financing to Parent and the Receivables Sellers) to the Receivables Entity (either directly or through another Receivables Seller), which in turn shall sell or pledge interests in the respective Permitted Receivables Facility Assets to third-party lenders or investors pursuant to the Permitted Receivables Facility Documents (with the Receivables Entity permitted to issue investor certificates, purchased interest certificates or other similar documentation evidencing interests in the Permitted Receivables Facility Assets) in return for the cash used by the Receivables Entity to purchase the Permitted Receivables Facility Assets from the respective Receivables Sellers or (b) the factoring, sale or pledge by one or more Receivables Sellers of Permitted Receivables Facility Assets to third-party lenders or investors pursuant to the Permitted Receivables Facility Documents in connection with Receivables-backed financing programs of Foreign Subsidiaries, in each case as more fully set forth in the Permitted Receivables Facility Documents.

“Permitted Receivables Facility Assets” means (i) Receivables (whether now existing or arising in the future) of Foreign Subsidiaries which are transferred or pledged to the Receivables Entity pursuant to the Permitted Receivables Facility and any related Permitted Receivables Related Assets which are also so transferred or pledged to the Receivables Entity and all proceeds thereof and (ii) loans to Foreign Subsidiaries secured by Receivables (whether now existing or arising in the future) of Foreign Subsidiaries which are made pursuant to the Permitted Receivables Facility.

“Permitted Receivables Facility Documents” means each of the documents and agreements entered into in connection with the Permitted Receivables Facility, including all documents and agreements relating to the issuance, funding and/or purchase of certificates and purchased interests, all of which documents and agreements shall be in form and substance reasonably customary for transactions of this type, in each case as such documents and agreements may be amended, modified, supplemented, refinanced or replaced from time to time so long as (in the good faith determination of the Borrower) either (i) the terms as so amended, modified, supplemented, refinanced or replaced are reasonably customary for transactions of this type or (ii)(x) any such amendments, modifications, supplements, refinancings or replacements do not impose any conditions or requirements on Parent or any of its Subsidiaries that are more restrictive in any material respect than those in existence immediately prior to any such amendment, modification, supplement, refinancing or replacement, and (y) any such amendments, modifications, supplements, refinancings or replacements are not adverse in any material respect to the interests of the Lenders.

“Permitted Receivables Related Assets” means any other assets that are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization or Receivables-backed financing programs involving accounts receivable and any collections or proceeds of any of the foregoing.

“Permitted Refinancing Indebtedness” means, with respect to any Person, any modification, refinancing, refunding, renewal, replacement or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed, replaced or extended except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal or extension, (b) other than with respect to Permitted Refinancing Indebtedness in respect of Indebtedness permitted pursuant to Section 6.01(e), such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the earlier of (x) the final maturity date of the Indebtedness so modified, refinanced, refunded, renewed or extended and (y) the date which is 91 days after the Term Loan A Maturity Date, (c) other than with respect to Permitted Refinancing Indebtedness in respect of Indebtedness permitted pursuant to Section 6.01(e), such modification, refinancing, refunding, renewal or extension has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed or extended, (d) to the extent such Indebtedness being modified, refinanced, refunded, renewed or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders (in the good faith determination of the Borrower) as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed or extended and (e) if the Indebtedness being modified, refinanced, refunded, renewed or extended is secured by Liens that are subject to the terms of the First Lien Intercreditor Agreement or the Second Lien Intercreditor Agreement, then any Liens securing the modified, refinanced, refunded, renewed or extended Indebtedness do not have a higher priority compared to the Liens securing the Obligations than the Liens securing the Indebtedness being modified, refinanced, refunded, renewed or extended.

“Permitted Secured Notes” means (i) Refinancing Debt Securities, (ii) Permitted Debt Securities issued or incurred pursuant to Section 6.01(r)(x)(2) and (iii) any Permitted Refinancing Indebtedness in respect of the Indebtedness described in the foregoing clauses (i) and (ii), in each case, that are secured by a Lien permitted by Section 6.02(v).

“Permitted Subsidiary Holding Company” means any newly formed Subsidiary organized under the laws of the United Kingdom, any member of the European Union as in effect on the Restatement Effective Date, the Cayman Islands or the U.K. Channel Islands (including Jersey) formed for purposes of acting as a direct or indirect holding company of Subsidiaries of the Borrower and that is a disregarded entity for United States federal income tax purposes so long as (i) 100% of the Equity Interests of such Subsidiary are owned directly by a U.S. Loan Party or other Permitted Subsidiary Holding Company, (ii) such Subsidiary is not engaged in any substantial activities other than holding the Equity Interests and/or Indebtedness of the Borrower and Subsidiaries of the Borrower and (iii) such entity becomes a party to the Guaranty (except during a Covenant Suspension Period) and the Pledge and Security Agreement (except during a Collateral Suspension Period) pursuant to a joinder agreement in form satisfactory to the Administrative Agent and otherwise satisfies the requirements of Section 5.09 applicable thereto.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which Parent or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledge and Security Agreement” means, collectively, the Amended and Restated Pledge and Security Agreement, dated as of the Restatement Effective Date and as amended and supplemented from time to time, executed by the Loan Parties, together with each other security agreement supplement executed and delivered pursuant to Section 5.09; provided that at all times during a Collateral Reinstatement Period, “Pledge and Security Agreement” shall be deemed to refer to any new substantially similar security agreement required to be delivered on the Collateral Reinstatement Date with respect to such Collateral Reinstatement Period pursuant to Section 5.11(b).

“Post-Acquisition Period” means, with respect to any Permitted Acquisition, the period beginning on the date such Permitted Acquisition is consummated and ending on the one-year anniversary of the date on which such Permitted Acquisition is consummated.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Pro Forma Adjustment” means, for any applicable period of measurement that includes all or any part of a fiscal quarter included in the Post-Acquisition Period, with respect to the Consolidated EBITDA of the applicable Acquired Entity or Business or the Consolidated EBITDA of Parent, the pro forma increase or decrease in such Consolidated EBITDA that is (i) consistent with Regulation S-X or (ii) projected by Parent in good faith as a result of (a) actions that have been taken during such Post-Acquisition Period for the purposes of realizing reasonably identifiable and factually supportable cost savings or cost synergies or (b) any additional costs incurred during such Post-Acquisition Period, in each case in connection with the combination of the operations of such Acquired Entity or Business with the operations of Parent and its Subsidiaries and, in each case, which are expected to have a continuing impact on the consolidated financial results of Parent, calculated assuming that such actions had been taken on, or such costs had been incurred since, the first day of such period; provided that any such pro forma increase or decrease to such Consolidated EBITDA shall be without duplication for cost savings or additional costs already included in such Consolidated EBITDA for such period of measurement.

“Pro Forma Basis” means with respect to compliance with any test or covenant hereunder, that (A) to the extent applicable, the Pro Forma Adjustment shall have been made and (B) all Specified Transactions and the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement in such test or covenant: (a) income statement items (whether positive or negative) attributable to the Property or Person subject to such Specified Transaction, (i) in the case of a Disposition of all or substantially all Equity Interests in any Subsidiary of Parent owned by Parent or any of its Subsidiaries or any division, product line, or facility used for operations of Parent or any of its Subsidiaries, shall be excluded, and (ii) in the case of a Permitted Acquisition or Investment described in the definition of “Specified Transaction”, shall be included, (b) any retirement of Indebtedness and (c) any Indebtedness incurred or assumed by Parent or any of the Subsidiaries in connection therewith and if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Equity Interests.

“Proposed Discounted Prepayment Amount” has the meaning provided in Section 2.10(c)(ii).

“Quotation Day” means, in respect of the determination of the Adjusted LIBO Rate for any Interest Period for a Eurocurrency Loan (a) in Sterling, the day that is the first Business Day of such Interest Period, (b) in Euro, the day that is two TARGET Days prior the first day of such Interest Period and (c) in Dollars, the day that is two Business Days prior to the first day of such Interest Period.

“Qualified Equity Interests” means Equity Interests of Parent other than Disqualified Equity Interests.

“Qualifying Lender” has the meaning provided in Section 2.10(c)(iv).

“Qualifying Loans” has the meaning provided in Section 2.10(c)(iv).

“Rating Agencies” means Moody’s and S&P or if Moody’s or S&P or both shall not make a corporate family or corporate credit rating on the Parent or Borrower publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Borrower and reasonably satisfactory to the Administrative Agent which shall be substituted for Moody’s or S&P or both, as the case may be.

“Receivables” means all accounts receivable (including, without limitation, all rights to payment created by or arising from sales of goods, leases of goods or the rendition of services rendered no matter how evidenced whether or not earned by performance).

“Receivables Entity” means a wholly owned Foreign Subsidiary of Parent which engages in no activities other than in connection with the financing of accounts receivable of the Receivables Sellers and which is designated (as provided below) as the “Receivables Entity” (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by Parent or any other Subsidiary of Parent (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness)) pursuant to Standard Securitization Undertakings, (ii) is recourse to or obligates Parent or any other Subsidiary of Parent in any way (other than pursuant to Standard Securitization Undertakings) or (iii) subjects any property or asset of Parent or any other Subsidiary of Parent, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings, (b) with which neither Parent nor any of its Subsidiaries has any contract, agreement, arrangement or understanding (other than pursuant to the Permitted Receivables Facility Documents (including with respect to fees payable in the ordinary course of business in connection with the servicing of accounts receivable and related assets)) on terms less favorable to Parent or such Subsidiary than those that might be obtained at the time from persons that are not Affiliates of Parent, and (c) to which neither Parent nor any other Subsidiary of Parent has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results. Any such designation shall be evidenced to the Administrative Agent by a certificate of a Responsible Officer of the Borrower certifying that, to the best of such officer’s knowledge and belief after consultation with counsel, such designation complied with the foregoing conditions.

“Receivables Sellers” means Foreign Subsidiaries (other than Receivables Entities) that are from time to time party to the Permitted Receivables Facility Documents.

“Refinanced Term Loans” has the meaning assigned to such term in Section 9.02.

“Refinancing Debt Securities” means any Permitted Debt Securities that are designated as “Refinancing Debt Securities” in a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent on or prior to the date such Permitted Debt Securities are issued.

“Refinancing Indebtedness” means (i) any Refinancing Term Loans and (ii) any Refinancing Debt Securities.

“Refinancing Term Loans” means Incremental Term Loans that are designated by a Responsible Officer of the Borrower as “Refinancing Term Loans” in a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent on or prior to the date of incurrence.

“Register” has the meaning set forth in Section 9.04.

“Regulation S-X” means Regulation S-X under the Securities Act of 1933, as amended.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person.

“Replacement Term Loans” has the meaning assigned to such term in Section 9.02.

“Required Lenders” means, at any time, Lenders having Credit Exposure and unused Commitments representing more than 50% of the sum of the total Credit Exposure and unused Commitments at such time.

“Required Revolving Lenders” means, at any time, Lenders having Revolving Exposures and unused Revolving Commitments representing more than 50% of the sum of the total Revolving Exposures and unused Revolving Commitments at such time.

“Responsible Officer” of any Person shall mean any executive officer or financial officer of such Person and any other officer or similar official thereof with responsibility for the administration of the obligations of such Person in respect of this Agreement.

“Restatement Agreement” means the Restatement Agreement, dated as of March 1, 2013, by and among the Credit Agreement Parties, the Administrative Agent and certain Lenders and other parties thereto.

“Restatement Effective Date” means the date on which each of the conditions set forth in Section 4.01 has been satisfied.

“Restricted Payments” means any dividend or other distribution (whether in cash, securities or other property (other than Qualified Equity Interests)) with respect to any Equity Interests in Parent or any Subsidiary, or any payment (whether in cash, securities or other property (other than Qualified Equity Interests)), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in Parent or any Subsidiary or any option, warrant or other right to acquire any such Equity Interests in Parent or any Subsidiary.

“Reversion Date” has the meaning set forth in the definition “Covenant Suspension Period”.

“Revolving Commitment” means a Global Revolving Commitment and/or a U.S. Revolving Commitment, as the context requires.

“Revolving Exposure” means the Global Revolving Exposure and/or the U.S. Revolving Exposure, as applicable.

“Revolving Credit Maturity Date” means March 1, 2018.

“Revolving Facilities” meant the Global Revolving Facility and the U.S. Revolving Facility collectively and “Revolving Facility” shall refer to either one of them as the context requires.

“Revolving Lender” means a Global Revolving Lender or a U.S. Revolving Lender.

“Revolving Loan” means a Global Revolving Loan or a U.S. Revolving Loan.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw- Hill Companies, Inc., and any successor thereto.

“SEC” means the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority succeeding to any of its principal functions.

“Second Lien Intercreditor Agreement” shall mean an Intercreditor Agreement, in form reasonably acceptable to the Administrative Agent, by and between the Administrative Agent and the collateral agent for one or more classes of Permitted Secured Notes that are intended to be secured by Liens ranking junior to the Liens securing the Obligations providing that, inter alia, (i) the Liens securing Obligations rank prior to the Liens securing the Permitted Secured Notes, (ii) all amounts received in connection with any enforcement action with respect to any Collateral or in connection with any United States or foreign bankruptcy, liquidation or insolvency proceeding shall first be applied to repay all Obligations (whether or not allowed in any such proceeding) prior to being applied to the obligations in respect of the Permitted Secured Notes and (iii) until the repayment of the Obligations in full and termination of commitments hereunder (subject to customary limitations with respect to contingent obligations and other customary qualifications) the Administrative Agent shall have the sole right to take enforcement actions with respect to the Collateral.

“Secured Hedge Agreement” means any Swap Agreement that is entered into by and between any Loan Party or any Subsidiary and any Hedge Bank.

“Secured Parties” means, collectively, the Administrative Agent, the Issuing Banks, the Lenders, the Hedge Banks, the Cash Management Banks and any Affiliate of a Lender to which Obligations are owed, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Article VIII.

“Senior Notes” means (i) $500 million principal amount of 5.875% senior notes due 2019, (ii) $500 million principal amount of 6.125% senior notes due 2021 and (iii) $800 million principal amount of 5.0% senior notes due 2023, in each case, issued by the Borrower and outstanding on the Restatement Effective Date.

“series” means, with respect to any Extended Term Loans, Incremental Term Loans or Replacement Term Loans, all such Term Loans that have the same maturity date, amortization and interest rate provisions and that are designated as part of such “series” pursuant to the applicable Additional Credit Extension Amendment.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they become absolute and matured and (d) such Person is not engaged in any business, as conducted on such date and as proposed to be conducted following such date, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Domestic Subsidiary” means (a) each wholly owned Domestic Subsidiary of the Parent that is a direct or indirect parent of the Borrower and (b) each wholly owned Domestic Subsidiary of the Borrower, in each case formed or acquired after the Effective Date other than (i) any Receivables Entity, (ii) any Domestic Subsidiary that is a subsidiary of a Foreign Subsidiary (other than any direct or indirect parent of the Borrower), (iii) any Domestic Subsidiary that has no material assets other than stock of one or more Foreign Subsidiaries (other than any direct or indirect parent of the Borrower) and (iv) any Domestic Subsidiary that on a consolidated basis with its Subsidiaries did not have consolidated revenues in excess of 1% of Parent’s consolidated revenues for the most recently ended four fiscal quarter period of Parent for which financial statements have been delivered pursuant to Section 5.01(a) or (b) and did not have consolidated total assets in excess of 1% of Consolidated Total Assets as of the most recently ended fiscal quarter of Parent for which financial statements have been delivered on or prior to the Effective Date or pursuant to Section 5.01(a) or (b); provided that upon any wholly owned Domestic Subsidiary ceasing to meet the requirements of both of clauses (ii) and (iii) and one or both of clauses (i) and (iv) of this definition, Parent shall be deemed to have acquired a Specified Domestic Subsidiary at such time and shall cause such Domestic Subsidiary to comply with the applicable provisions of Section 5.09.

“Specified Event of Default” means any Event of Default under clause (a), (b), (h) or (i) of Article VII.

“Specified Foreign Subsidiary” means (i) each Foreign Subsidiary of Parent that is a direct or indirect parent company of the Borrower, including, without limitation, as of the Restatement Effective Date, UK Holdco and Intermediate Holdco and (ii) each Permitted Subsidiary Holding Company.

“Specified Indebtedness” means (i) Permitted Debt Securities (other than Permitted Secured Notes subject to Liens subject to the First Lien Intercreditor Agreement), (ii) Indebtedness of the U.S. Loan Parties created in connection with a Permitted Domestic Reorganization and (iii) any Permitted Refinancing Indebtedness in respect of the Indebtedness described in the foregoing clauses (i) and (ii).

“Specified Transaction” means, with respect to any Test Period, any of the following events occurring after the first day of such Test Period and prior to the applicable date of determination: (i) any Investment by Parent or any Subsidiary (x) in any Person (including in connection with a Permitted Acquisition) other than a Person that was a wholly-owned Subsidiary on the first day of such period involving consideration paid by Parent or any Subsidiary in excess of $25,000,000 or (y) pursuant to Section 6.05(v), (ii) any Asset Sale or Casualty Event, (iii) any incurrence or repayment of Indebtedness (in each case, other than Revolving Loans, Swingline Loans and borrowings and repayments of Indebtedness in the ordinary course of business under revolving credit facilities except to the extent there is a reduction in the related Revolving Commitments or other revolving credit commitment) and (iv) any Restricted Payment (x) involving consideration paid by Parent or any Subsidiary in excess of $25,000,000 or (y) pursuant to Section 6.04(k).

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by Parent or any Subsidiary thereof in connection with the Permitted Receivables Facility which are reasonably customary in an accounts receivable financing transaction.

“Statutory Reserve Rate” means, with respect to any currency, a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve, liquid asset, fees or similar requirements (including any marginal, special, emergency or supplemental reserves or other requirements) established by any central bank, monetary authority, the Board, the Financial Services Authority, the European Central Bank or other Governmental Authority for any category of deposits or liabilities customarily used to fund loans in such currency, expressed in the case of each such requirement as a decimal. Such reserve percentages shall, in the case of Dollar denominated Loans, include those imposed pursuant to Regulation D of the Board. Eurocurrency Loans shall be deemed to be subject to such reserve, liquid asset or similar requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under any applicable law, rule or regulation, including Regulation D. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve, liquid asset or similar requirement.

“Sterling” or “£” refers to lawful money of the United Kingdom.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the ordinary voting power for the election of directors or other governing body are at the time beneficially owned, directly or indirectly, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of Parent (including, without limitation, the Borrower).

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Parent or the Subsidiaries shall be a Swap Agreement.

“Swap Obligation” means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swingline Exposure” means, at any time, the sum of the aggregate Global Swingline Exposures and the aggregate U.S. Swingline Exposures. The Swingline Exposure of any Lender at any time shall be the sum of its Global Swingline Exposure and its U.S. Swingline Exposure at such time.

“Swingline Lender” means JPMorgan Chase Bank, N.A., in its capacity as lender of Swingline Loans hereunder, or any successor swingline lender hereunder.

“Swingline Loans” means a Global Swingline Loan or a U.S. Swingline Loan.

“Swingline Loan Sublimit” means $100,000,000.

“Syndication Agents” means, collectively, JPMorgan Chase Bank, N.A., in its capacity as syndication agent for the Term A Loan Facility and Bank of America, N.A., in its capacity as syndication agent for the Revolving Facility.

“TARGET Day” means any day on which (i) TARGET2 is open for settlement of payments in Euro and (ii) banks are open for dealings in deposits in Euro in the London interbank market.

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007.

“Taxes” means any and all present or future taxes, levies, imposts, duties, assessments or withholdings and similar charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan A Facility” means the Tranche A Term Commitments and the Tranche A Term Loans.

“Term Loan A Maturity Date” means March 1, 2018.

“Term Loans” means the Tranche A Term Loans, the Incremental Term Loans of each series and the Extended Term Loans of each series, collectively.

“Test Period” means the period of four fiscal quarters of Parent ending on a specified date.

“Transactions” means the execution, delivery and performance by the Loan Parties of this Agreement and the other Loan Documents, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Tranche A Term Commitment” means, as to each Tranche A Term Lender, its obligation to make a Tranche A Term Loan on the Restatement Effective Date pursuant to Section 2.01(a)(i) in an aggregate amount not to exceed the amount set forth opposite such Tranche A Term Lender’s name on Schedule 2.01 to this Agreement under the caption “Tranche A Term Commitment” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The initial aggregate amount of the Tranche A Term Commitments on the Restatement Effective Date is $575,000,000.

“Tranche A Term Lender” means, at any time, any Lender that has a Tranche A Term Commitment or a Tranche A Term Loan at such time.

“Tranche A Term Loan” means an advance made by a Tranche A Term Lender to the Borrower under the Tranche A Term Commitments.

“Treaty on European Union” means the Treaty of Rome of March 25, 1957, as amended by the Single European Act 1986 and the Maastricht Treaty (signed February 7, 1992), as amended from time to time.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate, the Alternate Base Rate, the Canadian Prime Rate or the CDOR Rate.

“UK Holdco” has the meaning set forth in the preamble to this Agreement.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York.

“U.S. Guarantor” means each Domestic Subsidiary that from time to time is party to the Guaranty, pursuant to Section 5.09 or otherwise.

“U.S. IP Loan Party” means any U.S. Guarantor whose primary purpose is to hold intellectual property of Parent and the Subsidiaries (either through being the registered owner of such intellectual property or through licensing arrangements or otherwise) and that is designated by a Responsible Officer of the Borrower as a “U.S. IP Loan Party.”

“U.S. LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding U.S. Letters of Credit at such time, plus (b) the aggregate amount of all LC Disbursements with respect to U.S. Letters of Credit not yet been reimbursed by or on behalf of the Borrower at such time. The U.S. LC Exposure of any U.S. Revolving Lender at any time shall be its Applicable Percentage of the aggregate U.S. LC Exposure at such time.

“U.S. Letter of Credit” means any Letter of Credit issued pursuant to the U.S. Revolving Facility.

“U.S. Loan Parties” means the Borrower and the U.S. Guarantors.

“U.S. Revolving Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make U.S. Revolving Loans and to acquire participations in U.S. Letters of Credit and U.S. Swingline

Loans, expressed as an amount representing the maximum possible aggregate amount of such Lender’s U.S. Revolving Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) increased from time to time pursuant to Section 2.19. The initial amount of each Lender’s U.S. Revolving Commitment on the Restatement Effective Date is set forth on Schedule 2.01 of this Agreement, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its U.S. Revolving Commitment, as the case may be. The initial aggregate amount of the Lenders’ U.S. Revolving Commitments on the Restatement Effective Date is $870,000,000.

“U.S. Revolving Exposure” means, at any time, the sum of (a) the aggregate principal amount of the U.S. Revolving Loans outstanding at such time, (b) the U.S. LC Exposure at such time and (c) except for purposes of Section 2.11(a)(ii), the U.S. Swingline Exposure at such time. The U.S. Revolving Exposure of any Lender at any time shall be its Applicable Percentage of the U.S. Revolving Exposure at such time.

“U.S. Revolving Facility” means the U.S. Revolving Commitments and the extension of credit made hereunder by the U.S. Revolving Lenders.

“U.S. Revolving Lender” means a Lender with a U.S. Revolving Commitment or, if the U.S. Revolving Commitments have terminated or expired, a Lender with U.S. Revolving Exposure.

“U.S. Revolving Loan” means a Loan made pursuant to Section 2.01(b)(ii).

“U.S. Swingline Exposure” means, at any time, the aggregate principal amount of all U.S. Swingline Loans outstanding at such time. The U.S. Swingline Exposure of any U.S. Revolving Lender at any time shall be its Applicable Percentage of the total U.S. Swingline Exposure at such time.

“U.S. Swingline Loan” means a Loan made pursuant to Section 2.04(a)(ii).

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding aggregate principal amount of such Indebtedness into (b) the sum of the total of the products obtained by multiplying (i) the amount of each then remaining scheduled installment, sinking fund, serial maturity or other required payment of principal including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“wholly owned” means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (x) director’s qualifying shares and (y) shares issued to foreign nationals to the extent required by applicable Law) are owned by such Person and/or by one or more wholly owned Subsidiaries of such Person.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurocurrency Loan”) or by Class and Type (e.g., a “Eurocurrency Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurocurrency Borrowing”) or by Class and Type (e.g., a “Eurocurrency Revolving Borrowing”).

SECTION 1.03. Terms Generally.

(a) Unless separate definitions are provided for the singular and plural forms of a specified term, the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented, refinanced, restated, replaced or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles, Sections, Exhibits and Schedules of this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) Luxembourg Terms. In this Agreement, a reference to:

(i) a “liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrator receiver, administrator or similar officer” includes any:

(A) juge-commissaire and/or insolvency receiver (curateur) appointed under the Luxembourg Commercial Code;

(B) liquidateur appointed under Articles 141 to 151 of the Luxembourg Act dated 10 August 1915;

(C) juge-commissaire and/or liquidateur appointed under Article 203 of the Luxembourg Act dated 10 August 1915 on commercial companies;

(D) commissaire appointed under the Grand-Ducal Decree dated 24 May 1935 or under Articles 593 to 614 of the Luxembourg Commercial Code; and

(E) juge délégué appointed under the Luxembourg Act dated 14 April 1886;

(ii) a “winding-up, administration or dissolution” includes, without limitation, bankruptcy (faillite), liquidation, composition with creditors (concordat préventif de faillite), moratorium or reprieve from payment (sursis de paiement) and controlled management (gestion contrôlée); and

(iii) a person being “unable to pay its debts” includes that person being in a state of cessation of payments (cessation de paiements).

SECTION 1.04. Accounting Terms; GAAP.

(a) Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Effective Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. In addition, notwithstanding any other provision contained herein, (i) the definitions set forth in the Loan Documents and any financial calculations required by the Loan Documents shall be computed to exclude any change to lease accounting rules from those in effect pursuant to Financial Accounting Standards Board Accounting Standards Codification 840 (Leases) and other related lease accounting guidance as in effect on the Effective Date and (ii) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Parent, the Borrower or any Subsidiary at “fair value”, as defined therein.

(b) Notwithstanding anything to the contrary herein, for purposes of determining compliance with any test or covenant or the compliance with or availability of any basket contained in this Agreement with respect to any Test Period, the Consolidated Leverage Ratio and Consolidated Senior Leverage Ratio shall be calculated with respect to such period on a Pro Forma Basis.

SECTION 1.05. Payments on Business Days. When the payment of any Obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day and such extension of time shall be reflected in computing interest or fees, as the case may be; provided that, with respect to any payment of interest on or principal of Eurocurrency Loans, if such extension would cause any such payment to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.

SECTION 1.06. Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

SECTION 1.07. No Novation. This Agreement shall not constitute a novation of any loan or accrued interest or fee or other Obligation outstanding under the Original Credit Agreement all of which shall remain outstanding under this Agreement until paid in accordance with the terms hereof.

SECTION 1.08. Currency Translation; Change of Currency. (a) The Administrative Agent shall determine the Dollar Equivalent of any Alternative Currency Letter of Credit as of each date (with such date to be reasonably determined by the Administrative Agent) that is on or about the date of each request for the issuance, amendment, renewal or extension of such Alternative Currency Letter of Credit, using the Exchange Rate for the applicable currency in relation to Dollars in effect on the date of determination, and each such amount shall be the Dollar Equivalent of such Letter of Credit until the next required calculation thereof pursuant to this Section 1.08(a)).

(b) The Administrative Agent shall determine the Dollar Equivalent of any Borrowing denominated in any Alternative Currency as of each date (with such date to be reasonably determined by the Administrative Agent) that is on or about the date of a Borrowing Request or Interest Election Request with respect to such Borrowing, in each case using the Exchange Rate for the applicable currency in relation to Dollars in effect on the date of determination, and each such amount shall be the Dollar Equivalent of such Borrowing until the next required calculation thereof pursuant to this Section 1.08(b).

(c) The Dollar Equivalent of any LC Disbursement made by any Issuing Bank in any Alternative Currency and not reimbursed by the Borrower shall be determined as set forth in paragraph (e) of Section 2.05. In addition, the Dollar Equivalent of the Global LC Exposure shall be determined as set forth in paragraph (j) of Section 2.05, at the time and in the circumstances specified therein.

(d) The Administrative Agent shall notify the Borrower, the applicable Lenders and the applicable Issuing Bank of each calculation of the Dollar Equivalent of each Global Letter of Credit, Borrowing and L/C Disbursement with respect to Alternative Currency Letters of Credit.

(e) Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognized by the central bank of Canada as the lawful currency of that country, then:

(i) any reference in the Loan Documents to, and any obligations arising under the Loan Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Administrative Agent; and

(ii) any translation from one currency or currency unit to another shall be at the official rate of exchange recognized by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Administrative Agent.

(f) If a change in any currency of a country occurs as contemplated by the foregoing clause (e), this Agreement will, to the extent the Administrative Agent reasonably determines necessary, be amended in a manner reasonably acceptable to the Borrower (and without the consent of any other Person) to comply with any generally accepted conventions and market practice in the relevant interbank market and otherwise to reflect the change in currency.

ARTICLE II

The Credits

SECTION 2.01. Commitments.

(a) The Term Borrowings. Subject to the terms and conditions set forth herein, each Tranche A Term Lender hereby agrees to make a Tranche A Term Loan to the Borrower on the Restatement Effective Date in Dollars in an amount equal to such Tranche A Term Lender’s Tranche A Term Commitment. Tranche A Term Loans repaid or prepaid may not be reborrowed.

(b) The Revolving Credit Borrowings. Subject to the terms and conditions set forth herein, (i) each Global Revolving Lender agrees to make Global Revolving Loans to the Borrower from time to time during the Availability Period in Dollars or in any Alternative Currency in an aggregate principal amount that will not result in such Lender’s Global Revolving Exposure exceeding such Lender’s Global Revolving Commitment and (ii) each U.S. Revolving Lender agrees to make U.S. Revolving Loans to the Borrower from time to time during the Availability Period in Dollars in an aggregate principal amount that will not result in such Lender’s U.S. Revolving Exposure exceeding such Lender’s U.S. Revolving Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.

SECTION 2.02. Loans and Borrowings.

(a) Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required. Any Swingline Loan shall be made in accordance with the procedures set forth in Section 2.04.

(b) Subject to Sections 2.13 and 2.23, (i) each Revolving Borrowing denominated in Sterling or Euros shall be comprised entirely of Eurocurrency Loans, (ii) each Revolving Borrowing denominated in Dollars shall be comprised entirely of ABR Loans or Eurocurrency Loans as the Borrower may request in accordance herewith and (iii) each Revolving Borrowing that is denominated in Canadian Dollars shall be comprised entirely of Canadian Prime Rate Loans or, pursuant to Section 2.23, BA Drawings as the Borrower may request in accordance herewith. Each Swingline Loan shall be an ABR Loan. Each Lender at its option may make any Eurocurrency Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Eurocurrency Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum. At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum; provided that (i) an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the aggregate Global Revolving Commitments or aggregate U.S. Revolving Commitments, as applicable, and (ii) a Global Swingline Loan or U.S. Swingline Loan may be in an aggregate amount that is equal to the entire unused balance of the aggregate Global Revolving Commitments or U.S. Revolving Commitments, as applicable, or that is required to finance the reimbursement of an LC Disbursement with respect to Global Letters of Credit or U.S. Letters of Credit, as applicable, as contemplated by Section 2.05(e). Each Swingline Loan shall be in an amount that is an integral multiple of $100,000 and not less than $500,000. At the time that each Canadian Prime

Rate Loan Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum. At the commencement of each Contract Period for any BA Drawing of Global Revolving Loans denominated in Canadian Dollars, such Borrowing shall be in an aggregate face amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of (x) twenty (20) Eurocurrency Borrowings outstanding and (y) two (2) BA Drawings outstanding.

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested (i) with respect to a Revolving Borrowing would end after the Revolving Credit Maturity Date or (ii) with respect to a Tranche A Term Loan would end after the Term Loan A Maturity Date.

SECTION 2.03. Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent, of such request either in writing (delivered by hand, facsimile, or via a pdf or similar file attached to an email, substantially in the form attached hereto as Exhibit B-1 and signed by the Borrower (a) with respect to U.S. Revolving Loans or Global Revolving Loans denominated in Dollars, (i) in the case of a Eurocurrency Borrowing, not later than noon, Local Time, three (3) Business Days before the date of the proposed Borrowing, or (ii) in the case of an ABR Borrowing, not later than noon, Local Time, on the date of the proposed Borrowing; (b) with respect to Global Revolving Loans denominated in Canadian Dollars, (i) in the case of a BA Drawing, not later than 3:00 p.m., Local Time, three (3) Business Days before the date of the proposed Borrowing, and (ii) in the case of a Canadian Prime Rate Borrowing, not later than 10:00 a.m., Local Time, one Business Day before the date of the proposed Borrowing and (c) with respect to Global Revolving Loans denominated in Sterling or Euro, not later than 11:00 a.m., Local Time, three (3) Business Days before the date of the proposed Borrowing. Each Borrowing Request shall be irrevocable and, in the case of a telephonic Borrowing Request, shall be confirmed promptly by hand delivery or telecopy or transmission by electronic communication in accordance with Section 9.01(b) to the Administrative Agent of a written Borrowing Request in a form attached hereto as Exhibit B-1 and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the currency and aggregate amount of the requested Borrowing and the Class of Loans being borrowed;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) the Facility under which such Borrowing will be made;

(iv) whether such Borrowing is to be an ABR Borrowing, a Canadian Prime Rate Borrowing, a BA Drawing or a Eurocurrency Borrowing;

(v) in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(vi) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06;

(vii) in the case of a BA Drawing, the initial Contract Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Contract Period.”

If no currency is specified with respect to any Eurocurrency Revolving Borrowing, then the Borrower shall be deemed to have selected Dollars. If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be (i) in the case of a Borrowing denominated in Dollars, an ABR Borrowing, (ii) in the case of a Borrowing denominated in Canadian Dollars, a Canadian Prime Rate Borrowing, and (iii) in the case of a Borrowing denominated in an Alternative Currency (other than Canadian Dollars), a Eurocurrency Borrowing. If no Interest Period is specified with respect to any requested Eurocurrency Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. If no Contract Period is specified with respect to a BA Drawing, then the Borrower shall be deemed to have selected a Contract Period of 30 days. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each applicable Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04. Swingline Loans.

(a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make (i) Global Swingline Loans to the Borrower from time to time during the Availability Period in Dollars, in an aggregate principal amount at any time outstanding that will not result in (x) the aggregate principal amount of outstanding Swingline Loans exceeding the Swingline Loan Sublimit or (y) the aggregate principal amount of the total Global Revolving Exposures exceeding the total Global Revolving Commitments and (ii) U.S. Swingline Loans to the Borrower from time to time during the Availability Period in Dollars, in an aggregate principal amount at any time outstanding that will not result in (x) the aggregate principal amount of outstanding Swingline Loans exceeding the Swingline Loan Sublimit or (y) the aggregate principal amount of the total U.S. Revolving Exposures exceeding the total U.S. Revolving Commitments; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.

(b) To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by telephone (confirmed by telecopy or transmission by electronic communication), not later than 12:00 noon, New York City time, on the day of a proposed Swingline Loan. Each such notice shall be in the form attached hereto as Exhibit B-5 and shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any notice of a request for a Swingline Loan Borrowing received from the Borrower. The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to the general deposit account of the Borrower with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e), by remittance to the relevant Issuing Bank or, to the extent that the Applicable Participants have made payments pursuant to Section 2.05(e) to reimburse the applicable Issuing Bank, to such Applicable Participants and such Issuing Bank as their interests may appear) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.

(c) The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., New York City time, on any Business Day require the Applicable Participants to acquire participations on such Business Day in all or a portion of the Global Swingline Loans outstanding or U.S. Swingline Loans outstanding, as applicable. Each such notice shall specify the aggregate amount of Swingline Loans in which the Applicable Participants will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Applicable Participant, specifying in such notice such Applicable Participant’s Applicable Percentage of such Swingline Loan or Swingline Loans. Each Applicable Participant hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Applicable Participant’s Applicable Percentage of such Swingline Loan or Swingline Loans. Each Applicable Participant acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Applicable Participant shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Applicable Participant (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Applicable Participants), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Applicable Participants. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Applicable Participants that shall have made their payments pursuant to this paragraph and to the

Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

SECTION 2.05. Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of (i) Global Letters of Credit denominated in Dollars or Alternative Currencies or (ii) U.S. Letters of Credit denominated in Dollars, in each case for its own account (provided that any Letter of Credit may be provided on behalf of Parent or any Subsidiary of Parent), in a form reasonably acceptable to the Administrative Agent and the relevant Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, an Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the relevant Issuing Bank) to the relevant Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice in the form attached hereto as Exhibit B-3 requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the currency in which such Letter of Credit is to be denominated (and if such Letter of Credit is denominated in U.S. Dollars, whether it is a Global Letter of Credit or a U.S. Letter of Credit), the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. The relevant Issuing Bank shall promptly notify the Administrative Agent of, and the Administrative Agent shall in turn promptly furnish to the Lenders notice of, any such issuance. If requested by the relevant Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit; provided that such letter of credit application shall not contain terms inconsistent with the terms of this Agreement and shall not impose any additional obligations, liabilities or Liens on any Loan Party during the term of this Agreement. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed the LC Exposure Sublimit and (ii) subject to Section 2.04, (x) in the case of a Global Letter of Credit the aggregate principal amount of the total Global Revolving Exposures shall not exceed the total Global Revolving Commitments and (y) in the case of a U.S. Letter of Credit the aggregate principal amount of the total U.S. Revolving Exposures shall not exceed the total U.S. Revolving Commitments, as applicable.

(c) Expiration Date. Each Letter of Credit shall, unless otherwise agreed by the relevant Issuing Bank, expire at or prior to the close of business on the earlier of (i) the date that is one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five (5) Business Days prior to the Revolving Credit Maturity Date, or, in each case, such later date as the Issuing Bank may agree to the extent such Letters of Credit are cash collateralized or backstopped in a manner reasonably acceptable to the Issuing Bank; provided that in the event that an Issuing Bank consents to an expiration date for any Letter of Credit that is following the Revolving Credit Maturity Date, the Applicable Participants shall cease to have risk participations therein on the Revolving Credit Maturity Date.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the relevant Issuing Bank or the Revolving Lenders, such Issuing Bank hereby grants to each Applicable Participant, and each Applicable Participant hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Applicable Participant’s Applicable Percentage of the aggregate amount from time to time available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Applicable Participant hereby absolutely and unconditionally agrees to pay to the Administrative Agent in Dollars (in the case of an LC Disbursement in an Alternative Currency, based on the Dollar Equivalent amount thereof at the time of drawing), for the account of the relevant Issuing Bank, such Applicable Participant’s Applicable Percentage of each LC Disbursement made by such Issuing Bank to the extent not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Applicable Participant acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement, in Dollars using the Exchange Rate for the applicable Alternative Currency in relation to Dollars in effect on the date of determination (or such other applicable currency as the Borrower and the applicable Issuing Bank may agree), on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 10:00 a.m., Local Time, on the day of receipt or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that unless the Borrower elects otherwise, the Borrower shall be deemed, subject to the conditions to borrowing set forth herein, to have requested in accordance with Section 2.03 or 2.05 that such payment be financed with an ABR Revolving Borrowing or, if such amount is less than the Borrowing Multiple, a Swingline Loan under the Revolving Facility under which such Letters of Credit was issued in the Dollar Equivalent amount of such LC Disbursement and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan. If the Borrower fails to make such payment when due (or if any such reimbursement payment is required to be refunded to the Borrower for any reason), then (A) if such payment relates to an Alternative Currency Letter of Credit, automatically and with no further action required, the Borrower’s or such other Person’s obligation to reimburse the applicable LC Disbursement shall be permanently converted into an obligation to reimburse the Dollar Equivalent, calculated using the Exchange Rate on the date when such payment was due, of such LC Disbursement and (B) in the case of each LC Disbursement, the Administrative Agent shall notify the applicable Issuing Bank and each Applicable Participant of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Applicable Participant’s Applicable Percentage thereof. Promptly following receipt of such notice, each Applicable Participant shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower in Dollars using the Exchange Rate for the applicable Alternative Currency in relation to Dollars in effect on the date of determination, in the same manner as provided in Section 2.06 with respect to Loans made by such Applicable Participant (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Applicable Participants), and the Administrative Agent shall promptly pay to the relevant Issuing Bank the amounts so received by it from the Applicable Participants. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the relevant Issuing Bank or, to the extent that the Applicable Participants have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Applicable Participants and such Issuing Bank as their interests may appear. Any payment made by an Applicable Participant pursuant to this paragraph to reimburse an Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the relevant Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Revolving Lenders nor the Issuing Banks, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the relevant Issuing Bank; provided that the foregoing shall not be construed to excuse the relevant Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the relevant Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of bad faith, gross negligence or willful misconduct on the part of the relevant Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the relevant Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The relevant Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The relevant Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy or transmission by electronic communication in accordance with Section 9.01(b)) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the relevant Issuing Bank and the Applicable Participants with respect to any such LC Disbursement (other than with respect to the timing of such reimbursement obligation set forth in clause (e) of this Section).

(h) Interim Interest. If an Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.12(d) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the relevant Issuing Bank, except that interest accrued on and after the date of payment by any Applicable Participant pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Applicable Participant to the extent of such payment.

(i) Replacement or Addition of Issuing Bank. Any Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent and the successor Issuing Bank. The Administrative Agent shall notify the Revolving Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.11(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit. A Lender may become an additional Issuing Bank hereunder at any time by written agreement among the Borrower, the Administrative Agent and such Lender. The Administrative Agent shall notify the Revolving Lenders of any such additional Issuing Bank.

(j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, (x) Global Revolving Lenders with Global LC Exposure representing greater than 50% of the Global LC Exposure or (y) U.S. Revolving Lenders with U.S. LC Exposure representing greater than 50% of the U.S. LC Exposure, as applicable) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Applicable Participants, an amount in cash and in the relevant currencies equal to the Global LC Exposure and/or U.S. LC Exposure, as applicable, as of such date plus any accrued and unpaid interest thereon, provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower or Parent described in paragraph (h) or (i) of Article VII. The Borrower also shall deposit cash collateral pursuant to this paragraph as and to the extent required by Section 2.22(a)(iii). Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Monies in such account shall be applied by the Administrative Agent to reimburse the relevant Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the Global LC Exposure and U.S. LC Exposure, as applicable, at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of (x) Global Revolving Lenders with Global LC Exposure representing greater than 50% of the Global LC Exposure or (y) U.S. Revolving Lenders with U.S. LC Exposure representing greater than 50% of the U.S. LC Exposure, as applicable), be applied to satisfy other obligations of the Borrower under the Loan Documents. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default or pursuant to Section 2.10(a), such amount plus any accrued interest or realized profits with respect to such amounts (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived or such collateral is no longer required pursuant to 2.11(a), as applicable.

(k) Rollover of Existing Letters of Credit and Other Letters of Credit. Each of the Existing Letters of Credit outstanding under the Original Credit Agreement on the Restatement Effective Date shall remain outstanding as (i) in the case of Letters of Credit denominated in Dollars, U.S. Letters of Credit and (ii) in the case of Letters of Credit denominated in any other currency, Global Letters of Credit under this Agreement until otherwise returned or expired. Any letter of credit that was issued by an Issuing Bank and is not a Letter of Credit will be deemed to be a Letter of Credit issued under this Agreement on the date that the Borrower, the Issuing Bank with respect to such letter of credit and the Administrative Agent sign an instrument identifying such letter of credit as a Letter of Credit under this Agreement; provided that such instrument may only be executed if such letter of credit would be permitted to be issued under this Agreement as a Letter of Credit on such date.

SECTION 2.06. Funding of Borrowings.

(a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by (x) in the case of Loans denominated in Dollars, 2:00 p.m., New York City time and (y) in the case of Loans denominated in Alternative Currencies, 12:00 noon, Local Time, in the city of the Administrative Agent’s applicable payment office for such Alternative Currency, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders in an amount equal to such Lender’s Loan to be made on such date; provided that Swingline Loans shall be made as provided in Section 2.04. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account designated by the Borrower in the applicable Borrowing Request (i) in the case of Loans denominated in Dollars, in New York City, (ii) in the case of Loans denominated in Euro or Sterling, in London and (iii) in the case of Loans denominated in Canadian Dollars, in Toronto, Canada, and in each case designated by the Borrower in the applicable Borrowing Request, provided that (x) Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank or, to the extent that Applicable Participants have made payments pursuant to Section 2.05(e) to reimburse such Issuing Bank, then to such Applicable Participants and the applicable Issuing Bank as their interests may appear and (y) proceeds of Tranche A Term Loans made pursuant to the Tranche A Term Commitments shall be made available to the Borrower on the Restatement Effective Date.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, (x) if such Borrowing is denominated in Dollars, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, and (y) if such Borrowing is denominated in an Alternative Currency, the rate reasonably determined by the Administrative Agent to be the cost to it of funding such amount, or (ii) in the case of the Borrower, the interest rate applicable to (i) in the case of Loans denominated in Dollars, ABR Loans and (ii) in the case of Loans denominated in Alternative Currencies, such Loan. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.07. Interest Elections.

(a) Subject to Section 2.02(b), each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, (i) in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in such Borrowing Request and (ii) in the case of BA Drawings, shall have an initial Contract Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type, to convert BA Drawings to Canadian Prime Rate Loans, to convert Canadian Prime Rate Loans into BA Drawings, or to continue such Borrowing and, in the case of a Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section; provided that the Borrower may not elect to convert any Borrowing denominated in an Alternative Currency to an ABR Borrowing and may not change the currency in which any Borrowing is denominated. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Loans, which may not be converted or continued.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election, subject to paragraph (f) below in the case of BA Drawings. Each such telephonic Interest Election Request shall be confirmed promptly by hand delivery or telecopy or transmission by electronic communication in accordance with Section 9.01(b) to the Administrative Agent of a written Interest Election Request in a form attached hereto as Exhibit B-2 or such other form approved by the Administrative Agent and signed by the Borrower. Notwithstanding any contrary provision herein, this Section shall not be construed to permit the Borrower to (i) elect an Interest Period for Eurocurrency Loans that does not comply with Section 2.02(d) or a Contract Period for a BA Borrowing that does not comply with Section 2.02(d) or (ii) convert any Borrowing to a Borrowing of a Type not available under the Class of Commitments pursuant to which such Borrowing was made.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Facility and the Borrowing to which such Interest Election Request applies, the relevant currency, and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing, a Eurocurrency Borrowing, a Canadian Prime Rate Borrowing or a BA Drawing;

(iv) if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which Interest Period shall be a period contemplated by the definition of the term “Interest Period”; and

(v) if the resulting Borrowing is a BA Drawing, the Contract Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of “Contract Period.”

If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. If any such Interest Election Request requests a BA Drawing but does not specify a Contract Period, the Borrower shall be deemed to have selected a Contract Period of 30 days.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each applicable Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period, such Borrowing shall be converted to an ABR Borrowing (unless such Borrowing is denominated in an Alternative Currency, in which case the Borrower shall be deemed to have selected an Interest Period of one month for such Borrowing). Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Revolving Borrowing denominated in an Alternative Currency (other than Canadian Dollars) may be continued for an Interest Period of more than one month’s duration, (ii) no outstanding Borrowing denominated in Dollars may be converted to or continued as a Eurocurrency Borrowing, (iii) no outstanding Loans denominated in Canadian Dollars may be converted to or continued as BA Drawings and (iv) unless repaid, (A) each Eurocurrency Borrowing denominated in Dollars shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto, (B) each BA Drawing shall be converted to, or repaid with the proceeds of, a Canadian Prime Rate Borrowing at the end of the Contract Period applicable thereto, and (C) each Eurocurrency Borrowing denominated in Euro or Sterling shall be converted at the end of the Interest Period applicable thereto to a Eurocurrency Borrowing with an Interest Period of one month (or such shorter period as may be determined by the Administrative Agent in its discretion).

(f) At or before 12:00 noon (Local Time) three Business Days before the last day of the Contract Period of any BA Drawing, the Borrower shall give to the Administrative Agent its written Interest Election Request in respect of such BA Drawing which shall specify either that the Borrower intends to repay the maturing B/As on such date or to continue to issue B/As on such date to provide for the payment of the maturing B/As. If the Borrower fails to deliver such timely notice with respect to a BA Drawing prior to the end of the Contract Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Contract Period such Borrowing shall be converted to Canadian Prime Rate Loans. Upon the conversion to or continuation of any Borrowing or portion thereof as a BA Drawing, the Discount Proceeds that would otherwise be payable to the Borrower by each Global Revolving Lender pursuant to Section 2.23(d) in respect of such new BA Drawing shall be applied against the principal amount of such Borrowing (in the case of a conversion) or the reimbursement obligation owed to such Lender in respect of such maturing B/As (in the case of a continuation) (collectively, the “maturing amounts”) and the Borrower shall pay to such Global Revolving Lender an amount equal to the excess of the maturing amounts over such Discount Proceeds.

SECTION 2.08. Termination and Reduction of Commitments.

(a) The Tranche A Term Commitment shall terminate on the Restatement Effective Date upon the borrowing of the Tranche A Term Loans. Unless previously terminated, all Revolving Commitments shall terminate on the Revolving Credit Maturity Date. The Extended Revolving Commitments shall terminate on the respective maturity dates applicable thereto.

(b) The Borrower may at any time terminate, or from time to time reduce, the Revolving Commitments of any Class; provided that (i) each reduction of the Revolving Commitments of any Class shall be in an amount that is an integral multiple of $1,000,000 and not less than $10,000,000 (or, if less, the remaining amount of such Commitments), and (ii) the Borrower shall not terminate or reduce either Class of the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans of such Class in accordance with Section 2.10, the aggregate Revolving Exposures of such Class (excluding, in the case of any termination of the Global Revolving Commitments or U.S. Revolving Commitments, the portion of the Global Revolving Exposures or U.S. Revolving Exposures attributable to outstanding Global Letters of Credit or U.S. Letters of Credit, applicable, if and to the extent that the Borrower has made arrangements satisfactory to the Administrative Agent and the applicable Issuing Bank with respect to such Global Letters of Credit or U.S. Letters of Credit, applicable, and such Issuing Bank has released the Applicable Participants from their participation obligations with respect to such Global Letters of Credit or U.S. Letters of Credit, applicable) would exceed the aggregate Revolving Commitments of such Class.

(c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Revolving Commitments under paragraph (b) of this Section at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or instruments of Indebtedness, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Revolving Commitments of any Class shall be permanent. Each reduction of the Revolving Commitments of any Class shall, except as provided in Section 2.20, be made ratably among the Lenders in accordance with their respective Revolving Commitments of such Class.

SECTION 2.09. Repayment of Loans and B/As; Evidence of Debt.

(a) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender, the then unpaid principal amount of each Revolving Loan made to the Borrower on the Revolving Credit Maturity Date in the currency in which such Loan is denominated and to the Swingline Lender the then unpaid principal amount of each Swingline Loan in Dollars on the earlier of the Revolving Credit Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least three (3) Business Days after such Swingline Loan is made; provided that on each date that a Revolving Loan is made, the Borrower shall repay all Swingline Loans then outstanding.

(b) (i) The Borrower promises to repay in Dollars the Tranche A Term Loans at the dates following the Restatement Effective Date and in the amounts set forth below:

Date	Amount
6/30/13	$3,593,750.00
9/30/13	$3,593,750.00
12/31/13	$3,593,750.00
3/31/14	$3,593,750.00
6/30/14	$7,187,500.00
9/30/14	$7,187,500.00
12/31/14	$7,187,500.00
3/31/15	$7,187,500.00
6/30/15	$10,781,250.00
9/30/15	$10,781,250.00
12/31/15	$10,781,250.00
3/31/16	$10,781,250.00
6/30/16	$14,375,000.00
9/30/16	$14,375,000.00

Date	Amount
12/31/16	$14,375,000.00
3/31/17	$14,375,000.00
6/30/17	$14,375,000.00
9/30/17	$14,375,000.00
Term Loan A Maturity Date	$402,500,000.00

provided, however, that the Borrower shall repay the entire unpaid principal amount of the Tranche A Term Loans on the Term Loan A Maturity Date.

(ii) On the Restatement Effective Date the Original Revolving Commitments shall terminate and the Borrower shall prepay all Original Tranche A Term Loans (which Original Tranche A Term Loans shall be prepaid with the proceeds of the Tranche A Term Loans made on the Restatement Effective Date), all Original Tranche B Term Loans and all Original Revolving Loans outstanding under the Original Credit Agreement immediately prior to the Restatement Effective Date on the Restatement Effective Date together with all accrued and unpaid interest and fees (if any) thereon and on the Existing Letters of Credit.

(iii) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount and currency of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount and currency of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (c) or (d) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein absent manifest error; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans made by it be evidenced by promissory notes. In such event, the Borrower shall prepare, execute and deliver to such Lender promissory notes payable to such Lender and its registered assigns and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory notes and interest thereon shall at all times (including after assignment pursuant to Section 9.04 of this Agreement) be represented by one or more promissory notes in such form payable to the payee named therein and its registered assigns.

SECTION 2.10. Prepayment of Loans and B/As.

(a) Optional Prepayments. (i) The Borrower shall have the right at any time and from time to time to prepay any Borrowing of any Class in whole or in part, without premium or penalty, subject to prior notice in accordance with paragraph (a)(ii) of this Section except that the Borrower shall not prepay any BA Drawings except on the last day of the Contract Period applicable thereto (subject to any mandatory prepayment requirements hereunder); provided, however, that no prepayment of any Extended Term Loans of any series shall be permitted pursuant to this Section 2.10(a) so long as any Term Loans of any Existing Term Loan Class from which such Extended Term Loans were converted remain outstanding unless such prepayment is accompanied by a pro rata (or greater proportionate) prepayment of Term Loans of such Existing Term Loan Class.

(ii) The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by telecopy or transmission by electronic communication in accordance with Section 9.01(b)) of any prepayment hereunder (x) in the case of prepayment of a Eurocurrency Borrowing, not later than 11:00 a.m., New York City time, three (3) Business Days before the date of prepayment

(or, in the case of a Eurocurrency Borrowing denominated in an Alternative Currency, not later than 11:00 a.m., Local Time, four (4) Business Days before the date of prepayment), (y) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the date of prepayment or (z) in the case of prepayment of a Swingline Loan, not later than 12:00 noon, New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the Class or Classes of Loans to be repaid and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, a notice of prepayment delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or instruments of Indebtedness, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.02. Each prepayment of Term Loans pursuant to this Section 2.10(a) shall be applied to repayments thereof required pursuant to Section 2.09(b) in the order selected by the Borrower. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the notice of prepayment. Prepayments pursuant to this Section 2.10(a) shall be accompanied by accrued interest to the extent required by Section 2.12 and shall be subject to Section 2.15.

~~(b)~~ Mandatory Prepayments. (i) In the event and on such occasion that the aggregate Global Revolving Exposures or aggregate U.S. Revolving Exposures exceed the aggregate Revolving Commitments of such Class, the Borrower shall prepay Revolving Borrowings of such Class or, if applicable, Swingline Loans of such Class (or, if no such Borrowings are outstanding, deposit cash collateral in an account with the Administrative Agent pursuant to Section 2.05(j)) in an aggregate amount equal to such excess); provided that if any such excess shall result from a change in the applicable exchange rates relating to Alternative Currencies, then such prepayment and/or cash collateralization shall only be required to be made by the Borrower upon one Business Day’s notice from the Administrative Agent.

(ii) Other than during a Covenant Suspension Period, (A) if Parent or any Subsidiary receives any Net Cash Proceeds from any Asset Sale or Casualty Event, the Borrower shall apply an amount equal to 100% of such Net Cash Proceeds in accordance with Section 2.10(b)(v) on or prior to the date which is ten (10) Business Days after the date of the realization or receipt of such Net Cash Proceeds; provided that no such prepayment shall be required pursuant to this Section 2.10(b)(ii)(A) with respect to such Net Cash Proceeds that Parent or any Subsidiary shall reinvest in accordance with Section 2.10(b)(ii)(B); provided that (x) the foregoing proviso shall not apply to any Asset Sale made in reliance on Section 6.11(j)(ii)(y); and (y) to the extent required by the terms of any Permitted Secured Notes that are secured by Liens subject to the First Lien Intercreditor Agreement, the Borrower may, in lieu of prepaying Term Loans with such portion of the Net Cash Proceeds of any Asset Sale or Casualty Event, apply a portion of such Net Cash Proceeds (based on the respective principal amounts at such time of (A) such Permitted Secured Notes and (B) the Term Loans) to repurchase or redeem Permitted Secured Notes that are secured by Liens subject to the First Lien Intercreditor Agreement with the remaining amount of such Net Cash Proceeds to be applied to prepay Term Loans; and

(B) with respect to any Net Cash Proceeds realized or received with respect to any Asset Sale or Casualty Event, at the option of the Borrower, Parent or any Subsidiary may reinvest all or any portion of such Net Cash Proceeds in assets useful for Parent’s or a Subsidiary’s business within (x) twelve (12) months following receipt of such Net Cash Proceeds or (y) if Parent or a Subsidiary enters into a legally binding commitment to reinvest such Net Cash Proceeds within twelve (12) months following receipt thereof, within six (6) months following the last day of such twelve month period; provided that any such Net Cash Proceeds that are not so reinvested within the applicable time period set forth above shall be applied as set forth in Section 2.10(b)(ii)(A) within five (5) Business Days after the end of the applicable time period set forth above.

(iii) If, following the Restatement Effective Date, Parent or any Subsidiary incurs or issues (x) any Refinancing Indebtedness or (y) any Indebtedness not expressly permitted to be incurred or issued pursuant to Section 6.01 (without prejudice to the restrictions therein), the Borrower shall apply an amount equal to 100% of such Net Cash Proceeds received by Parent or any Subsidiary therefrom in accordance with Section 2.10(b)(v) on or prior to the date which is three (3) Business Days after the receipt of such Net Cash Proceeds.

(iv) The Borrower shall notify the Administrative Agent in writing of any mandatory prepayment of Term Loans required to be made pursuant to clauses (i) through (iii) of this Section 2.10(b) at least three (3) Business Days prior to the date of such prepayment. Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment.

(v) Each prepayment of Term Loans pursuant to this Section 2.10(b) shall be applied pro rata to each Class of Term Loans (on a pro rata basis to the Term Loans of the Lenders with such Class of Term Loans) and shall be further applied to such Class of Term Loans in direct order of maturity to repayments thereof required pursuant to Section 2.09(b).

(vi) Any prepayment of Term Loans pursuant to this Section 2.10(b) shall be accompanied by accrued interest to the extent required by Section 2.12 and shall be subject to Section 2.15.

(c) (i) Notwithstanding anything to the contrary in Section 2.10(a) (which provisions shall not be applicable to this Section 2.10(c)), the Borrower shall have the right at any time and from time to time to prepay Term Loans from Lenders electing to participate in such prepayments at a discount to the par value of such Term Loans and on a non-pro rata basis (each, a “Discounted Voluntary Prepayment”) pursuant to the procedures described in this Section 2.10(c); provided that (A) no Discounted Voluntary Prepayment shall be made unless (A) immediately after giving effect to such Discounted Voluntary Prepayment, (i) no Default or Event of Default has occurred and is continuing, (ii) Parent and its Subsidiaries are in compliance on a Pro Forma Basis with the covenant contained in Section 6.09 as of the last day of the most recent fiscal quarter of Parent for which financial statements have been delivered pursuant to Section 5.01(a) or (b) and (iii) the U.S. Loan Parties shall have unrestricted cash and cash equivalents and unused Revolving Commitments of at least $1,000,000,000 and no proceeds of Revolving Loans shall be utilized to make any Discounted Voluntary Prepayment, (B) any Discounted Voluntary Prepayment shall be offered to all Lenders with Term Loans on a pro rata basis and (C) the Borrower on the date such Discounted Voluntary Prepayment is made shall deliver to the Administrative Agent a certificate of a Responsible Officer of the Borrower stating (1) that no Default or Event of Default has occurred and is continuing or would result from the Discounted Voluntary Prepayment, (2) that each of the conditions to such Discounted Voluntary Prepayment contained in this Section 2.10(c) has been satisfied or waived and (3) neither the Borrower nor any of its Affiliates has any non-public information with respect to any Loan Party or the Term Loans that has not been disclosed to the Lenders (other than Lenders electing not to receive such information) that would reasonably be expected to be material to a Lender’s decision to participate in a Discounted Voluntary Prepayment.

(ii) To the extent the Borrower seeks to make a Discounted Voluntary Prepayment, the Borrower will provide written notice to the Administrative Agent substantially in the form of Exhibit E hereto (each, a “Discounted Prepayment Option Notice”) that the Borrower desires to prepay Term Loans in an aggregate principal amount specified therein by the Borrower (each, a “Proposed Discounted Prepayment Amount”), in each case at a discount to the par value of such Term Loans as specified below. The Proposed Discounted Prepayment Amount of Term Loans shall not be less than $50,000,000. The Discounted Prepayment Option Notice shall further specify with respect to the proposed Discounted Voluntary Prepayment: (A) the Proposed Discounted Prepayment Amount for Term Loans and the Class of Term Loans to which such offer relates, (B) a discount range (which may be a single percentage) selected by the Borrower with respect to such proposed Discounted Voluntary Prepayment equal to a percentage of par of the principal amount of such Term Loans (the “Discount Range”) and (C) the date by which Lenders are required to indicate their election to participate in such proposed Discounted Voluntary Prepayment which shall be at least five Business Days following the date of the Discounted Prepayment Option Notice (the “Acceptance Date”).

(iii) Upon receipt of a Discounted Prepayment Option Notice in accordance with Section 2.10(c)(ii), the Administrative Agent shall promptly notify each applicable Lender thereof. On or prior to the Acceptance Date, each Lender with Term Loans may specify by written notice substantially in the form of Exhibit F hereto (each, a “Lender Participation Notice”) to the Administrative Agent (A) a maximum discount to par (the “Acceptable Discount”) within the Discount Range (for example, a Lender specifying a discount to par of 20% would accept a prepayment price of 80% of the par value of the Term Loans to be prepaid) and (B) a maximum principal amount (subject to rounding requirements specified by the Administrative Agent) of Term Loans of each Class held by such Lender with respect to which such Lender is willing to permit a Discounted Voluntary Prepayment at the Acceptable Discount (“Offered Loans”). Based on the Acceptable Discounts and principal amounts of

Term Loans specified by the Lenders in Lender Participation Notices, the Administrative Agent, in consultation with the Borrower, shall calculate the applicable discount for Term Loans (the “Applicable Discount”), which Applicable Discount shall be (A) the percentage specified by the Borrower if the Borrower has selected a single percentage pursuant to Section 2.10(c)(ii) for the Discounted Voluntary Prepayment or (B) otherwise, the highest Acceptable Discount at which the Borrower can pay the Proposed Discounted Prepayment Amount in full (determined by adding the principal amounts of Offered Loans commencing with the Offered Loans with the highest Acceptable Discount); provided, however, that in the event that such Proposed Discounted Prepayment Amount cannot be repaid in full at any Acceptable Discount, the Applicable Discount shall be the lowest Acceptable Discount specified by the Lenders that is within the Discount Range. The Applicable Discount shall be applicable for all Lenders who have offered to participate in the Discounted Voluntary Prepayment and have Qualifying Loans (as defined below). Any Lender with outstanding Term Loans under the applicable Class whose Lender Participation Notice is not received by the Administrative Agent by the Acceptance Date shall be deemed to have declined to accept a Discounted Voluntary Prepayment of any of its Term Loans at any discount to their par value within the Applicable Discount.

(iv) The Borrower shall make a Discounted Voluntary Prepayment by prepaying those Term Loans (or the respective portions thereof) offered by the Lenders (“Qualifying Lenders”) that specify an Acceptable Discount that is equal to or greater than the Applicable Discount (“Qualifying Loans”) at the Applicable Discount; provided that if the aggregate proceeds required to prepay all Qualifying Loans (disregarding any interest payable at such time) would exceed the amount of aggregate proceeds required to prepay the Proposed Discounted Prepayment Amount, such amounts in each case calculated by applying the Applicable Discount, the Borrower shall prepay such Qualifying Loans ratably among the Qualifying Lenders based on their respective principal amounts of such Qualifying Loans (subject to rounding requirements specified by the Administrative Agent). If the aggregate proceeds required to prepay all Qualifying Loans (disregarding any interest payable at such time) would be less than the amount of aggregate proceeds required to prepay the Proposed Discounted Prepayment Amount, such amounts in each case calculated by applying the Applicable Discount, the Borrower shall prepay all Qualifying Loans.

(v) Each Discounted Voluntary Prepayment shall be made within five Business Days of the Acceptance Date, without premium or penalty (and without any amounts due under Section 2.15), upon irrevocable notice substantially in the form of Exhibit G hereto (each a “Discounted Voluntary Prepayment Notice”), delivered to the Administrative Agent no later than 1:00 p.m. Local Time, two Business Days prior to the date of such Discounted Voluntary Prepayment, which notice shall specify the date and amount of the Discounted Voluntary Prepayment and the Applicable Discount determined by the Administrative Agent. Upon receipt of any Discounted Voluntary Prepayment Notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any Discounted Voluntary Prepayment Notice is given, the amount specified in such notice shall be due and payable to the applicable Lenders, subject to the Applicable Discount on the applicable Term Loans, on the date specified therein together with accrued interest (on the par principal amount) to, but not including, such date on the amount prepaid.

(vi) To the extent not expressly provided for herein, each Discounted Voluntary Prepayment shall be consummated pursuant to reasonable procedures (including as to timing, rounding, minimum amounts, Type and Interest Periods and calculation of Applicable Discount in accordance with Section 2.10(c)(iii) above) reasonably established by the Administrative Agent and the Borrower.

(vii) Prior to the delivery of a Discounted Voluntary Prepayment Notice, upon written notice to the Administrative Agent, the Borrower may withdraw its offer to make a Discounted Voluntary Prepayment pursuant to any Discounted Prepayment Option Notice.

(d) To the extent the Term Loans are prepaid pursuant to Section 2.10(c), scheduled amortization amounts for the Term Loans of such Class under Section 2.09 shall be reduced on a pro rata basis by the principal amount of the Term Loans so prepaid.

SECTION 2.11. Fees.

(a) (i) The Borrower agrees to pay to the Administrative Agent in Dollars for the account of each Global Revolving Lender a commitment fee, which shall accrue at the Applicable Rate on the daily amount by which the Global Revolving Commitment of such Lender exceeds the Global Revolving Exposure of such Lender during the period from and including the Restatement Effective Date to but excluding the date on which such Global Revolving Commitment terminates and (ii) the Borrower agrees to pay to the Administrative Agent in Dollars for the account of each U.S. Revolving Lender a commitment fee, which shall accrue at the Applicable Rate on the daily amount by which the U.S. Revolving Commitment of such Lender exceeds the U.S. Revolving Exposure of such Lender during the period from and including the Restatement Effective Date to but excluding the date on which such U.S. Revolving Commitment terminates. Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the Restatement Effective Date. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) The Borrower agrees to pay (i) to the Administrative Agent in Dollars for the account of each Global Revolving Lender a participation fee with respect to its participations in Global Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurocurrency Revolving Loans on the average daily amount of such Global Revolving Lender’s Global LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements with respect to Global Letters of Credit following the date of the applicable LC Disbursement) during the period from and including the Restatement Effective Date to but excluding the later of the date on which such Global Revolving Lender’s Global Revolving Commitment terminates and the date on which such Global Revolving Lender ceases to have any Global LC Exposure, (ii) to the Administrative Agent in Dollars for the account of each U.S. Revolving Lender a participation fee with respect to its participations in U.S. Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurocurrency Revolving Loans on the average daily amount of such U.S. Revolving Lender’s U.S. LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements with respect to U.S. Letters of Credit following the date of the applicable LC Disbursement) during the period from and including the Restatement Effective Date to but excluding the later of the date on which such U.S. Revolving Lender’s U.S. Revolving Commitment terminates and the date on which such U.S. Revolving Lender ceases to have any U.S. LC Exposure and (iii) to each Issuing Bank a fronting fee in Dollars, which shall accrue at the rate of 0.125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) attributable to Letters of Credit issued by such Issuing Bank during the period from and including the Restatement Effective Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure with respect to Letters of Credit issued by such Issuing Bank, as well as such Issuing Bank’s standard fees and commissions with respect to the issuance, amendment, cancellation, negotiation, transfer, presentment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Unless otherwise specified above, participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third (3rd) Business Day following such last day, commencing on the first such date to occur after the Restatement Effective Date; provided that all such fees shall be payable on the date on which the Revolving Commitments of the applicable Class terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to an Issuing Bank pursuant to this paragraph shall be payable within ten (10) days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(d) All fees payable hereunder shall be paid on the dates due, in Dollars and immediately available funds, to the Administrative Agent (or to the relevant Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

SECTION 2.12. Interest.

(a) The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate in effect from time to time plus the Applicable Rate.

(b) The Loans comprising each Eurocurrency Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) The Loans comprising each Canadian Prime Rate Borrowing shall bear interest at the Canadian Prime Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(d) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus (w) if such amount is denominated in Dollars, the rate applicable to ABR Loans as provided in paragraph (a) of this Section, (x) if such amount is denominated in Canadian Dollars, the rate applicable to Canadian Prime Rate Loans as provided in paragraph (c) of this Section, or (y) in the case of non-Dollar denominated amounts Eurocurrency Loans denominated in such currency with a one month Interest Period.

(e) Accrued interest on each Loan shall be payable in the currency in which such Loan is denominated in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans of any Class, upon termination of the Revolving Commitments of such Class; provided that (i) interest accrued pursuant to paragraph (e) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan or Canadian Prime Rate Loan prior to the end of the Availability Period or a Swingline Loan), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(f) All interest hereunder shall be computed on the basis of a year of 360 days, except that the Acceptance Fee, and interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate and interest on Loans denominated in Canadian Dollars or Sterling shall be computed on the basis of a year of 365 days (or, except in the case of the Acceptance Fee, 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Canadian Prime Rate, Discount Rate, Adjusted LIBO Rate, LIBO Rate or Euro LIBO Rate shall be determined by the Administrative Agent in accordance with the provisions of this Agreement, and such determination shall be conclusive absent manifest error.

SECTION 2.13. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurocurrency Borrowing denominated in any currency:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate, LIBO Rate or Euro LIBO Rate, as applicable, for such Interest Period or currency; or

(b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate, LIBO Rate or Euro LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy or transmission by electronic communication in accordance with Section 9.01(b) as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Revolving Borrowing denominated in such currency to, or continuation of any Revolving Borrowing denominated in such currency as, a

Eurocurrency Borrowing shall be ineffective, and any Eurocurrency Borrowing denominated in such currency that is requested to be continued (A) if such currency is the Dollar, shall be converted to an ABR Borrowing on the last day of the Interest Period applicable thereto and (B) if such currency is an Alternative Currency, shall be repaid on the last day of the Interest Period applicable thereto, and (ii) if any Borrowing Request requests a Eurocurrency Borrowing denominated in such currency (A) if such currency is the Dollar, such Borrowing shall be made as an ABR Borrowing and (B) if such currency is an Alternative Currency, such Borrowing Request shall be ineffective.

SECTION 2.14. Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or any Issuing Bank; or

(ii) impose on any Lender or any Issuing Bank or the London interbank market any other condition or Tax affecting this Agreement, Loans, Bankers’ Acceptances or BA Equivalent Loans made by such Lender or any Letter of Credit or participation therein (other than any Excluded Taxes or any Taxes imposed on or attributable to any payments by or on account of any Loan Party or Other Taxes, which are governed solely by Section 2.16);

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan or of maintaining its obligation to make any Loan to increase the cost to such Lender or such Issuing Bank of participating in, issuing or maintaining any Letter of Credit, or to reduce the amount of any sum received or receivable by such Lender or such Issuing Bank hereunder, whether of principal, interest or otherwise, in each case by an amount deemed by such Lender or such Issuing Bank to be material in the context of its making of, and participation in, extensions of credit under this Agreement, then, upon the request of such Lender or such Issuing Bank, the Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or any Issuing Bank determines in good faith that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy), then from time to time, upon the request of such Lender or such Issuing Bank, the Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or an Issuing Bank setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e) Notwithstanding the foregoing, no Lender or Issuing Bank shall be entitled to seek compensation under this Section 2.14 based on the occurrence of a Change in Law arising solely from the Dodd-Frank Wall Street Reform and Consumer Protection Act or any requests, rules, guidelines or directives thereunder or issued in connection therewith, unless such Lender or Issuing Bank is generally seeking compensation from other borrowers with respect to its similarly affected commitments, loans and/or participations under agreements with such borrowers having provisions similar to this Section 2.14.

SECTION 2.15. Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or as a result of any prepayment pursuant to Section 2.10), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.10 and is revoked in accordance therewith) or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.18, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense (excluding loss of anticipated profit) attributable to such event. Such loss, cost or expense to any Lender may be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan (and excluding any Applicable Rate), for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in the relevant currency of a comparable amount and period from other banks in the eurocurrency market. A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

SECTION 2.16. Taxes.

(a) Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Taxes; provided that if any Loan Party or other applicable withholding agent shall be required to deduct any Taxes from any such payments, then (i) the applicable withholding agent shall make such deductions and timely pay any such Taxes to the relevant Governmental Authority in accordance with applicable law, and (ii) if the Tax in question is an Indemnified Tax or Other Tax, the sum payable by the applicable Loan Party shall be increased as necessary so that after all required deductions for Indemnified Taxes and Other Taxes (including deductions applicable to additional sums payable under this Section) have been made, the Administrative Agent or Lender (as the case may be) receives on the due date a net sum equal to the sum it would have received had no such deductions been required or made.

(b) In addition, without duplication of Section 2.16(a) the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Loan Parties shall, jointly and severally, indemnify each Lender and the Administrative Agent (each a “Tax Indemnitee”), within 10 days after written demand therefor, for the full amount of any Indemnified Taxes imposed on or attributable to any payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document, and Other Taxes, payable by such Tax Indemnitee (including Indemnified Taxes or Other Taxes imposed on or attributable to amounts payable under this Section 2.16) other than any penalties arising as a result of the gross negligence or willful misconduct of such Lender or Agent, and any reasonable out-of-pocket expenses related thereto, whether or not such Taxes were correctly or legally imposed or asserted by the Governmental Authority. A certificate as to the amount of such payment or liability prepared in good faith and delivered by the Tax Indemnitee or by the Agent on its own behalf or on behalf of another Tax Indemnitee, accompanied by reasonable supporting documentation, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Loan Party to a Governmental Authority, and in any event within 30 days of any such payment, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Each Lender shall, at such times as are reasonably requested by the Borrower or the Administrative Agent, provide the Borrower and the Administrative Agent with any documentation prescribed by Law or reasonably requested by the Borrower or the Administrative Agent certifying as to any entitlement of such Lender to an exemption from, or reduction in, any withholding Tax with respect to any payments to be made to such Lender under any Loan Document. Each such Lender shall, whenever a lapse in time or change in circumstances renders such documentation (including any specific documentation required below in this Section 2.16(e)) obsolete, expired or inaccurate in any material respect, deliver promptly to the Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the Borrower or the Administrative Agent) or promptly notify the Borrower and the Administrative Agent in writing of its inability to do so.

Without limiting the foregoing:

(1) Each Lender that is not a Foreign Lender shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement two properly completed and duly signed original copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding.

(2) Each Foreign Lender shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent) whichever of the following is applicable:

(A) two properly completed and duly signed original copies of IRS Form W-8BEN (or any successor forms) claiming eligibility for the benefits of an income tax treaty to which the United States is a party, and such other documentation as required under the Code,

(B) two properly completed and duly signed original copies of IRS Form W-8ECI (or any successor forms),

(C) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or Section 881(c) of the Code, (x) two properly completed and duly signed certificates substantially in the form of Exhibit D-1, D-2, D-3 and D-4, as applicable, (any such certificate, a “U.S. Tax Compliance Certificate”) and (y) two properly completed and duly signed original copies of IRS Form W-8BEN (or any successor forms),

(D) to the extent a Foreign Lender is not the beneficial owner (for example, where the Foreign Lender is a partnership or a participating Lender), two properly completed and duly signed original copies of IRS Form W-8IMY (or any successor forms) of the Foreign Lender, accompanied by a Form W-8ECI, W-8BEN, U.S. Tax Compliance Certificate, Form W-9, Form W-8IMY or any other required information (or any successor forms) from each beneficial owner that would be required under this Section 2.16(e) if such beneficial owner were a Lender, as applicable (provided that, if the Foreign Lender is a partnership for U.S. federal income tax purposes (and not a participating Lender) and one or more beneficial owners are claiming the portfolio interest exemption, the U.S. Tax Compliance Certificate may be provided by such Foreign Lender on behalf of such beneficial owner), or

(E) two properly completed and duly signed original copies of any other form prescribed by applicable U.S. federal income tax laws as a basis for claiming a complete exemption from, or a reduction in, U.S. federal withholding tax on any payments to such Lender under the Loan Documents.

(3) If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by Sections 1471 through 1474 of the Code if such Lender were to fail to comply with the applicable reporting requirements of those Sections (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under Sections 1471 through 1474 of the Code and to determine whether such Lender has or has not complied with such Lender’s obligations under such Sections and, if necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (3), Section 1471 through 1474 of the Code shall include any amendments made to such sections after the date of this Agreement.

Notwithstanding any other provision of this clause (e), a Lender shall not be required to deliver any form that such Lender is not legally eligible to deliver.

(f) If the Administrative Agent or a Lender receives a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by a Loan Party or with respect to which a Loan Party has paid additional amounts pursuant to this Section 2.16, it shall promptly pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.16 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender (including any Taxes) and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

(g) For the avoidance of doubt, the term “Lender,” for purposes of this Section 2.16, shall include any Swingline Lender and any Issuing Bank.

(h) The Administrative Agent and each Lender shall use commercially reasonable efforts to cooperate with the Borrower in attempting to recover Indemnified Taxes and Other Taxes that the Borrower reasonably asserts were improperly imposed if (i) in the reasonable judgment of the Administrative Agent or such Lender, as applicable, such cooperation shall not subject the Administrative Agent or such Lender, as applicable, to any unreimbursed third party cost or expense or otherwise be materially disadvantageous to the Administrative Agent or such Lender, as applicable, and (ii) based on advice of the Borrower’s (or applicable Loan Party’s) independent accountants or external legal counsel, there is a reasonable basis for such Loan Party to contest with the applicable Governmental Authority the imposition of such Indemnified Taxes or Other Taxes; provided, however, that any such attempts shall be at the sole cost of the Borrower and the Borrower shall indemnify the Administrative Agent and each Lender for any costs it incurs in connection with complying with this Section 2.16(h). The Borrower shall have the right to dispute or challenge in a reasonable manner and only to the extent necessary to protect its rights under applicable law, and at its sole cost and expense, the imposition of Indemnified Taxes with the relevant Governmental Authority. In no event will this Section 2.16(h) relieve the Borrower of its obligation to pay additional amounts to the Administrative Agent or any Lender under this Section 2.16. Any refund obtained shall be repaid to the Borrower to the extent provided in Section 2.16(f).

SECTION 2.17. Payments Generally; Pro Rata Treatment; Sharing of Setoffs.

(a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.14, 2.15 or 2.16, or otherwise) prior to 2:00 p.m., Local Time, on the date when due, in immediately available funds, without setoff or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices referred to in Section 9.01 (or as otherwise directed by the Administrative Agent), except payments to be made directly to an Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.14, 2.15, 2.16 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document of principal or interest in respect of any Loan (or of any breakage indemnity in respect of any Loan) shall be made in the currency of such Loan, and, except as otherwise expressly set forth in any Loan Document, all other payments under each Loan Document shall be made in Dollars.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c) If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements and Swingline Loans to any assignee or participant in accordance with the terms of this Agreement. The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the relevant Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or such Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the relevant Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(c), 2.05(d) or (e), 2.06(b), 2.17(d) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.18. Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the good faith judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment. Any Lender claiming reimbursement of such costs and expenses shall deliver to the Borrower a certificate setting forth such costs and expenses in reasonable detail which shall be conclusive absent manifest error.

(b) If any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, or if any Lender becomes a Defaulting Lender, or any Lender is unable to fund its portion of any Loan as a result of any applicable law or regulation prohibiting, or any order, judgment or decree of any Governmental Authority enjoining, prohibiting or restraining, any Lender from making any Loan requested by the Borrower or any Issuing Bank or any Lender from issuing, renewing, extending or increasing the face amount of or participating in the Letter of Credit requested to be issued, renewed, extended or increased by the Borrower, or if any Lender (a “Non-Consenting Lender”) fails to grant a consent in connection with any proposed change, waiver, discharge or termination of the provisions of this Agreement as contemplated by Section 9.02 for which the consent of each Lender or each affected Lender is required but the consent of the Required Lenders is obtained, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under the Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, each Issuing Bank and the Swingline Lender, which consent shall not unreasonably be withheld, to the extent required by Section 9.04, and (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest) or the Borrower (in the case of all fees and other amounts).

SECTION 2.19. Expansion Option.

(a) The Borrower may from time to time after the Restatement Effective Date elect to increase the Revolving Commitments or any Extended Revolving Commitments (“Increased Commitments”) or enter into one or more tranches of term loans (each, an “Incremental Term Loan”), in each case in an aggregate principal amount of not less than $25,000,000 so long as, after giving effect thereto, the aggregate amount of all such Increased Commitments and all such Incremental Term Loans (other than Refinancing Term Loans) established following the Restatement Effective Date does not exceed the greater of (x) $1,000,000,000 (the “Incremental Basket Amount”) plus (y) an additional amount so long as, in the case of this clause (y), at the time of incurrence thereof, on a Pro Forma Basis (assuming all Increased Commitments were fully drawn and excluding the cash proceeds of any Incremental Term Loans and Increased Commitments from cash and Cash Equivalents) the Consolidated Leverage Ratio would be less than or equal to 1.50 to 1.0 as of the last day of the most recent fiscal quarter of Parent for which financial statements have been delivered pursuant to Section 5.01(a) or (b). The Borrower may arrange for any such increase or tranche to be provided by one or more Lenders (each Lender so agreeing to an increase in its Revolving Commitment or Extended Revolving Commitment, or to participate in such Incremental Term Loan, an “Increasing Lender”), or by one or more new banks, financial institutions or other entities (each such new bank, financial institution or other entity, an “Augmenting Lender”), to increase their existing Revolving Commitment or

Extended Revolving Commitment, or to participate in such Incremental Term Loan, or extend Revolving Commitments or Extended Revolving Commitments, as the case may be; provided that each Augmenting Lender (and, in the case of an Increased Commitment, each Increasing Lender) shall be subject to the approval of the Borrower and the Administrative Agent and, in the case of an Increased Commitment, each Issuing Bank and Swingline Lender (such consents not to be unreasonably withheld). Without the consent of any Lenders other than the relevant Increasing Lenders or Augmenting Lenders, this Agreement and the other Loan Documents may be amended pursuant to an Additional Credit Extension Amendment as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.19. Increases and new Revolving Commitments and Incremental Term Loans created pursuant to this Section 2.19 shall become effective on the date agreed by the Borrower, the Administrative Agent and the relevant Increasing Lenders or Augmenting Lenders and the Administrative Agent shall notify each Lender thereof. Notwithstanding the foregoing, no increase in the Revolving Commitments or Extended Revolving Commitments or Incremental Term Loan shall be permitted under this paragraph unless (i) on the proposed date of the effectiveness of such increase in the Revolving Commitments or Extended Revolving Commitments or borrowing of such Incremental Term Loan, the conditions set forth in paragraphs (a) and (b) of Section 4.02 shall be satisfied and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer of the Borrower; provided that if the proceeds of any Incremental Term Loans are being used to finance a Permitted Acquisition or other permitted Investment, (x) the reference in Section 4.02(a) to the accuracy of the representations and warranties shall refer to the accuracy of the representations and warranties contained in Sections 3.01 (limited to the first sentence thereof), 3.02, 3.03(b), 3.04(b), 3.08, 3.10, 3.13 and 3.15, (y) with respect to Section 3.04(b), (1) the reference to “Material Adverse Effect” shall for this purpose refer to “Material Adverse Effect” or similar definition as defined in the main transaction agreement governing such Permitted Acquisition or Investment and (2) the reference to December 31, 2012 shall for this purposes refer to such date, if any, as set forth in the corresponding representation in such main transaction agreement governing such Permitted Acquisition or Investment and (z) Section 4.02(b) shall apply solely to Defaults under clause (a), (b), (h) or (i) of Article VII and (ii) Parent shall be in compliance, calculated on a Pro Forma Basis with the covenant contained in Section 6.09 as of the last day of the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 5.01(a) or (b) prior to such time. On the effective date of any increase in the Revolving Commitments or Extended Revolving Commitments or any Incremental Term Loans being made (assuming that any Increased Commitments were fully drawn), (i) each relevant Increasing Lender and Augmenting Lender shall make available to the Administrative Agent such amounts in immediately available funds as the Administrative Agent shall determine, for the benefit of the other Lenders, as being required in order to cause, after giving effect to such increase and the use of such amounts to make payments to such other Lenders, each Lender’s portion of the outstanding Loans of all the Lenders to equal its Applicable Percentage of such outstanding Loans, and (ii) except in the case of any Incremental Term Loans, if, on the date of such increase, there are any Revolving Loans outstanding, such Revolving Loans shall on or prior to the effectiveness of such Increased Commitments be prepaid to the extent necessary from the proceeds of additional Revolving Loans made hereunder by the Increasing Lenders and Augmenting Lenders, so that, after giving effect to such prepayments and any borrowings on such date of all or any portion of such Increased Commitments, the principal balance of all outstanding Revolving Loans owing to each Lender with a Revolving Commitment is equal to such Lender’s pro rata share (after giving effect to any nonratable Increased Commitment pursuant to this Section 2.19) of all then outstanding Revolving Loans. The Administrative Agent and the Lenders hereby agree that the borrowing notice, minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence. The deemed payments made pursuant to clause (ii) of the immediately preceding sentence shall be accompanied by payment of all accrued interest on the amount prepaid and, in respect of each Eurocurrency Loan, shall be subject to indemnification by the Borrower pursuant to the provisions of Section 2.15 if the deemed payment occurs other than on the last day of the related Interest Periods. The terms of any Incremental Term Loans shall be as set forth in the amendment to this Agreement providing for such Incremental Term Loans; provided that (i) the final maturity date of any Incremental Term Loans shall be no earlier than the Term Loan A Maturity Date, (ii) the Weighted Average Life to Maturity of such Incremental Term Loans shall not be shorter than the then remaining Weighted Average Life to Maturity of the Tranche A Term Loans, (iii) Incremental Term Loans shall not participate on a greater than pro rata basis with the Tranche A Term Loans in any optional or mandatory prepayment hereunder, (iv) the provisions with respect to payment of interest, original issue discount and upfront fees shall be as set forth in the amendment providing for such Incremental Term Loans; and (v) all other terms applicable to such Incremental Term Loans (other than provisions specified in clauses (i) through (iv) above) shall be the same as the terms of the then outstanding Tranche A Term Loans except to the extent such covenants and other terms apply solely to any period after the Term Loan A Maturity Date. The maturity date of any Increased Commitments shall be no earlier than the Revolving Credit Maturity Date and such Increased Commitments shall require no scheduled amortization or mandatory commitment reduction prior to the Revolving Credit Maturity Date.

(b) This Section 2.19 shall override any provisions in Section 9.02 to the contrary.

SECTION 2.20. Extended Term Loans and Extended Revolving Commitments.

(a) The Borrower may at any time and from time to time request that all or a portion of the Term Loans of any Class (an “Existing Term Loan Class”) be converted to extend the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of such Term Loans (any such Term Loans which have been so converted, “Extended Term Loans”) and to provide for other terms consistent with this Section 2.20. In order to establish any Extended Term Loans, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders under the Existing Term Loan Class) (an “Extension Request”) setting forth the proposed terms of the Extended Term Loans to be established, which shall be consistent with the Term Loans under the Existing Term Loan Class from which such Extended Term Loans are to be converted except that:

(i) all or any of the scheduled amortization payments of principal of the Extended Term Loans may be delayed to later dates than the scheduled amortization payments of principal of the Term Loans of such Existing Term Loan Class to the extent provided in the applicable Additional Credit Extension Amendment;

(ii) the interest margins with respect to the Extended Term Loans may be different than the Applicable Rate for the Term Loans of such Existing Term Loan Class and upfront fees may be paid to the Extending Term Lenders to the extent provided in the applicable Additional Credit Extension Amendment; and

(iii) the Additional Credit Extension Amendment may provide for other covenants and terms that apply only after the Term Loan A Maturity Date.

(b) Any Extended Term Loans converted pursuant to any Extension Request shall be designated a series of Extended Term Loans for all purposes of this Agreement; provided that, subject to the limitations set forth in clause (a) above, any Extended Term Loans converted from an Existing Term Loan Class may, to the extent provided in the applicable Additional Credit Extension Amendment and consistent with the requirements set forth above, be designated as an increase in any previously established Class of Term Loans.

(c) The Borrower shall provide the applicable Extension Request at least five (5) Business Days prior to the date on which Lenders under the applicable Existing Term Loan Class are requested to respond. No Lender shall have any obligation to agree to have any of its Term Loans of any Existing Term Loan Class converted into Extended Term Loans pursuant to any Extension Request. Any Lender wishing to have all or a portion of its Term Loans under the Existing Term Loan Class subject to such Extension Request (such Lender an “Extending Term Lender”) converted into Extended Term Loans shall notify the Administrative Agent (an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Term Loans under the Existing Term Loan Class which it has elected to request be converted into Extended Term Loans (subject to any minimum denomination requirements reasonably imposed by the Administrative Agent and acceptable to the Borrower). In the event that the aggregate amount of Term Loans under the Existing Term Loan Class subject to Extension Elections exceeds the amount of Extended Term Loans requested pursuant to an Extension Request, Term Loans of the Existing Term Loan Class subject to Extension Elections shall be converted to Extended Term Loans on a pro rata basis based on the amount of Term Loans included in each such Extension Election (subject to any minimum denomination requirements reasonably imposed by the Administrative Agent and acceptable to the Borrower).

(d) The Borrower may, with the consent of each Person providing an Extended Revolving Commitment, the Administrative Agent and any Person acting as swingline lender or issuing bank under such Extended Revolving Commitments, amend this Agreement pursuant to an Additional Credit Extension Amendment to provide for Extended Revolving Commitments and to incorporate the terms of such Extended Revolving Commitments into this Agreement on substantially the same basis as provided with respect to the Revolving Commitments; provided that (i) the establishment of any such Extended Revolving Commitments shall be accompanied by a corresponding reduction in the Revolving Commitments and (ii) any reduction in the Revolving Commitments may, at the option of the Borrower, be directed to a disproportional reduction of the Revolving Commitments of any Lender providing an Extended Revolving Commitment. No Lender shall have any obligation to agree to have any of its Revolving Loans of any Class converted into Extended Revolving Commitments.

(e) Extended Term Loans and Extended Revolving Commitments shall be established pursuant to an Additional Credit Extension Amendment to this Agreement among the Borrower, the Administrative Agent and each Extending Term Lender or Lender providing an Extended Revolving Commitment which shall be consistent with the provisions set forth above (but which shall not require the consent of any other Lender other than those consents provided pursuant to this Agreement). Each Additional Credit Extension Amendment shall be binding on the Lenders, the Loan Parties and the other parties hereto. In connection with any Additional Credit Extension Amendment, the Loan Parties and the Administrative Agent shall enter into such amendments to the Collateral Documents (other than during a Collateral Suspension Period) as may be reasonably requested by the Administrative Agent (which shall not require any consent from any Lender other than those consents provided pursuant to this Agreement) in order to ensure that the Extended Term Loans or Extended Revolving Commitments are provided with the benefit of the applicable Collateral Documents (other than during a Collateral Suspension Period) and shall deliver such other documents, certificates and opinions of counsel in connection therewith as may be reasonably requested by the Administrative Agent.

(f) The provisions of this Section 2.20 shall override any provision of Section 9.02 to the contrary.

SECTION 2.21. Judgment Currency. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from the Borrower hereunder in one currency into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased by the Administrative Agent with such other currency on the Business Day immediately preceding the day on which final, non-appealable judgment is given. The obligations of the Borrower in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged, to the fullest extent permitted by applicable law, only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, such Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss, and if the amount of the specified currency so purchased exceeds (a) the sum originally due to any Lender or the Administrative Agent, as the case may be, in the Agreement Currency and (b) any amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Lender under Section 2.17, such Lender or the Administrative Agent, as the case may be, agrees to remit such excess to the Borrower.

SECTION 2.22. Defaulting Lenders.

(a) Notwithstanding any provision of this Agreement to the contrary, if any Revolving Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(i) fees shall cease to accrue on the unfunded portion of the Revolving Commitment of such Defaulting Lender pursuant to Section 2.11(a);

(ii) the Revolving Commitment and Revolving Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided that this clause (ii) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby;

(iii) if any Swingline Exposure or LC Exposure exists at the time such Lender becomes a Defaulting Lender then:

(1) so long as no Event of Default has occurred and is continuing as to which the Administrative Agent has received written notice from the Borrower or a Revolving Lender at the time of any such reallocation, all or any part of the Swingline Exposure and LC Exposure under the applicable Revolving Facility of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders under such Revolving Facility in accordance with their respective Applicable Percentages (disregarding for this purpose the Revolving Commitments of any Defaulting Lenders for all purposes of such calculation) but only to the extent that the sum of all non-Defaulting Lenders’ Revolving Exposures under such Revolving Facility plus such Defaulting Lender’s Swingline Exposure and LC Exposure under such Revolving Facility does not exceed the total of all non-Defaulting Lenders’ Revolving Commitments under such Revolving Facility;

(2) if the reallocation described in clause (1) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Administrative Agent (x) first, prepay such Swingline Exposure under such Revolving Facility and (y) second, cash collateralize for the benefit of the Issuing Bank only the Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure under such Revolving Facility (after giving effect to any partial reallocation pursuant to clause (1) above) in accordance with the procedures set forth in Section 2.05(j) for so long as such LC Exposure is outstanding;

(3) if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (2) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.11(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(4) if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (1) above, then the fees payable to the Lenders pursuant to Section 2.11(a) and Section 2.11(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and

(5) if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (1) or (2) above, then, without prejudice to any rights or remedies of the Issuing Bank or any other Lender hereunder, all fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such LC Exposure) and letter of credit fees payable under Section 2.11(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Bank until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and

(iv) so long as such Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan under the applicable Revolving Facility and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit under the applicable Revolving Facility, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure under such Revolving Facility will be 100% covered by the Revolving Commitments under such Revolving Facility of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.22(a)(iii), and participating interests in any newly made Swingline Loan or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.22(a)(iii)(1) (and such Defaulting Lender shall not participate therein).

(b) If (i) a Bankruptcy Event with respect to a parent entity of any Lender shall occur following the Effective Date and for so long as such event shall continue or (ii) the Swingline Lender or the Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless the Swingline Lender or the Issuing Bank, as the case may be, shall have entered into arrangements with the Borrower or such Lender, satisfactory to the Swingline Lender or the Issuing Bank, as the case may be, to defease any risk to it in respect of such Lender hereunder.

(c) In the event that the Administrative Agent, the Borrower, the Swingline Lender and the Issuing Bank each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Revolving Lenders under the applicable Revolving Facility shall be readjusted to reflect the inclusion of such Lender’s Revolving Commitment and on such date such Lender shall purchase at par such of the Revolving Loans of the other Revolving Lenders under the applicable Revolving Facility as the Administrative Agent shall determine may be necessary in order for such Lender to hold Revolving Loans in accordance with its Applicable Percentage (whereupon such Lender shall cease to be a Defaulting Lender).

SECTION 2.23. Bankers’ Acceptances.

(a) The Borrower may issue Bankers’ Acceptances denominated in Canadian Dollars for acceptance and purchase by the Global Revolving Lenders in accordance with the provisions of Section 2.01, Section 2.03 and this Section 2.23.

(b) Each Bankers’ Acceptance shall have a Contract Period of approximately 30, 60 or 90 days or such other terms as available. No Contract Period shall extend beyond the Revolving Credit Maturity Date. If such Contract Period would otherwise end on a day that is not a Business Day, such Contract Period shall end on the next preceding day that is a Business Day.

(c) On each Borrowing date on which Bankers’ Acceptances are to be accepted, the Administrative Agent shall advise the Borrower as to the Administrative Agent’s determination of the applicable Discount Rate for the Bankers’ Acceptances which any of the Global Revolving Lenders have agreed to purchase.

(d) Each Global Revolving Lender agrees to purchase a Bankers’ Acceptance accepted by it. The Borrower shall sell, and such Global Revolving Lender shall purchase, the Bankers’ Acceptance at the applicable Discount Rate. Such Global Revolving Lender shall provide to the Canadian Funding Office the Discount Proceeds less the Acceptance Fee payable by the Borrower with respect to such Bankers’ Acceptance. Such proceeds will then be made available to the Borrower by the Administrative Agent crediting an account as directed by the Borrower with the aggregate of the amounts made available to the Administrative Agent by such Global Revolving Lenders and in like funds as received by the Administrative Agent.

(e) Each Global Revolving Lender may from time to time hold, sell, rediscount or otherwise dispose of any or all Bankers’ Acceptances accepted and purchased by it.

(f) To facilitate Borrowings denominated in Canadian Dollars under the Global Revolving Facility to the Borrower by way of B/As, the Borrower hereby appoints each Global Revolving Lender as its attorney to sign and endorse on its behalf, in handwriting or by facsimile or mechanical signature as and when deemed necessary by such Global Revolving Lender, blank forms of B/As reasonably acceptable to the Borrower. In this respect, it is each Global Revolving Lender’s responsibility to maintain an adequate supply of blank forms of B/As for acceptance under this Agreement. The Borrower recognizes and agrees that all B/As required to be accepted and purchased by any Global Revolving Lender and which are signed and/or endorsed on its behalf by a Global Revolving Lender shall bind the Borrower as fully and effectually as if signed in the handwriting of and duly issued by the proper signing officers of the Borrower. Each Global Revolving Lender is hereby authorized to issue such B/As endorsed in blank in such face amounts as may be determined by such Global Revolving Lender; provided that the aggregate amount thereof is equal to the aggregate amount of B/As required to be accepted and purchased by such Global Revolving Lender. No Global Revolving Lender shall be liable for any damage, loss or other claim arising by reason of any loss or improper use of any such instrument except the gross negligence or willful misconduct of such Global Revolving Lender or its officers, employees, agents or representatives. On request by the Borrower, each Global Revolving Lender shall cancel all forms of B/As which have been pre-signed or pre-endorsed by or on behalf of the Borrower and which are held by such Global Revolving Lender and have not yet been issued in accordance herewith. Each Global Revolving Lender shall maintain a record with respect to B/As held by it in blank hereunder, voided by it for any reason, accepted and purchased by it hereunder, and cancelled at their respective maturities. Each Global Revolving Lender agrees to provide such records to the Borrower at the Borrower’s expense upon request.

(g) Drafts drawn by the Borrower to be accepted as Bankers’ Acceptances shall be signed by a duly authorized officer or officers of the Borrower or by its attorneys, including attorneys appointed pursuant to Section 2.21(f) above. Notwithstanding that any Person whose signature appears on any Bankers’ Acceptance may no longer be an authorized signatory for the Borrower, as applicable, at the time of issuance of a Bankers’ Acceptance, that signature shall nevertheless be valid and sufficient for all purposes as if the authority had remained in force at the time of issuance and any Bankers’ Acceptance so signed shall be binding on the Borrower.

(h) The Administrative Agent, promptly following receipt of a notice of Borrowing, continuation or conversion by way of Bankers’ Acceptances, shall advise the applicable Global Revolving Lenders of the notice and shall advise each such Global Revolving Lender of the face amount of Bankers’ Acceptances to be accepted by it and the applicable Contract Period (which shall be identical for all Global Revolving Lenders). The aggregate face amount of Bankers’ Acceptances to be accepted by a Global Revolving Lender shall be determined by the Administrative Agent by reference to such Global Revolving Lender’s Applicable Percentage of the issue of Bankers’ Acceptances, except that, if the face amount of a Bankers’ Acceptance which would otherwise be accepted by a Global Revolving Lender would not be CAD$100,000, or a whole multiple thereof, the face amount shall be increased or reduced by the Administrative Agent in its sole discretion to CAD$l00,000, or the nearest whole multiple of that amount, as appropriate.

(i) The Borrower waives presentment for payment and any other defense to payment of any amounts due to a Global Revolving Lender in respect of a Bankers’ Acceptance accepted and purchased by it pursuant to this Agreement which might exist solely by reason of the Bankers’ Acceptance being held, at the maturity thereof, by such Global Revolving Lender in its own right. On the specified maturity date of a B/A, or the date of any prepayment thereof in accordance with this Agreement, if earlier, the Borrower shall pay to such Global Revolving Lender that has accepted such B/A the full face amount of such B/A (or shall make provision for payment by way of conversion or continuation in accordance with Section 2.07) in full and absolute satisfaction of its obligations with respect to such B/A, and after such payment, the Borrower shall have no further liability in respect of such B/A (except to the extent that any such payment is rescinded or reclaimed by operation of law or otherwise) and such Global Revolving Lender shall be entitled to all benefits of, and will make and otherwise be responsible for all payments due to the redeeming holder or any third parties under, such B/A.

(j) Whenever the Borrower requests a borrowing by way of Bankers’ Acceptances, each Non BA Lender shall, in lieu of accepting and purchasing any B/As, make a Loan (a “BA Equivalent Loan”) to the Borrower in the amount and for the same term as each Draft which such Lender would otherwise have been required to accept and purchase hereunder. Each such Lender will provide to the Administrative Agent the amount of Discount Proceeds of such BA Equivalent Loan for the account of the Borrower in the same manner as such Lender would have provided the Discount Proceeds in respect of the Draft which such Lender would otherwise have been required to accept and purchase hereunder. Each such BA Equivalent Loan will bear interest at the same rate that would result if such Lender had accepted (and been paid an acceptance fee) and purchased (on a discounted basis) a B/A for the relevant Contract Period (it being the intention of the parties that each such BA Equivalent Loan shall have the same economic consequences for the relevant Lenders and the Borrower as the B/A that such BA Equivalent Loan replaces). All such interest shall be paid in advance on the date such BA Equivalent Loan is made, and will be deducted from the principal amount of such BA Equivalent Loan in the same manner in which the discounted portion of a B/A would be deducted from the face amount of the B/A. Subject to the repayment requirements of this Agreement, on the last day of the relevant Contract Period for such BA Equivalent Loan, the Borrower shall be entitled to convert each such BA Equivalent Loan into another type of Loan, or to roll over each such BA Equivalent Loan into another BA Equivalent Loan, all in accordance with the applicable provisions of this Agreement. Each Non BA Lender may, at its discretion, request in writing to the Administrative Agent and the Borrower that BA Equivalent Loans made by it shall be evidenced by Discount Notes.

(k) For greater certainty, all provisions of this Agreement that are applicable to B/As shall also be applicable, mutatis mutandis, to BA Equivalent Loans, and notwithstanding any other provision of this Agreement, all references to principal amounts or any repayment or prepayment of any Loans that are applicable to B/As or BA Drawings shall be deemed to refer to the full face amount thereof in the case of B/As and to the principal amount of any portion thereof consisting of BA Equivalent Loans. As set out in the definition of “Bankers’ Acceptances,” that term includes Discount Notes and all terms of this Agreement applicable to Bankers’ Acceptances (including the provisions of Section 2.23(f) relating to their execution by the Global Revolving Lenders under power of attorney) shall apply equally to Discount Notes evidencing BA Equivalent Loans with such changes as may in the context be necessary. For greater certainty:

(i) the term of a Discount Note shall be the same as the Contract Period for Bankers’ Acceptances accepted and purchased on the same Borrowing date in respect of the same borrowing;

(ii) an acceptance fee will be payable in respect of a Discount Note and shall be calculated at the same rate and in the same manner as the Acceptance Fee in respect of a Bankers’ Acceptance; and

(iii) the Discount Rate applicable to a Discount Note shall be the Discount Rate applicable to Bankers’ Acceptances accepted by a Global Revolving Lender that is not a Schedule I Lender in accordance with the definition of “Discount Rate” on the same Borrowing date or date of continuation or conversion, as the case may be, in respect of the same borrowing for the relevant Contract Period.

(l) At the option of the Borrower and any Global Revolving Lender, Bankers’ Acceptances under this Agreement to be accepted by such Global Revolving Lender may be issued in the form of depository bills for deposit with The Canadian Depository for Securities Limited pursuant to the Depository Bills and Notes Act (Canada). All depository bills so issued shall be governed by the provisions of this Section 2.23.

(m) Upon acceptance of a Bankers’ Acceptance by a Global Revolving Lender, the Borrower shall pay to the Administrative Agent on behalf of such Global Revolving Lender a fee (the “Acceptance Fee”) calculated on the face amount of the Bankers’ Acceptance at a rate per annum equal to the Applicable Rate on the basis of the number of days in the Contract Period for such Bankers’ Acceptance. Any adjustment to the Acceptance Fee (including any adjustment as necessary to reflect the operation of Section 2.12(d)) shall be computed based on the number of days remaining in the Contract Period of such Bankers’ Acceptances from and including the effective date of any change in the Applicable Rate. Any increase in such Acceptance Fee shall be paid by the Borrower to the Administrative Agent on behalf of the Global Revolving Lenders on the last day of the Contract Period of the relevant Bankers’ Acceptance. Any decrease in such Acceptance Fee shall be paid by each Global Revolving Lender to the Borrower, through the Administrative Agent, on the last day of the Contract Period of the relevant Bankers’ Acceptance.

SECTION 2.24. Circumstances Making Bankers’ Acceptances Unavailable.

(a) If prior to the commencement of any Contract Period, (i) the Administrative Agent determines in good faith, which determination shall be conclusive and binding on the Borrower, and notifies the Borrower that, by reason of circumstances affecting the money market, there is no readily available market for Bankers’ Acceptances, or (ii) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Discount Rate or CDOR Rate, as applicable, for such Contract Period; or (iii) the Administrative Agent is advised by one or more Global Revolving Lenders that the Discount Rate or CDOR Rate, as applicable, for such Contract Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their portion of such BA Drawings included in such Borrowing for such Contract Period then:

(i) the right of the Borrower to request a borrowing by way of BA Drawing shall be suspended until the Administrative Agent determines that the circumstances causing such suspension no longer exist and the Administrative Agent so notifies the Borrower; and

(ii) any notice relating to a borrowing by way of BA Drawing which is outstanding at such time shall be deemed to be a notice requesting a borrowing by way of Canadian Prime Rate Loans (all as if it were a notice given pursuant to Section 2.03).

(b) The Administrative Agent shall promptly notify the Borrower and the Global Revolving Lenders of the suspension in accordance with Section 2.24(a) of the Borrower’s right to request a borrowing by way of BA Drawing and of the termination of such suspension.

ARTICLE III

Representations and Warranties

The Credit Agreement Parties, jointly and severally, represent and warrant to the Lenders as of the Restatement Effective Date and (except as to representations and warranties made as of a certain date) as of the date such representations and warranties are deemed to be made under Section 4.02 of this Agreement that:

SECTION 3.01. Organization; Powers; Subsidiaries. Each of Parent and its Material Subsidiaries is duly organized, validly existing and in good standing (to the extent such concept is applicable in the relevant jurisdiction) under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing (to the extent such concept is applicable) in, every jurisdiction where such qualification is required. Schedule 3.01 hereto identifies each Subsidiary of Parent on the Restatement Effective Date, if such Subsidiary is a Specified Domestic Subsidiary or a Specified Foreign Subsidiary, the jurisdiction of its incorporation or organization, as the case may be, the percentage of issued and outstanding shares of its capital stock or other equity interests owned by Parent and the other Subsidiaries. All of the outstanding shares of capital stock and other equity interests, to the extent owned by Parent or any Subsidiary, of each Subsidiary are validly issued and outstanding and fully paid and nonassessable and all such shares and other equity interests indicated on Schedule 3.01 as owned by Parent or another Subsidiary were owned, beneficially and of record, by Parent or any Subsidiary on the Restatement Effective Date free and clear of all Liens, other than Liens permitted under Section 6.02. As of the Restatement Effective Date, there were no outstanding commitments or other obligations of Parent or any Subsidiary to issue, and no options, warrants or other rights of any Person to acquire, any shares of any class of capital stock or other equity interests of any Subsidiary, except as disclosed on Schedule 3.01.

SECTION 3.02. Authorization; Enforceability. The Transactions are within each Loan Party’s corporate, limited liability company or partnership powers and have been duly authorized by all necessary corporate or other organizational and, if required, stockholder action. The Loan Documents have been duly executed and delivered by the Loan Parties party thereto and constitute a legal, valid and binding obligation of the Loan Parties party thereto, enforceable against such Loan Parties in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except for (A) filings necessary to perfect or maintain the perfection of the Liens on the Collateral granted by the Loan Parties in favor of the Administrative Agent, (B) the approvals, consents, registrations, actions and filings which have been duly obtained, taken, given or made and are in full force and effect and (C) those approvals, consents, registrations or other actions or filings, the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect, (b) will not violate (i) any applicable law or regulation or order of any Governmental Authority or (ii) the charter, by-laws or other organizational documents of any Loan Party, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon any Loan Party or its assets, or give rise to a right thereunder to require any payment to be made by any Loan Party, and (d) will not result in the creation or imposition of any Lien on any material asset of any Loan Party (other than pursuant to the Loan Documents (other than during a Collateral Suspension Period) and Liens permitted by Section 6.02); except with respect to any violation or default referred to in clause (b)(i) or (c) above, to the extent that such violation or default could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.04. Financial Statements; Financial Condition; No Material Adverse Change.

(a) The Borrower has heretofore furnished to the Lenders the consolidated balance sheet and statements of earnings, stockholders equity and cash flows of Parent as of and for the years ended December 31, 2012 and December 31, 2011 reported on by Ernst & Young LLP, independent public accountants, which financial statements present fairly, in all material respects, the consolidated financial position and results of operations and cash flows of Parent as of such dates and for such periods in accordance with GAAP.

(b) Since December 31, 2012, there has been no material adverse change in the business, assets, properties or financial condition of Parent and its Subsidiaries, taken as a whole.

SECTION 3.05. Properties.

(a) Each Loan Party has title to, or valid leasehold interests in, all its material real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes and except where the failure to have such title or interest could not reasonably be expected to have a Material Adverse Effect. There are no Liens on any of the real or personal properties of Parent or any Subsidiary except for Liens permitted by Section 6.02. No Mortgage encumbers improved real property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards within the meaning of the National Flood Insurance Act of 1968 unless flood insurance available under such Act has been obtained in accordance with Section 5.05.

(b) Each of Parent and its Subsidiaries owns, or is licensed or possesses the right to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to the operation of the business of Parent, the Borrower and the Subsidiaries, taken as a whole, and, to the knowledge of the Borrower, the use thereof by Parent and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06. Litigation and Environmental Matters.

(a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting Parent or any of its Subsidiaries as to which there is a reasonable possibility of an adverse determination and that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. There are no labor controversies pending against or, to the knowledge of the Borrower, threatened against or affecting Parent or any of its Subsidiaries which could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b) Except with respect to any matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither Parent nor any of its Subsidiaries (i) has failed to comply with any applicable Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

SECTION 3.07. Compliance with Laws and Agreements. Each of Parent and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all agreements and other instruments (excluding agreements governing Indebtedness) binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.08. Investment Company Status. Neither Parent nor any of its Subsidiaries is required to register as an “investment company” as defined in the Investment Company Act of 1940.

SECTION 3.09. Taxes. Parent and each of its Subsidiaries has timely filed or caused to be filed (taking into account extensions) all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes levied or imposed upon them or their properties, income or assets otherwise due and payable (including in its capacity as a withholding agent), except, in each case, (a) Taxes that are being contested in good faith by appropriate proceedings that stay the enforcement of the tax in question and for which Parent, the Company or such Subsidiary, as applicable, has set aside on its books reserves to the extent required by GAAP or (b) to the extent that the failure to make such filing or payment could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. There is no current, proposed or, to the Borrower’s knowledge any pending, Tax assessment, deficiency or other claim against Parent or any of its Subsidiaries except (i) those being actively contested by Parent or such Subsidiary in good faith and by appropriate proceedings that stay the enforcement of the tax in question and for which adequate reserves have been provided in accordance with GAAP or (ii) those would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

SECTION 3.10. Solvency. On the Restatement Effective Date after giving effect to the transactions to occur on the Restatement Effective Date, the Loan Parties, on a consolidated basis, are Solvent.

SECTION 3.11. Labor Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (a) there are no strikes or other labor disputes against Parent or any Subsidiary pending or, to the knowledge of the Borrower, threatened; (b) hours worked by and payment made to employees of Parent and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Laws dealing with such matters; and (c) all payments due from Parent and its Subsidiaries on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant party. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which Parent or any Subsidiary is bound, except as could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.12. Disclosure. None of the reports, financial statements, certificates or other written information (excluding any financial projections or pro forma financial information) furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished), when taken as a whole, contains as of the date of such statement, information, document or certificate was so furnished any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading. The projections and pro forma financial information contained in the materials referenced above have been prepared in good faith based upon assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.

SECTION 3.13. Federal Reserve Regulations. No part of the proceeds of any Loan have been used or will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X. Neither Parent nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying margin stock (as defined in Regulation U).

SECTION 3.14. Security Interests. Other than during a Collateral Suspension Period, the provisions of each Collateral Document are (or, at the time delivered, will be) effective to create legal and valid Liens on all the Collateral in respect of which and to the extent such Collateral Document purports to create Liens in favor of the Administrative Agent, for the benefit of the Secured Parties or the Foreign Secured Parties, as applicable; and upon the proper filing of UCC financing statements, the proper filing of Mortgages with respect to Material Real Properties and the taking of all other actions to be taken pursuant to the terms of the Collateral Documents, such Liens constitute perfected and continuing Liens on the Collateral, securing the Obligations, enforceable against the applicable Loan Party and all third parties to the extent required by the Collateral Documents.

SECTION 3.15. USA PATRIOT Act, Etc. (a) Parent and each of its Subsidiaries is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto and (ii) the USA PATRIOT Act. No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

(b) None of Parent, the Borrower or any of their respective Subsidiaries nor, to the knowledge of the Borrower, any director, officer, agent, employee or Affiliate of any of the foregoing is (i) a person on the list of “Specially Designated Nationals and Blocked Persons” or (ii) currently subject to any U.S. sanctions administered by OFAC; and the Borrower will not directly or, to the knowledge of the Borrower, indirectly use the proceeds of the Loans or Letters of Credit or otherwise make available such proceeds to any Person, for the purpose of financing the activities of any Person currently subject to any U.S. sanctions administered by OFAC, except to the extent licensed or otherwise approved by OFAC.

SECTION 3.16. ERISA. Except for those that would not, individually or in the aggregate, have a Material Adverse Effect, no ERISA Event has occurred or is reasonably expected to occur.

ARTICLE IV

Conditions

SECTION 4.01. Restatement Effective Date

The effectiveness of this Agreement is subject to the satisfaction of the following conditions (the date such conditions are satisfied, the “Restatement Effective Date”):

(a) The Administrative Agent (or its counsel) shall have received from the Required Lenders (under and as defined in the Original Credit Agreement), each Lender with a Tranche A Term Commitment and each Lender with a Revolving Commitment either (A) a counterpart of the Restatement Agreement signed on behalf of such party or (B) written evidence reasonably satisfactory to the Administrative Agent that such party signed a counterpart of the Restatement Agreement.

(b) The Administrative Agent (or its counsel) shall have received from each U.S. Loan Party either (A) a counterpart of the Pledge and Security Agreement and, except in the case of the Borrower, the Guaranty signed on behalf of such U.S. Loan Party or (B) written evidence reasonably satisfactory to the Administrative Agent (which may include telecopy or electronic mail transmission in accordance with Section 9.01(b) of a signed signature page of the Pledge and Security Agreement and, except in the case of the Borrower, the Guaranty) that such party signed a counterpart of the Pledge and Security Agreement and, except in the case of the Borrower, the Guaranty.

(c) The Administrative Agent (or its counsel) shall have received from each Foreign Guarantor either (A) a counterpart of the Pledge and Security Agreement and Guaranty signed on behalf of such Foreign Guarantor or (B) written evidence reasonably satisfactory to the Administrative Agent (which may include telecopy or electronic mail transmission in accordance with Section 9.01(b) of a signed signature page of the Pledge and Security Agreement and Guaranty) that such party signed a counterpart of the Pledge and Security Agreement and Guaranty;

(d) The Administrative Agent shall have received a signed certificate of a Responsible Officer stating that the conditions set forth in Section 4.02 are satisfied as of such date.

(e) The Administrative Agent shall have received a completed “Life-of-Loan” Federal Emergency Management Agency standard flood hazard determination with respect to each Mortgaged Property and, if any improvements on any Mortgaged Property are located in a special flood hazard area, (i) a notice about special flood hazard area status and flood disaster assistance duly executed by the Borrower and each Loan Party relating thereto and (ii) evidence in form satisfactory to the Administrative Agent of the flood insurance required under Section 5.05.

(f) The Administrative Agent shall have received the executed legal opinions of (i) Paul Hastings LLP, special New York counsel to the Borrower, (ii) Sean P. Corcoran, corporate counsel to the Borrower, (iii) CMS Cameron McKenna LLP, local counsel to the Borrower and the Guarantors in the United Kingdom, and (iv) Carey Olsen, local counsel to the Borrower and the Guarantors in Jersey, in each case, in form reasonably satisfactory to the Administrative Agent. The Borrower hereby requests such counsel to deliver such opinions.

(g) The Administrative Agent shall have received such customary closing documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the initial Loan Parties, the authorization of the Transaction and any other legal matters relating to such Loan Parties, the Loan Documents or the Transaction, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(h) The Administrative Agent shall have received a certificate attesting to the Solvency of the Borrower and its Subsidiaries (taken as a whole) on the Restatement Effective Date after giving effect to the Transactions, from a Financial Officer of the Borrower.

(i) The Administrative Agent shall have received copies of recent UCC Lien searches in each jurisdiction reasonably requested by the Administrative Agent with respect to the Loan Parties.

(j) To the extent reasonably requested in writing by the Lenders at least five Business Days prior to the Restatement Effective Date, the Lenders shall have received on or prior to the Restatement Effective Date all documentation and other information in order to allow the Lenders to comply with the USA PATRIOT Act.

(k) The Administrative Agent and the Arrangers shall have received all fees and other amounts due and payable on or prior to the Restatement Effective Date, including, to the extent invoiced, reimbursement or payment of all reasonable out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

SECTION 4.02. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing (but not a conversion or continuation of Loans), and of the Issuing Banks to issue, amend, renew or extend any Letter of Credit (including the initial Loans made on the Restatement Effective Date) is subject to the satisfaction of the following conditions:

(a) The representations and warranties of the Borrower set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except where any representation and warranty is expressly made as of a specific earlier date, such representation and warranty shall be true in all material respects as of any such earlier date; provided that during any Covenant Suspension Period the representations and warranties set forth in Sections 3.04(b), 3.06, 3.11 and 3.16 shall not be required to be made.

(b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing; and

(c) The Borrower shall have provided any required notice of such Borrowing or issuance, amendment, renewal or extension pursuant to Section 2.03, 2.04 or 2.05, as applicable.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section 4.02.

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Credit Agreement Parties covenant and agree with the Lenders that:

SECTION 5.01. Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent for distribution to the Lenders:

(a) as soon as available, but in any event within ninety (90) days (or to the extent that the SEC grants an extension of such period, such longer period as may be extended by the SEC, not to exceed one-hundred and five (105) days) after the end of each fiscal year of Parent, the audited consolidated balance sheet of Parent and its Consolidated Subsidiaries and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Ernst & Young LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial position and results of operations of Parent and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP;

(b) as soon as available, but in any event within forty-five (45) days (or to the extent that the SEC grants an extension of such period, such longer period as may be extended by the SEC, not to exceed sixty (60) days) after the end of each of the first three fiscal quarters of each fiscal year of Parent, the unaudited consolidated balance sheet of Parent and its Consolidated Subsidiaries and related statements of operations and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of Parent’s Financial Officers as presenting fairly in all material respects the financial position and results of operations of Parent and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes;

(c) concurrently with any delivery of financial statements under clause (a) or except in the case of subclause (y) below, (b) above, a certificate substantially in form and substance reasonably acceptable to Administrative Agent and executed by a Financial Officer of the Parent (x) certifying as to whether, to the knowledge of such Financial Officer after reasonable inquiry, a Default has occurred and is continuing and, if so, specifying the details thereof and any action taken or proposed to be taken with respect thereto; (y) setting forth reasonably detailed calculations demonstrating compliance with Section 6.09 as of the last day of the period covered by such financial statements and (z) in the case of the financial statements referred to in clause (a) only, setting forth a reasonably detailed calculation of the Consolidated Senior Leverage Ratio as of the last day of the period covered by such financial statements;

(d) concurrently with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any failure to comply with Section 6.09 (which certificate may be limited to the extent required by accounting rules or guidelines or by such accounting firm’s professional standards and customs of the profession);

(e) promptly after the same become publicly available, copies of all annual, quarterly and current reports and proxy statements filed by Parent or any Subsidiary with the SEC, or any Governmental Authority succeeding to any or all of the functions of said Commission; and

(f) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of Parent or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request.

Financial statements and other information required to be delivered pursuant to Sections 5.01(a), 5.01(b) and 5.01(e) shall be deemed to have been delivered if such statements and information shall have been posted by the Borrower on its website or shall have been posted on IntraLinks or similar site to which all of the Lenders have been granted access or are publicly available on the SEC’s website pursuant to the EDGAR system.

The Borrower acknowledges that (a) the Administrative Agent will make available information to the Lenders by posting such information on IntraLinks or similar electronic means and (b) certain of the Lenders may be “public side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to Parent, its Subsidiaries or their securities) (each, a “Public Lender”). The Borrower agrees to identify that portion of the information to be provided to Public Lenders hereunder as “PUBLIC” and that such information will not contain material non-public information (for purposes of United States federal and state securities laws) relating to Parent or its Subsidiaries (or any of their securities).

SECTION 5.02. Notices of Material Events. The Borrower will furnish to the Administrative Agent (for prompt notification to each Lender) prompt (but in any event within five (5) Business Days) written notice after any Financial Officer of the Borrower obtains knowledge of the following:

(a) the occurrence of any continuing Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting Parent, any Subsidiary or any Affiliate thereof that could reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; and

(d) (i) any material labor dispute to which Parent or any Subsidiary is, or is reasonably likely to become, a party, including any strikes, lockouts or other disputes relating to any of Parent’s or such Subsidiary’s plants and other facilities and (ii) any Worker Adjustment and Retraining Notification Act or related liability incurred with respect to the closing of any plant or other facility of Parent or any such Subsidiary, in each case that could reasonably be expected to result in a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03. Existence; Conduct of Business. Parent will, and will cause each of its Material Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect (i) its legal existence, and (ii) the rights, licenses, permits, privileges and franchises material to the conduct of its business, except, in the case of the preceding clause (ii), to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any transaction permitted under Section 6.03 or 6.11.

SECTION 5.04. Payment of Taxes. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Loan Party will, and will cause each of its Subsidiaries to, pay all of its Taxes (including Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises) before any penalty or fine accrues thereon; provided that no such Tax or claim need be paid if it is being contested in good faith by appropriate proceedings, so long as (a) adequate reserves or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor, and (b) in the case of a Tax or claim which has or may become a Lien against any of the Collateral (or, during a Collateral Suspension Period, any asset of the Parent and its Subsidiaries), such contest proceedings operate to stay the sale of any portion of the Collateral (or such assets) to satisfy such Tax or claim.

SECTION 5.05. Maintenance of Properties; Insurance. Parent will, and will cause each of its Subsidiaries to, (a) keep and maintain all Property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted and casualty or condemnation excepted, except if the failure to do so could not reasonably be expected to have a Material Adverse Effect, and (b) maintain, with financially sound and reputable insurance companies or through self-insurance, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations. Except during a Collateral Suspension Period, all property and liability insurance relating to Collateral, including insurance requested in connection with any after-acquired Material Real Property, if any, which shall be subject to a Mortgage delivered after the Effective Date pursuant to Section 5.09(b), shall, as reasonably requested by the Administrative Agent, name the Administrative Agent as mortgagee (in the case of property insurance), if applicable, or additional insured on behalf of the Secured Parties (in the case of liability insurance) or loss payee (in the case of property insurance), as applicable. Except during a Collateral Suspension Period, if any portion of any Mortgaged Property is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a Special Flood Hazard Area with respect to which flood insurance is made available under the National Flood Insurance Act of 1968 (as now or hereafter in effect or any successor act thereto), then Parent shall, or shall cause each Loan Party to (i) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (ii) deliver to the Administrative Agent evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent.

SECTION 5.06. Inspection Rights. Parent will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or, during the continuance of an Event of Default, any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and use commercially reasonable efforts to make its independent accountants available to discuss the affairs, finances and condition of Parent and the Borrower, all at such reasonable times and as often as reasonably requested and in all cases subject to applicable Law and the terms of applicable confidentiality agreements; provided that (i) the Lenders will conduct such requests for visits and inspections through the Administrative Agent and (ii) unless an Event of Default has occurred and is continuing, such visits and inspections can occur no more frequently than twice per year and the costs and expenses of only one such visit or inspection per year shall be required to be reimbursed by the Borrower pursuant to Section 9.03.

SECTION 5.07. Compliance with Laws; Compliance with Agreements. Parent will, and will cause each of its Subsidiaries to, (i) comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property (including without limitation Environmental Laws) and (ii) perform in all material respects its obligations under material agreements (other than in respect of Indebtedness) to which it is a party, in each case except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.08. Use of Proceeds and Letters of Credit. The Borrower shall use the proceeds of Loans and other credit extensions made under this Agreement only to finance the working capital needs, and for general corporate purposes (including refinancing of existing Indebtedness, acquisitions and other investments), of Parent and its Subsidiaries. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

SECTION 5.09. Further Assurances; Additional Security and Guarantees.

(a) Except during any Collateral Suspension Period, the Borrower shall, and shall cause Parent and each applicable Subsidiary to, at the Borrower’s expense, comply with the requirements of the Collateral Documents and take all action reasonably requested by the Administrative Agent to carry out more effectively the purposes of the Collateral Documents.

(b) Upon the formation or acquisition of any Specified Domestic Subsidiary or Specified Foreign Subsidiary by Parent or any Subsidiary (and, in the case of clause (D) below, upon the acquisition of any Material Real Property by any U.S. Loan Party), the Borrower shall, and shall cause Parent and each applicable Subsidiary to, at the Borrower’s expense within thirty (30) days (ninety (90) days in the case of a Specified Foreign Subsidiary (other than a Permitted Subsidiary Holding Company) or in the case of clause (D) below) after such formation or acquisition or such longer period as may be reasonably acceptable to the Administrative Agent:

(A) except during any Collateral Suspension Period, deliver all certificated Equity Interests of such Subsidiary held by any Loan Party that are required to be delivered pursuant to the Collateral Documents to the Administrative Agent together with appropriately completed stock powers or other instruments of transfer executed in blank by a duly authorized officer of such Loan Party and all intercompany notes owing from such Subsidiary to any Loan Party required to be delivered pursuant to the Collateral Documents together with instruments of transfer executed and delivered in blank by a duly authorized officer of such Loan Party;

(B) cause each such Specified Domestic Subsidiary to execute a supplement to the Guaranty (except during any Covenant Suspension Period as such Guaranty relates to Specified Domestic Subsidiaries that are not direct or indirect parent companies of the Borrower) and Pledge and Security Agreement (except during any Collateral Suspension Period) and, except during any Collateral Suspension Period, take all actions reasonably requested by the Administrative Agent in order to cause the Lien created by the Pledge and Security Agreement to be duly perfected to the extent required by such agreement in accordance with all applicable requirements of Law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent;

(C) cause each such Specified Foreign Subsidiary to execute a supplement to the Guaranty (except during any Covenant Suspension Period as it relates to Specified Foreign Subsidiaries that are not direct or indirect parent companies of the Borrower) and, except during a Collateral Suspension Period, any Pledge and Security Agreement and/or Foreign Security Agreement reasonably requested by the Administrative Agent and, except during any Collateral Suspension Period, to take the actions reasonably requested by the Administrative Agent in order to satisfy the Foreign Guarantor Collateral Requirement;

(D) except during any Collateral Suspension Period, cause any such Specified Domestic Subsidiary or the applicable Loan Party to deliver to the Administrative Agent to the extent reasonably requested by the Administrative Agent (i) counterparts of a Mortgage with respect to any Material Real Property, duly executed and delivered by the record owner of such property, (ii) a policy or policies of title insurance issued by a nationally recognized title insurance company insuring the Lien of each such Mortgage as a valid Lien on the property described therein, together with such endorsements as the Administrative Agent may reasonably request and in an amount reasonably satisfactory to the Administrative Agent and (iii) such existing surveys, if any, UCC-1 fixture filings, existing appraisals, if any, legal opinions, “life-of-loan” flood hazard determinations, evidence of insurance, affidavits and other documents as the Administrative Agent may reasonably request with respect to any such Material Real Property; and

(E) if requested by the Administrative Agent, deliver a customary opinion of counsel to the Borrower with respect to the guarantee (except during any Covenant Suspension Period as it relates to Subsidiaries that are not direct or indirect parent companies of the Borrower) and security (except during any Collateral Suspension Period) provided by such Specified Domestic Subsidiary or Specified Foreign Subsidiary (except, in the case of opinions in respect of any Collateral or Guaranty, to the extent such opinions are customarily delivered by lender’s counsel in the applicable jurisdiction).

SECTION 5.10. Maintenance of Ratings. The Credit Agreement Parties shall use commercially reasonable efforts to maintain (i) Corporate Ratings and (ii) a public rating in respect of the Term Loans from each of S&P and Moody’s.

SECTION 5.11. Collateral Suspension Period.

(a) Notwithstanding anything to the contrary contained in this Agreement or any Loan Document, if a Collateral Suspension Date occurs then upon delivery to the Administrative Agent of the officer’s certificate set forth in clause (iv) of the definition of “Collateral Suspension Date”, all of the Liens granted pursuant to the Collateral Documents on the Collateral, shall be automatically released and terminated at such time. In connection with the foregoing, the Administrative Agent shall, within a reasonable period of time following delivery of such officer’s certificate, and at the Borrower’s sole cost and expense, (x) assign, transfer and deliver to the applicable Loan Parties, without recourse to or warranty by the Administrative Agent, such of the Collateral or any part thereof to be released as may be in possession of the Administrative Agent and as shall not have been sold or otherwise applied pursuant to the terms hereof and (y) with respect to any other Collateral, deliver such documents and instruments (including UCC-3 termination financing statements or releases) and take such other actions, as the Borrower shall reasonably request to evidence such termination and release.

(b) Notwithstanding clause (a) above, if, after any Collateral Suspension Date, (i) either (x) the Corporate Ratings are downgraded by either S&P or Moody’s such that neither Corporate Rating is an Investment Grade Rating or (y) upon the Parent and the Borrower ceasing to have a corporate credit rating by S&P (or a successor thereto or an alternative Rating Agency in accordance with the definition thereof) and upon the Parent and Borrower ceasing to have a corporate family rating by Moody’s (or a successor thereto or an alternate Rating Agency in accordance with the definition thereof) (the occurrence of the events in clause (x) or (y), a “Collateral Reinstatement Event”) and (ii) the Required Lenders request the reinstatement of the Collateral, the Collateral Suspension Period with respect to such Collateral Suspension Date shall automatically terminate and all Collateral and Collateral Documents, and all Liens granted or purported to be granted therein, released pursuant to clause (a) above shall be required to be reinstated on the same terms as of the applicable Collateral Reinstatement Date (as defined below) and the Loan Parties shall take all actions and deliver all documents (collectively, the “New Collateral Documents”) reasonably requested by the Administrative Agent as necessary to create and perfect the Liens of the Administrative Agent in such Collateral, in form and substance reasonably satisfactory to the Administrative Agent, within 60 days of such Collateral Reinstatement Event (or such longer period as the Administrative Agent may agree in its reasonable discretion) (the first date on which a new security agreement is required to be delivered pursuant to the foregoing, the “Collateral Reinstatement Date”). The Administrative Agent is hereby authorized to enter into any New Collateral Documents in connection with any Collateral Reinstatement Event.

SECTION 5.12. Guaranty Release During Covenant Suspension Period.

(a) Notwithstanding anything to the contrary contained in this Agreement or any Loan Document, if a Covenant Suspension Period occurs, upon delivery of a written request by the Borrower to the Administrative Agent, each Guarantor (other than any Guarantor that is a direct or indirect parent company of the Borrower) shall be automatically released from its obligations under the applicable Guaranty to the extent that such Guarantors are not required (or substantially concurrently or after giving effect to this Section 5.12, will not be required) to Guarantee any Material Indebtedness of the Borrower or any direct or indirect parent company of the Borrower.

(b) Notwithstanding clause (a) above, upon termination of a Covenant Suspension Period, and if requested by the Required Lenders, the Guaranties released pursuant to clause (a) above shall be required to be reinstated within 60 days (or such longer period as the Administrative Agent may agree in its reasonable discretion)

after the last day of such Covenant Suspension Period, pursuant to guaranty agreements (the “New Guaranty”) substantially consistent with the Guaranty delivered on the Restatement Effective Date and otherwise in form and substance reasonably satisfactory to the Administrative Agent.

ARTICLE VI

Negative Covenants

From the Effective Date until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Credit Agreement Parties covenant and agree with the Lenders that:

SECTION 6.01. Indebtedness. Parent will not create, incur, assume or permit to exist, and will not permit any of its Subsidiaries to create, incur, assume or permit to exist, any Indebtedness, except:

(a) Indebtedness created under the Loan Documents;

(b) Indebtedness existing on the Restatement Effective Date and set forth in Schedule 6.01 (other than Indebtedness under Permitted Receivables Facilities) and Permitted Refinancing Indebtedness in respect of Indebtedness permitted by this clause (b);

(c) Indebtedness of (i) Parent or any Foreign Subsidiary to any U.S. Loan Party or Permitted Subsidiary Holding Company, (ii) Parent or any Subsidiary that is not a U.S. Loan Party or a Permitted Subsidiary Holding Company to Parent or any Subsidiary, (iii) any U.S. Loan Party to any U.S. Loan Party, (iv) any Loan Party to Parent or any Subsidiary in an amount not to exceed $100,000,000 at any time outstanding, (v) of the Borrower and its Subsidiaries contemplated by the definition of Permitted Domestic Reorganization and (vi) during a Covenant Suspension Period, Parent or any Subsidiary to Parent or any Subsidiary;

(d) Guarantees of Indebtedness of Parent or any other Subsidiary, all to the extent permitted by Section 6.05; provided that no Guarantee of Indebtedness of a Loan Party by a Subsidiary that is not a Loan Party will be permitted under this clause (d);

(e) Indebtedness incurred to finance the acquisition, construction, repair, replacement or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and any Permitted Refinancing Indebtedness in respect of Indebtedness permitted by this clause (e); provided that (i) such Indebtedness (other than Permitted Refinancing Indebtedness permitted above in this clause (e)) is incurred prior to or within two hundred seventy (270) days after such acquisition or the completion of such construction, repair, replacement or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (e) shall not exceed $125,000,000 at any time outstanding;

(f) Indebtedness in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance in the ordinary course of business;

(g) Indebtedness incurred pursuant to Permitted Receivables Facilities of Foreign Subsidiaries (other than a Permitted Subsidiary Holding Company); provided that the Attributable Receivables Indebtedness thereunder shall not exceed an aggregate amount of $650,000,000 at any time outstanding;

(h) Indebtedness of (i) Foreign Subsidiaries (other than a Permitted Subsidiary Holding Company) and Subsidiaries which are not Guarantors, provided that Indebtedness shall be permitted to be incurred pursuant to this clause (h)(i) only if at the time such Indebtedness is incurred the aggregate principal amount of Indebtedness outstanding pursuant to this clause (h)(i) at such time (including such Indebtedness) would not exceed the greater of (x) $500,000,000 and (y) 5.0% of Consolidated Total Assets (as of the most recently ended fiscal quarter of Parent for which financial statements have been delivered pursuant to Section 5.01(a) or (b)) and (ii) Foreign Subsidiaries organized under the laws of the People’s Republic of China in an aggregate amount outstanding at any time not to exceed $150,000,000;

(i) Indebtedness under Swap Agreements entered into in the ordinary course of business and not for speculative purposes;

(j) Indebtedness in respect of bid, performance, surety, stay, customs, appeal or replevin bonds or performance and completion guarantees and similar obligations issued or incurred in the ordinary course of business;

(k) Indebtedness in respect of judgments, decrees, attachments or awards that do not constitute an Event of Default under clause (k) of Article VII;

(l) Indebtedness consisting of bona fide purchase price adjustments, earn-outs, indemnification obligations, obligations under deferred compensation or similar arrangements and similar items incurred in connection with acquisitions and asset sales not prohibited by Section 6.05 or 6.11;

(m) Indebtedness in the form of (x) guarantees of loans and advances to officers, directors, consultants and employees, in an aggregate amount not to exceed $10,000,000 at any one time outstanding, and (y) reimbursements owed to officers, directors, consultants and employees;

(n) Indebtedness consisting of obligations to make payments to current or former officers, directors and employees, their respective estates, spouses or former spouses with respect to the cancellation, or to finance the purchase or redemption, of Equity Interests of Parent permitted by Section 6.04;

(o) Cash Management Obligations and other Indebtedness in respect of card obligations, netting services, overdraft protections, cash management services and similar arrangements, in each case, in the ordinary course of business;

(p) Indebtedness consisting of (x) the financing of insurance premiums with the providers of such insurance or their affiliates or (y) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(q) Indebtedness supported by a Letter of Credit, in a principal amount not to exceed the face amount of such Letter of Credit;

(r) (x) Permitted Debt Securities so long as no Event of Default has occurred and is continuing or would arise after giving effect thereto and (1) on a Pro Forma Basis the Borrower would be in compliance with Section 6.09 as of the last day of the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 5.01(a) or (b) prior to the incurrence of such Permitted Debt Securities or (2) such Indebtedness does not exceed the then-available Incremental Basket Amount (with any Permitted Debt Securities outstanding under this clause (x)(2) (and any Permitted Refinancing Indebtedness in respect thereof) reducing the Incremental Basket Amount on a dollar-for-dollar basis) and (y) any Permitted Refinancing Indebtedness in respect of Indebtedness permitted by this clause (r);

(s) other Indebtedness of the Loan Parties; provided that Indebtedness shall be permitted to be incurred pursuant to this clause (s) only if at the time such Indebtedness is incurred the aggregate principal amount of Indebtedness outstanding pursuant to this clause (s) at such time (including such Indebtedness) would not exceed $200,000,000;

(t) (i) Indebtedness of a Person existing at the time such Person becomes a Subsidiary and not created in contemplation thereof and (ii) any Permitted Refinancing Indebtedness in respect of Indebtedness permitted by this clause (t); provided that the aggregate principal amount of Indebtedness outstanding under this clause (t) shall not exceed $150,000,000 at any time;

(u) letters of credit denominated in foreign currencies in an aggregate face amount outstanding at any time not to exceed $50,000,000;

(v) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (u) above; and

(w) (x) Indebtedness of the Loan Parties incurred during a Covenant Suspension Period and (y) any Permitted Refinancing Indebtedness in respect of Indebtedness permitted by this clause (w).

SECTION 6.02. Liens. Parent will not, and will not permit any of its Subsidiaries to, create, incur, assume or permit to exist any Lien on any Property now owned or hereafter acquired by it, except:

(a) Permitted Encumbrances;

(b) Liens pursuant to any Loan Document;

(c) any Lien on any Property of Parent or any Subsidiary existing on the Restatement Effective Date and set forth in Schedule 6.02 and any modifications, replacements, renewals or extensions thereof; provided that (i) such Lien shall not apply to any other Property of Parent or any Subsidiary other than (A) improvements and after-acquired Property that is affixed or incorporated into the Property covered by such Lien, and (B) proceeds and products thereof, and (ii) such Lien shall secure only those obligations which it secures on the Restatement Effective Date and any Permitted Refinancing Indebtedness in respect thereof;

(d) any Lien existing on any Property prior to the acquisition thereof by Parent or any Subsidiary or existing on any Property of any Person that becomes a Subsidiary after the Effective Date prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other Property of Parent or any other Subsidiary (other than the proceeds or products thereof and other than improvements and after-acquired property that is affixed or incorporated into the Property covered by such Lien) and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and Permitted Refinancing Indebtedness in respect thereof;

(e) Liens on fixed or capital assets acquired, constructed, repaired, replaced or improved by Parent or any Subsidiary; provided that (i) such security interests secure Indebtedness permitted by clause (e) of Section 6.01 or, during a Covenant Suspension Period, shall secure Indebtedness not to exceed $125,000,000 at any time outstanding, (ii) such security interests and the Indebtedness secured thereby (other than Permitted Refinancing Indebtedness permitted by clause (e) of Section 6.01 or, during a Covenant Suspension Period, refinancing Indebtedness in respect of such initial Indebtedness) are incurred prior to or within two hundred seventy (270) days after such acquisition or the completion of such construction, repair or replacement or improvement, (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other Property of Parent or any Subsidiary except for accessions to such Property, Property financed by such Indebtedness and the proceeds and products thereof; provided further that individual financings of equipment provided by one lender may be cross-collateralized to other financings of equipment provided by such lender;

(f) rights of setoff and similar arrangements and Liens in respect of Cash Management Obligations and in favor of depository and securities intermediaries to secure obligations owed in respect of card obligations or any overdraft and related liabilities arising from treasury, depository and cash management services or any automated clearing house transfers of funds and fees and similar amounts related to bank accounts or securities accounts (including Liens securing letters of credit, bank guarantees or similar instruments supporting any of the foregoing);

(g) Liens on Receivables and Permitted Receivables Facility Assets, in each case, of Foreign Subsidiaries (other than a Permitted Subsidiary Holding Company), securing Indebtedness arising under Permitted Receivables Facilities;

(h) (i) Liens on assets of a Subsidiary which is not a Loan Party securing Indebtedness of such Subsidiary pursuant to Section 6.01(h) (or, during a Covenant Suspension Period, securing Indebtedness of the type described in Section 6.01(h)) and (ii) Liens securing Indebtedness permitted under Section 6.01(p)(x) (or, during a Covenant Suspension Period, securing Indebtedness of the type described in Section 6.01(p)(x)) and applying only to the proceeds of the insurance policy;

(i) Liens (i) on “earnest money” or similar deposits or other cash advances in connection with acquisitions permitted by Section 6.05 or (ii) consisting of an agreement to Dispose of any Property in a Disposition permitted under Section 6.11;

(j) leases, licenses, subleases or sublicenses granted to others in the ordinary course of business which do not (i) interfere in any material respect with the business of Parent or any Subsidiary or (ii) secure any Indebtedness;

(k) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(l) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection and (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business, including Liens encumbering reasonable customary initial deposits and margin deposits;

(m) Liens on property or Equity Interests (i) of any Foreign Subsidiary that is not a Loan Party and (ii) that do not constitute Collateral, which Liens secure Indebtedness of such Foreign Subsidiary permitted under Section 6.01;

(n) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by Parent or any Subsidiary in the ordinary course of business permitted by this Agreement;

(o) Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 6.05;

(p) rights of setoff relating to purchase orders and other agreements entered into with customers of Parent or any Subsidiary in the ordinary course of business;

(q) ground leases in respect of real property on which facilities owned or leased by Parent or any of its Subsidiaries are located and other Liens affecting the interest of any landlord (and any underlying landlord) of any real property leased by Parent or any Subsidiary;

(r) Liens on equipment owned by Parent or any Subsidiary and located on the premises of any supplier and used in the ordinary course of business and not securing Indebtedness;

(s) any restriction or encumbrance with respect to the pledge or transfer of the Equity Interests of a Person that is not a Subsidiary;

(t) Liens not otherwise permitted by this Section 6.02, provided that a Lien shall be permitted to be incurred pursuant to this clause (t) only if at the time such Lien is incurred the aggregate principal amount of the obligations secured at such time (including such Lien) by Liens outstanding pursuant to this clause (t) would not exceed 7.5% of Consolidated Total Assets as of the most recently ended fiscal quarter of Parent for which financial statements have been delivered pursuant to Section 5.01(a) or (b);

(u) Liens on any Property of (i) any Permitted Subsidiary Holding Company or U.S. Loan Party in favor of any U.S. Loan Party, (ii) any Foreign Guarantor (other than a Permitted Subsidiary Holding Company) in favor of any Loan Party, (iii) any Subsidiary that is not a Loan Party in favor of Parent or any other Subsidiary and (iv) during a Covenant Suspension Period, of the Parent and its Subsidiaries in favor of the Parent and its Subsidiaries;

(v) other than during a Collateral Suspension Period (unless the Obligations are equally and ratably secured therewith), Liens on the Collateral securing Permitted Secured Notes; provided that the collateral agent for such Permitted Secured Notes has entered into the First Lien Intercreditor Agreement or Second Lien Intercreditor Agreement, as applicable;

(w) during a Collateral Suspension Period, Liens securing Indebtedness (i) under Swap Agreements entered into in the ordinary course of business and not for speculative purposes and (ii) in respect of card obligations, netting services, overdraft protections, cash management services and similar arrangements, in each case, in the ordinary course of business; and

(x) Liens arising from UCC financing statement filings regarding leases and consignments entered into by Parent and its Subsidiaries in the ordinary course of business.

SECTION 6.03. Fundamental Changes. Parent will not, and will not permit any of its Subsidiaries to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing:

(a) any Subsidiary (other than the Borrower) may be merged or consolidated with or into any Person and any Subsidiary may be liquidated or dissolved or change its legal form, in each case in order to consummate any Investment otherwise permitted by Section 6.05 or Disposition otherwise permitted by Section 6.11 or an initial public offering of the equity interests of any direct or indirect parent company of the Borrower;

(b) (i) any U.S. Loan Party or Permitted Subsidiary Holding Company may merge or consolidate with any other Person in a transaction in which a U.S. Loan Party (or in the case of a merger or consolidation between two Permitted Subsidiary Holding Companies, a Permitted Subsidiary Holding Company) is the surviving Person in such merger or consolidation, (ii) any Foreign Guarantor (other than a Permitted Subsidiary Holding Company) may merge or consolidate with any other Person in a transaction where a Foreign Guarantor is the surviving Person in such merger or consolidation and (iii) during any Covenant Suspension Period, any Subsidiary of Parent may merge or consolidate with any other Subsidiary of Parent (provided that if any such Subsidiary is a Loan Party, the surviving Person in such merger or consolidation shall be a Loan Party); provided that any Investment in connection with this clause (b) is otherwise permitted by Section 6.05; and

(c) the Borrower may be consolidated with or merged into any Person; provided that any Investment in connection therewith is otherwise permitted by Section 6.05; and provided further that, simultaneously with such transaction, (x) the Person formed by such consolidation or into which the Borrower is merged shall expressly assume all obligations of the Borrower under the Loan Documents, (y) the Person formed by such consolidation or into which the Borrower is merged shall be a corporation organized under the laws of a State in the United States and shall take all actions as may be required to preserve the enforceability of the Loan Documents and validity and perfection of the Liens of the Collateral Documents (other than during a Collateral Suspension Period) and (z) the Borrower shall have delivered to the Administrative Agent an officer’s certificate and an opinion of counsel, each stating that such merger or consolidation and such supplement to this Agreement or any Collateral Document (other than during a Collateral Suspension Period) comply with this Agreement.

(d) Parent may be consolidated with or merged into any Person; provided that any Investment in connection therewith is otherwise permitted by Section 6.05; and provided further that, simultaneously with such transaction, (x) the Person formed by such consolidation or into which the Parent is merged shall expressly assume all obligations of the Parent under the Loan Documents, (y) the Person formed by such consolidation or into which the Parent is merged shall be a corporation organized under the laws of the United Kingdom, a State in the United States of America, a member of the European Union (as in effect on the Effective Date), the Cayman Islands or the U.K. Channel Islands (including Jersey) and shall take all actions as may be required to preserve the enforceability of the Loan Documents and validity and perfection of the Liens of the Collateral Documents (other than during a Collateral Suspension Period) and (z) the Borrower shall have delivered to the Administrative Agent an officer’s certificate and an opinion of counsel, each stating that such merger or consolidation and such supplement to this Agreement or any Collateral Document (other than during a Collateral Suspension Period) comply with this Agreement.

SECTION 6.04. Restricted Payments. Parent will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except (a) Parent or any Subsidiary may declare and pay dividends or other distributions with respect to its Equity Interests payable solely in shares of its Qualified Equity Interests or options to purchase Qualified Equity Interests; (b) Subsidiaries may declare and make Restricted Payments (i) ratably with respect to their Equity Interests; provided that any Restricted Payment by (x) the Borrower under this clause (b)(i) shall only be permitted to the extent the proceeds thereof are used by Parent or a Subsidiary to make a Restricted Payment in reliance on clause (c), (d), (g) or (h) of this Section 6.04 or to pay overhead and administrative expenses of any direct or indirect parent company of the Borrower attributable to its ownership of the Borrower or (y) any Loan Party to any Permitted Subsidiary Holding Company shall only be permitted to the extent such proceeds are distributed or otherwise paid over to the Borrower or another U.S. Loan Party or otherwise used to pay overhead and administrative expenses of such Permitted Subsidiary Holding Company, (ii) to Parent or any of its Subsidiaries to pay income taxes attributable to Parent and its Subsidiaries or (iii) to consummate the transactions contemplated under the definition of Permitted Domestic Reorganization; (c) Parent may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for present or former officers, directors, consultants or employees of Parent and its Subsidiaries (i) in existence on the Restatement Effective Date and listed on Schedule 6.04 and (ii) other such plans adopted following the Effective Date in an aggregate amount pursuant to this subclause (ii) not to exceed $125,000,000 in any fiscal year (with unused amounts of such base amount available for use in the next succeeding fiscal year); (d) Restricted Payments made to consummate the Transaction (as defined in the Original Credit Agreement); (e) to the extent constituting Restricted Payments, Parent and the Subsidiaries may enter into and consummate transactions expressly permitted by any provision of Section 6.07 (other than Section 6.07(a)); (f) repurchases of Equity Interests in Parent or any Subsidiary deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants; (g) Parent and its Subsidiaries may make other Restricted Payments in an aggregate amount not to exceed the sum of (x) $1,000,000,000 (in the aggregate with payments made under Section 6.06(a)(iv)(x)) plus (y) the Available Amount; provided that no Restricted Payments shall be permitted under the foregoing clause (g) unless (i) no Event of Default has occurred and is continuing or would arise after giving effect thereto and (ii) in the case of the foregoing clause (y), on a Pro Forma Basis the Borrower would be in compliance with Section 6.09 as of the last day of the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 5.01(a) or (b); (h) following the first initial public offering of the common Equity Interests of Parent, dividends or distributions in an aggregate amount not to exceed 6% of the net cash proceeds received by Parent in connection with such initial public offering, (i) (x) tax distributions relating to the Transaction in an amount not to exceed the maximum amount disclosed to the Administrative Agent prior to the Effective Date and (y) prior to an initial public offering of the common Equity Interests of Parent, tax distributions (other than those in connection with the Transaction (as defined in the Original Credit Agreement) or tax distributions made as a result of a Restricted Payment made in reliance on clause (g) above) to members of Parent in accordance with the terms of Parent’s partnership agreement as in effect on the Effective Date or as amended in any manner that is not adverse in any material respect to the Lenders, (j) distributions made since the Effective Date (x) to pay expenses in connection with the formation of Parent and/or consummating (or attempting to consummate) the initial public offering of the Equity Interests of Parent and (y) (i) in amounts required for Parent to pay fees and expenses (including franchise or similar taxes) required to maintain its corporate existence, customary salary, bonus and other benefits payable to, and indemnity provided on behalf of, officers and employees of Parent, and general corporate overhead expenses of Parent, in each case to the extent such fees, expenses, salaries, bonuses, benefits and indemnities are attributable to the ownership or operation of the Parent and its Subsidiaries and (ii) in amounts required for Parent to pay fees and expenses related to any unsuccessful equity or debt offering of Parent, (k) other Restricted Payments so long as (x) no Event of Default has occurred and is continuing and (y) after giving effect to such Restricted Payment, on a Pro Forma Basis the Consolidated Leverage Ratio would be less than or equal to 1.5 to 1.0 as of the last day of the most recent fiscal year or fiscal quarter for which financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b) and (l) any Restricted Payments made during a Covenant Suspension Period.

SECTION 6.05. Investments. Parent will not, and will not allow any of its Subsidiaries to make or hold any Investments, except:

(a) Investments by Parent or a Subsidiary in cash and Cash Equivalents permitted when made;

(b) loans or advances to officers, directors, consultants and employees of Parent and the Subsidiaries (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes, (ii) in connection with such Person’s purchase of Equity Interests of Parent, provided that the amount of such loans and advances shall be contributed to the Borrower in cash as common equity, and (iii) for purposes not described in the foregoing subclauses (i) and (ii), in an aggregate principal amount outstanding not to exceed $10,000,000;

(c) Investments by (i) any U.S. Loan Party or Permitted Subsidiary Holding Company in any U.S. Loan Party or Permitted Subsidiary Holding Company, (ii) Parent, any Parent Guarantor or any Subsidiary that is not a U.S. Loan Party or a Permitted Subsidiary Holding Company in Parent or any Subsidiary, (iii) any U.S. Loan Party in any Foreign Subsidiary consisting solely of (x) the contribution or other Disposition of Equity Interests or Indebtedness of any other Foreign Subsidiary (other than a Permitted Subsidiary Holding Company) held directly by such U.S. Loan Party in exchange for Indebtedness, Equity Interests (or additional share premium or paid in capital in respect of Equity Interests) or a combination thereof of the Foreign Subsidiary to which such contribution is made, (y) an exchange of Equity Interests of such Foreign Subsidiary for Indebtedness of such Foreign Subsidiary or (z) Guarantees of Indebtedness or other monetary obligations of Foreign Subsidiaries owing to any U.S. Loan Party, and (iv) any U.S. Loan Party in Parent or any Subsidiary, provided that an Investment shall be permitted to be made pursuant to this subclause (iv) only if at the time such Investment is made the aggregate amount of Investments outstanding at such time (including such Investment) pursuant to this subclause (iv) (valued at cost and net of any return representing a return of capital in respect of any such Investment) would not exceed, when combined with the amount of consideration paid by U.S. Loan Parties in connection with Permitted Acquisitions for assets that are not acquired by U.S. Loan Parties or Subsidiaries that do not become U.S. Loan Parties, the greater of (x) $1,000,000,000 and (y) 10.0% of Consolidated Total Assets as of the most recently ended fiscal quarter of Parent for which financial statements have been delivered pursuant to Section 5.01(a) or (b);

(d) (i) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and (ii) Investments (including debt obligations and Equity Interests) received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business or received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers arising in the ordinary course of business or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(e) Investments resulting from the receipt of promissory notes and other non-cash consideration in connection with any Disposition permitted by Section 6.11(c)(i), (i) or (j) or Restricted Payments permitted by Section 6.04;

(f) Investments existing on the Restatement Effective Date in Subsidiaries or as set forth on Schedule 6.05 and any modification, replacement, renewal, reinvestment or extension thereof; provided that the amount of the original Investment is not increased except by the terms of such Investment or as otherwise permitted by this Section 6.05;

(g) Investments in Swap Agreements permitted under Section 6.01(i);

(h) Permitted Acquisitions;

(i) [reserved];

(j) Investments in the ordinary course of business consisting of endorsements for collection or deposit;

(k) any other Investment, provided that an Investment shall be permitted to be made pursuant to this clause (k) only if at the time such Investment is made the aggregate amount of Investments outstanding at such time (including such Investment) pursuant to this clause (k) (valued at cost and net of any return representing a return of capital in respect of any such Investment) would not exceed $200,000,000;

(l) any Investment; provided that the amount of such Investment (valued at cost) does not exceed the Available Amount at the time such Investment is made;

(m) advances of payroll payments, fees or other compensation to officers, directors, consultants or employees, in the ordinary course of business;

(n) Investments to the extent that payment for such Investments is made solely with Qualified Equity Interests;

(o) Investments held by a Subsidiary acquired after the Effective Date or of a corporation merged into Parent or merged or consolidated with a Subsidiary in accordance with Section 6.03 after the Effective Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(p) lease, utility and other similar deposits in the ordinary course of business;

(q) Investments resulting from the creation of a Lien permitted under Section 6.02 and Investments resulting from Dispositions permitted under clause (j) of Section 6.11 or Restricted Payments permitted under Section 6.04 or Indebtedness permitted under Section 6.01; and

(r) customary Investments by Foreign Subsidiaries (other than a Permitted Subsidiary Holding Company) in connection with Permitted Receivables Facilities;

(s) customer financing in an amount not to exceed $50,000,000 at any time outstanding;

(t) Investments made to consummate the transactions contemplated under the definition of Permitted Domestic Reorganization;

(u) Investments consisting of the transfer of Equity Interests of a U.S. IP Loan Party to any wholly-owned Subsidiary and the transfer or licensing of intellectual property by Parent or any Subsidiary to any U.S. IP Loan Party; provided that, for the avoidance of doubt, such U.S. IP Loan Party continues to be a Guarantor;

(v) other Investments so long as (x) substantially all of the consideration in connection with any such Investment consists of cash and/or assets or Equity Interests of Foreign Subsidiaries, (y) no Event of Default has occurred and is continuing and (z) after giving effect to such Investment, on a Pro Forma Basis the Consolidated Leverage Ratio would be less than or equal to 1.5 to 1.0 as of the last day of the most recent fiscal year or fiscal quarter for which financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b); and

(w) any Investments made during a Covenant Suspension Period.

SECTION 6.06. Prepayments, Etc., of Indebtedness.

(a) Parent will not, and will not permit any of its Subsidiaries to, prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner (it being understood that payments of regularly scheduled interest shall be permitted) any Specified Indebtedness or make any payment in violation of any subordination terms of any Specified Indebtedness, except (i) refinancing of Specified Indebtedness with the Net Cash Proceeds of any Permitted Refinancing Indebtedness in respect thereof, (ii) the conversion of any Specified Indebtedness to Equity Interests (other than Disqualified Equity Interests) of Parent, (iii) the prepayment of Specified Indebtedness (other than Indebtedness of the Borrower incurred in connection with a Permitted Domestic

Reorganization) of Parent or any Subsidiary to Parent or any Subsidiary to the extent permitted by the Collateral Documents, (iv) prepayments, redemptions, purchases, defeasances and other payments in respect of Specified Indebtedness in an aggregate amount not to exceed the sum of (x) $1,000,000,000 (in the aggregate with Restricted Payments made under Section 6.04(g)(x)) plus (y) the Available Amount so long as (1) no Event of Default has occurred and is continuing and (2) in the case of the foregoing clause (y), after giving effect to such prepayment, on a Pro Forma Basis the Borrower would be in compliance with Section 6.09 as of the last day of the most recent fiscal year or fiscal quarter for which financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b), (v) prepayments, redemptions, purchases, defeasances and other payments in respect of Specified Indebtedness so long as (x) no Event of Default has occurred and is continuing and (y) after giving effect to such prepayment, on a Pro Forma Basis the Consolidated Leverage Ratio would be less than or equal to 1.5 to 1.0 as of the last day of the most recent fiscal year or fiscal quarter for which financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b), (vi) prepayments, redemptions, purchases or defeasances of Specified Indebtedness out of the net cash proceeds of a sale of Qualified Equity Interests (other than a sale to Parent or a Subsidiary) and (vii) any prepayments, redemptions, purchases, defeasances and other payments in respect of Specified Indebtedness made during a Covenant Suspension Period.

(b) Except during a Covenant Suspension Period, Parent will not, and will not permit any of its Subsidiaries to, amend, modify or change in any manner materially adverse to the interests of the Lenders any term or condition of any Specified Indebtedness.

SECTION 6.07. Transactions with Affiliates. Parent will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any Property to, or purchase, lease or otherwise acquire any Property from, or otherwise engage in any other transactions with, any of its Affiliates (any such transaction, an “Affiliate Transaction”), except (a) at prices and on terms and conditions substantially as favorable to Parent or such Subsidiary (in the good faith determination of Parent) as could reasonably be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among (i) Parent and/or its Subsidiaries and (ii) Parent and/or its Subsidiaries and any entity that becomes a Subsidiary as a result of such transaction so long as such transaction does not involve any other Affiliate, (c) the payment of customary compensation and benefits and reimbursements of out-of-pocket costs to, and the provision of indemnity on behalf of, directors, officers, consultants, employees and members of the Boards of Directors of Parent or such Subsidiary, (d) loans and advances to officers, directors, consultants and employees in the ordinary course of business, (e) Restricted Payments and other payments permitted under Section 6.04 or 6.06, (f) employment, incentive, benefit, consulting and severance arrangements entered into in the ordinary course of business with officers, directors, consultants and employees of Parent or its Subsidiaries, (g) the transactions pursuant to the agreements set forth in Schedule 6.07 or any amendment thereto to the extent such an amendment is not adverse to the Lenders in any material respect, (h) the Transactions and the payment of fees and expenses related to the Transactions, (i) the issuance of Qualified Equity Interests and the granting of registration or other customary rights in connection therewith, (j) the existence of, and the performance by Parent or any Subsidiary of its obligations under the terms of, any limited liability company agreement, limited partnership or other organizational document or securityholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party on the Restatement Effective Date and which is set forth on Schedule 6.07, and similar agreements that it may enter into thereafter, provided that the existence of, or the performance by Parent or any Subsidiary of obligations under, any amendment to any such existing agreement or any such similar agreement entered into after the Effective Date shall only be permitted by this Section 6.07(j) to the extent not more adverse to the interest of the Lenders in any material respect when taken as a whole (in the good faith determination of Parent) than any of such documents and agreements as in effect on the Effective Date, (k) consulting services to joint ventures in the ordinary course of business and any other transactions between or among Parent, its Subsidiaries and joint ventures that are Affiliates of Parent solely as a result of Parent’s or a Subsidiary’s Investments therein in the ordinary course of business, (l) transactions with landlords, customers, clients, suppliers, joint venture partners or purchasers or sellers of goods and services, in each case in the ordinary course of business and not otherwise prohibited by this Agreement and (m) any Affiliate Transaction made during a Covenant Suspension Period.

SECTION 6.08. Changes in Fiscal Year. Parent will cause its fiscal year to end on December 31 of each calendar year.

SECTION 6.09. Financial Covenant.

(a) Parent will not permit the Consolidated Leverage Ratio as of the last day of any Test Period to be greater than 2.75 to 1.0.

SECTION 6.10. Restrictive Agreements. Parent will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon the ability of any Subsidiary that is not a U.S. Guarantor to pay dividends or other distributions with respect to holders of its Equity Interests; provided that the foregoing shall not apply to (i) prohibitions, restrictions and conditions imposed by law or by this Agreement, (ii) prohibitions, restrictions and conditions arising in connection with any Disposition permitted by Section 6.11 with respect to the Property subject to such Disposition, (iii) customary prohibitions, restrictions and conditions contained in agreements relating to a Permitted Receivables Facility, (iv) agreements or arrangements binding on a Subsidiary at the time such Subsidiary becomes a Subsidiary of Parent or any permitted extension, refinancing or renewal of, or any amendment or modification to, any such agreement or arrangement so long as any such extension, refinancing, renewal, amendment or modification is not materially more restrictive (in the good faith determination of the Borrower) than such agreement or arrangement, (v) prohibitions, restrictions and conditions set forth in Indebtedness of a Subsidiary that is not a Loan Party which is permitted by this Agreement, (vi) agreements or arrangements that are customary provisions in joint venture agreements and other similar agreements or arrangements applicable to joint ventures, (vii) prohibitions, restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such prohibitions, restrictions or conditions apply only to the Subsidiaries incurring or Guaranteeing such Indebtedness, (viii) customary provisions in leases, subleases, licenses, sublicenses or permits so long as such prohibitions, restrictions or conditions relate only to the property subject thereto, (ix) customary provisions in leases restricting the assignment or subletting thereof, (x) customary provisions restricting assignment or transfer of any contract entered into in the ordinary course of business or otherwise permitted hereunder, (xi) prohibitions, restrictions or conditions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business, (xii) prohibitions, restrictions or conditions imposed by a Lien permitted by Section 6.02 with respect to the transfer of the Property subject thereto and (xiii) prohibitions, restrictions and conditions imposed, or contained in any agreement entered into, or otherwise existing, during a Covenant Suspension Period.

SECTION 6.11. Dispositions. Parent will not, and will not permit any of its Subsidiaries to, make any Disposition, except:

(a) Dispositions of obsolete or worn out Property and Dispositions of property no longer used or useful in the conduct of the business of Parent and the Subsidiaries, in each case, in the ordinary course of business;

(b) Dispositions of inventory and immaterial assets in the ordinary course of business;

(c) Dispositions of Property to the extent that (i) such Property is exchanged for credit against the purchase price of similar replacement Property or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement Property;

(d) Dispositions of Property (i) to Parent or to a Subsidiary; provided that if the transferor of such Property is a U.S. Loan Party or a Permitted Subsidiary Holding Company, the transferee thereof must be a U.S. Loan Party or a Permitted Subsidiary Holding Company, (ii) to the extent such transaction constitutes an Investment permitted under Section 6.05 and (iii) consisting of Equity Interests of Foreign Subsidiaries (other than a Permitted Subsidiary Holding Company unless the transferee is a Permitted Subsidiary Holding Company) to other Foreign Subsidiaries;

(e) Dispositions permitted by Sections 6.03 and 6.04 and Liens permitted by Section 6.02 and Dispositions of Receivables and Related Assets by Foreign Subsidiaries (other than a Permitted Subsidiary Holdings Company) in connection with Permitted Receivables Facilities;

(f) Dispositions of cash and Cash Equivalents;

(g) Dispositions of accounts receivable in connection with the collection or compromise thereof (other than in connection with financing transactions);

(h) leases, subleases, licenses or sublicenses, in each case in the ordinary course of business and which do not materially interfere with the business of Parent and the Subsidiaries;

(i) transfers of Property to the extent subject to Casualty Events;

(j) any Disposition of Property; provided that (i) at the time of such Disposition (other than any such Disposition made pursuant to a legally binding commitment entered into at a time when no Event of Default exists), no Event of Default shall exist or would result from such Disposition, (ii) at the time of any such Disposition, the aggregate book value of all property Disposed of in reliance on this clause (j) in any four fiscal quarter period of Parent (including such Disposition) would not exceed 15.0% of Consolidated Total Assets as of the most recently ended fiscal quarter of Parent for which financial statements have been delivered pursuant to Section 5.01(a) or (b), of which (x) up to $500,000,000 aggregate amount of Net Cash Proceeds received from any such Disposition of Property shall be eligible for reinvestment in accordance with Section 2.10(b) in assets useful for Parent’s or a Subsidiary’s business and (y) the remaining Net Cash Proceeds received from such Disposition of Property shall be applied by the Borrower to prepay Term Loans in the manner required by Section 2.10(b) and (iii) with respect to any Disposition pursuant to this clause (j) for a purchase price in excess of $100,000,000, Parent or a Subsidiary shall receive not less than 75% of such consideration in the form of cash or Cash Equivalents; provided, however, that for the purposes of this clause (iii), each of the following shall be deemed to be cash: any liabilities (as shown on Parent’s or such Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto) of Parent or such Subsidiary, other than Specified Indebtedness or liabilities that are by their terms subordinated to the payment in cash of the Obligations, that are assumed by the transferee with respect to the applicable Disposition and for which Parent and all of the Subsidiaries shall have been validly released by all applicable creditors in writing;

(k) Dispositions of Investments in, and issuances of any Equity Interests in, joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(l) Dispositions described on Schedule 6.11; and

(m) any Disposition made during a Covenant Suspension Period, other than any Disposition of all or substantially all Property of the Borrower or any of its direct or indirect parent companies (in each case, on a consolidated basis); provided that any Disposition of Property by Parent or any direct or indirect parent company of the Borrower to any other Subsidiary of Parent made during a Covenant Suspension Period shall be permitted;

provided that any Disposition of any Property classified under Sections 6.11(j) and (l) shall be for no less than the fair market value of such Property at the time of such Disposition in the good faith determination of the Borrower.

SECTION 6.12. Lines of Business.

(a) Parent will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business substantially different from the businesses of the type conducted by Parent and its Subsidiaries on the date of execution of this Agreement and businesses reasonably related, ancillary or complementary thereto and reasonable extensions thereof.

(b) Parent and any other direct or indirect parent company of the Borrower will not engage in any material business other than the management and ownership of Equity Interests of their Subsidiaries, the incurrence of Indebtedness, making of Restricted Payments and Investments and other transactions permitted by this Article VI and other activities reasonably related thereto. Parent will not own directly any Equity Interests of any Subsidiary that is not a Guarantor unless at least 65% of the voting Equity Interests of such Subsidiary are pledged as Collateral under the Collateral Documents (other than during a Collateral Suspension Period).

ARTICLE VII

Events of Default

If any of the following events (“Events of Default”) shall occur and be continuing:

(a) the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) Business Days;

(c) any representation or warranty made or deemed made by or on behalf of Parent, the Borrower or any Subsidiary in this Agreement or any other Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document required to be delivered in connection with this Agreement or any other Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d) any Credit Agreement Party shall fail to observe or perform any covenant, condition or agreement contained in Article VI;

(e) any Loan Party, as applicable, shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article) or any other Loan Document, and such failure shall continue unremedied for a period of thirty (30) days after written notice thereof from the Administrative Agent to the Borrower;

(f) Parent or any Material Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable, or if a grace period shall be applicable to such payment under the agreement or instrument under which such Indebtedness was created, beyond such applicable grace period;

(g) Parent or any Subsidiary shall default in the performance of any obligation in respect of any Material Indebtedness or any “change of control” (or equivalent term) shall occur with respect to any Material Indebtedness, in each case, that results in such Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both, but after giving effect to any applicable grace period) the holder or holders of such Material Indebtedness or any trustee or agent on its or their behalf to cause such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity (other than solely in Qualified Equity Interests); provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of Parent, the Borrower or any Material Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Parent, Borrower or any Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed or unstayed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) Parent, Borrower or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Parent, Borrower or any Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any corporate action for the purpose of effecting any of the foregoing;

(j) Parent or any Material Subsidiary shall become generally unable, admit in writing its inability generally or fail generally to pay its debts as they become due;

(k) one or more final, non-appealable judgments for the payment of money in an aggregate amount in excess $50,000,000 (to the extent due and payable and not covered by insurance as to which the relevant insurance company has not denied coverage) shall be rendered against Parent, any Material Subsidiary or any combination thereof and the same shall remain unpaid or undischarged for a period of thirty (30) consecutive days during which execution shall not be bonded or effectively stayed, or any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the assets of Parent and the Material Subsidiaries, taken as a whole, and is not released, vacated or fully bonded within thirty (30) days after its issue or levy;

(l) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(m) a Change in Control shall occur;

(n) except during a Collateral Suspension Period, (i) any material provision of any Collateral Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 6.03 or 6.11) or as a result of acts or omissions by the Administrative Agent or any Lender or the satisfaction in full of all the Obligations (other than contingent indemnification or reimbursement obligations) ceases to be in full force and effect; or (ii) any Loan Party contests in writing the validity or enforceability of any provision of any Collateral Document; or (iii) any Loan Party denies in writing that it has any or further liability or obligation under any Collateral Document (other than as a result of repayment in full of the Obligations (other than contingent indemnification or reimbursement obligations) and termination of the Commitments), or purports in writing to revoke or rescind any Collateral Document, in each case with respect to a material portion of the Collateral purported to be covered by the Collateral Documents, or

(o) except with respect to the Guaranty of any Guarantor released pursuant to Section 5.12(a) that has not been reinstated pursuant to Section 5.12(b), (i) any material provision of the Guaranty, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 6.03 or 6.11) or as a result of acts or omissions by the Administrative Agent or any Lender or the satisfaction in full of all the Obligations (other than contingent indemnification or reimbursement obligations) ceases to be in full force and effect; or (ii) any Loan Party contests in writing the validity or enforceability of any provision of the Guaranty; or (iii) any Guarantor denies in writing that it has any or further liability or obligation under the Guaranty (other than as a result of repayment in full of the Obligations (other than contingent indemnification or reimbursement obligations) and termination of the Commitments), or purports in writing to revoke or rescind the Guaranty, then, and in every such event (other than an event with respect to Parent or the Borrower described in clause (h) or (i) of this Article VII), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder and under the other Loan Documents, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to Parent or the Borrower described in clause (h) or (i) of this Article VII, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other Obligations accrued hereunder and under the other Loan Documents, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE VIII

The Administrative Agent

(a) Each of the Lenders and the Issuing Banks hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto.

(b) Each Secured Party appoints the Administrative Agent to act as security trustee under and in connection with any security interest which is expressed to be or is construed to be governed by English law, as set out in schedule 2 of the English law members’ charge in relation to the voting Equity Interests of Delphi International Holdings LLP.

(c) The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with Parent, the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

(d) To the extent required by any applicable laws, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. Without limiting or expanding the provisions of Section 2.16, each Lender shall indemnify and hold harmless the Administrative Agent against, within 10 days after written demand therefor, any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent as a result of the failure of the Administrative Agent to properly withhold any Tax from amounts paid to or for the account of such Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of, withholding Tax ineffective). A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this clause (d). The agreements in this clause (d) shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations. The term “Lender” shall, for purposes of this clause (d), include any Issuing Bank.

(e) The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided herein), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Parent or any of the Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided herein) or in the absence of its own bad faith, gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

(f) The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts in the absence of gross negligence or willful misconduct.

(g) The Administrative Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

(h) Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign upon thirty (30) days’ notice to the Lenders, the Issuing Banks and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower and (unless an Event of Default shall have occurred and be continuing) with the consent of the Borrower (which consent of the Borrower shall not be unreasonably withheld or delayed), to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent from among the Lenders which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

(i) Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

(j) The Lenders irrevocably agree:

(i) that any Lien on any Property granted to or held by the Administrative Agent under any Loan Document shall be automatically released (A) upon termination of the Commitments and payment in full of all Obligations (other than (x) obligations under Secured Hedge Agreements, (y) Cash Management Obligations and (z) contingent reimbursement and indemnification obligations not yet accrued and payable) and the expiration or termination of all Letters of Credit, (B) at the time the Property subject to such Lien is transferred or to be transferred as part of or in connection with any transfer permitted hereunder or under any other Loan Document to any Person (other than (x) in the case of a transfer by a U.S. Loan Party, any transfer to another U.S. Loan Party and (y) in the case of a transfer by a Foreign Guarantor, any transfer to a Loan Party), (C) subject to Section 9.02, if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders (or such greater number of Lenders as may be required pursuant to Section 9.02), (D) if the Property subject to such Lien is owned by a Guarantor, upon release of such Guarantor from its obligations under its Guarantee under the applicable Guaranty pursuant to clause (iii) below or (E) upon the occurrence of a Collateral Suspension Period;

(ii) (A) to release or subordinate any Lien on any Property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.02(e) and in connection with securitizations and factorings of accounts receivable not otherwise prohibited by this Agreement and (B) that the Administrative Agent is authorized (but not required) to (x) release or subordinate any Lien on any Property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such Property that is permitted by any other clause of Section 6.02 and (y) release any Lien on any Property granted to or held by the Administrative Agent under any Collateral Document during a Collateral Suspension Period, pursuant to Section 5.11(a);

(iii) that any Guarantor (other than Parent) shall be automatically released from its obligations under the applicable Guaranty (1) if such Person ceases to be a Subsidiary of the Borrower or, in the case of any direct or indirect parent of the Borrower, such Person ceases to be a direct or indirect parent of the Borrower, in each case as a result of a transaction permitted hereunder or (2) to the extent set forth in Section 5.12; and

(iv) except during a Collateral Suspension Period, the Administrative Agent may enter into the First Lien Intercreditor Agreement and the Second Lien Intercreditor Agreement, without any further consent from any Secured Party, in connection with any incurrence by the Borrower of Permitted Debt Securities and bind the Secured Parties thereby.

Other than in connection with a Collateral Suspension Period (as it relates to Collateral Documents) or a Covenant Suspension Period (as it relates to the Guaranty (other than the Guarantees by any direct or indirect parent company of the Borrower)), upon request by the Administrative Agent at any time, the Required Lenders (or such greater number of Lenders as may be required pursuant to Section 9.02) will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of Property, or to release any Guarantor from its obligations under the applicable Guaranty and Collateral Documents pursuant to this paragraph (j). In each case as specified in this paragraph (j), the Administrative Agent will (and each Lender irrevocably authorizes the Administrative Agent to), at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release or subordination of such item of Collateral from the assignment and security interest granted under the Collateral Documents, or to evidence the release of such Guarantor from its obligations under the applicable Guaranty, in each case in accordance with the terms of the Loan Documents and this paragraph (j).

(k) None of the Persons identified in this Agreement as an “arranger,” “bookrunner,” “co-documentation agent” or “syndication agent” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, if applicable, those applicable to all Lenders as such. Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender. Each Lender hereby makes the same acknowledgments with respect to the relevant Persons in their respective capacities as an Arranger, Co-Documentation Agent and Syndication Agents as it makes with respect to the Administrative Agent in the preceding paragraph.

(l) Parallel Debt. For purposes of Luxembourg and Netherlands law Collateral Documents only:

(i) The Borrower irrevocably and unconditionally undertakes, as far as necessary in advance, to pay to the Administrative Agent an amount equal to the aggregate of all Obligations to all the Lenders and the

Issuing Bank from time to time due in accordance with the terms and conditions of this Agreement (such payment undertaking and the obligations and liabilities which are the result thereof are referred to as “Parallel Debt”).

(ii) Each of the parties to this Agreement acknowledges that (i) for this purpose, the Parallel Debt of the Borrower constitutes undertakings, obligations and liabilities of the Borrower to the Administrative Agent which are separate and independent from, and without prejudice to, the Obligations which the Borrower owes to any Lender or Issuing Bank and (ii) that the Parallel Debt represents the Administrative Agent’s own claim to receive payment of such Parallel Debt by the Borrower; provided that the total amount which may become due under the Parallel Debt of the Borrower under this clause (k) shall never exceed the total amount which may become due under all the Obligations of the Borrower to all the Lenders and the Issuing Bank.

(iii) (A) The total amount due by the Borrower as the Parallel Debt under this clause (k) shall be decreased to the extent that the Borrower shall have irrevocably and unconditionally paid any amounts to the Lenders and the Issuing Bank or any of them to reduce the Borrower’s outstanding Obligations or any Lender or Issuing Bank otherwise receives any amount in irrevocable and unconditional payment of such Obligations (other than by virtue of paragraph (B) hereafter); and (B) to the extent that the Borrower shall have irrevocably and unconditionally paid any amounts to the Administrative Agent under the Parallel Debt or the Administrative Agent shall have otherwise received monies in irrevocable and unconditional payment of such Parallel Debt, the total amount due under the Obligations shall be decreased.

(m) Administrative Agent as Joint and Several Creditor. For purposes of Luxembourg law Collateral Documents only:

(i) Each party hereto agrees that the Administrative Agent:

(A) will be the joint and several creditor (together with the relevant Lenders and the Issuing Bank) of each and every obligation of the Borrower towards each Lender and the Issuing Bank under this Agreement; and

(B) will have its own independent right to demand performance by the Borrower of those obligations.

(ii) Discharge by the Borrower of any obligation owed to the Administrative Agent or another Lender and the Issuing Bank shall, to the same extent, discharge the corresponding obligation owing to the other.

(iii) Without limiting or affecting the Administrative Agent’s rights against the Borrower (whether under this Article VIII or under any other provision of this Agreement), the Administrative Agent agrees with each other Lender and the Issuing Bank (on a several and divided basis) that, subject to paragraph (iv) below, it will not exercise its rights as a joint and several creditor with a Lender or an Issuing Bank except with the consent of the relevant Lender or Issuing Bank.

(iv) Nothing in paragraph (iii) above shall in any way limit the Administrative Agent’s right to act in the protection or preservation of rights under or to enforce any Collateral Document as contemplated by this Agreement and/or the relevant Collateral Document (or to do any act reasonably incidental to any of the above), other than during a Collateral Suspension Period.

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone or other electronic communications (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy or transmission by electronic communication, as follows:

(i) if to the Borrower, to it c/o Delphi Corporation at 5725 Delphi Drive, Troy, Michigan 48098, Attention of Sean P. Corcoran (Telecopy No. (248) 813-2491; and (in the case of a notice of a Default) to Paul Hastings LLP, 75 East 55th Street, New York, New York 10022, Attention of Michael S. Baker, Esq. (Telecopy No. (212) 230-7855);

(ii) if to the Administrative Agent, to JPMorgan Chase Bank, National Association, Loan and Agency Services Group, 500 Stanton Christiana Road, Ops 2, Newark, DE 19713-2107, Attention of Erica Roebuck (Telecopy No. 302-634-4250 and email erica.r.roebuck@jpmorgan.com ) with a copy to JPMorgan Chase Bank, National Association, 383 Madison Avenue, 24th floor, New York, NY 10179, Attention of Richard Duker (Telecopy No. 212-270-5100);

(iii) if to the Issuing Bank, (x) in the case of U.S. Letters of Credit and Global Letters of Credit (other than Letters of Credit denominated in Canadian Dollars), to it at JPMorgan Chase Bank, National Association, Loan and Agency Services Group, 500 Stanton Christiana Road, Ops 2, Newark, DE 19713-2107, Attention of Erica Roebuck (Telecopy No. 302-634-4250 and email erica.r.roebuck@jpmorgan.com), (y) in the case of Global Letters of Credit issued by a branch or Affiliate of JPMCB, to it at the address, facsimile number, electronic mail address or telephone number as shall be designated by the Administrative Agent or if an additional Issuing Bank is appointed, to it at the address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties;

(iv) if to the Swingline Lender, to it at JPMorgan Chase Bank, National Association, Loan and Agency Services Group, 500 Stanton Christiana Road, Ops 2, Newark, DE 19713-2107, Attention of Erica Roebuck (Telecopy No. 302-634-4250 and email erica.r.roebuck@jpmorgan.com) with a copy to JPMorgan Chase Bank, National Association, 383 Madison Avenue, 24th floor, New York, NY 10179, Attention of Richard Duker (Telecopy No. 212-270-5100);

(v) Notwithstanding the foregoing, any notices relating to Borrowings denominated in Alternative Currencies, should also be sent to J.P. Morgan Europe Limited, 25 Bank Street, Canary Wharf, London E14 5JP, Attention of The Manager, Loan & Agency Services (Telecopy No. 44 207 777 2360); and

(vi) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Any party hereto may change its address, electronic mail address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of delivery, or three Business Days after being deposited in the mail, postage prepaid.

SECTION 9.02. Waivers; Amendments.

(a) No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Except as otherwise set forth in this Agreement or any other Loan Document (with respect to such Loan Document) or the Fee Letter (with respect to any Loan Document), neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of each Lender directly and adversely affected thereby, it being understood that a waiver of any condition precedent set forth in Section 4.02 or the waiver of any Default or mandatory prepayment shall not constitute an increase of any Commitment of any Lender, but that any waiver of any condition set forth in Section 4.02 following the Effective Date shall require the consent of the Required Revolving Lenders, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest or premium thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly and adversely affected thereby, it being understood that any change to the definition of “Consolidated Leverage Ratio” or in the component definitions thereof shall not constitute a reduction in the rate; provided that only the consent of the Required Lenders shall be necessary to amend Section 2.12(c) or to waive any obligation of the Borrower to pay interest at the rate set forth therein, (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly and adversely affected thereby, it being understood that the waiver of (or amendment to the terms of) any mandatory prepayment of the Term Loans shall not constitute a postponement of any date scheduled for the payment of principal or interest, (iv) change Section 2.17(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each adversely affected Lender, (v) change any of the provisions of this Section or the definition of “Required Lenders”, “Required Revolving Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender, (vi) release all or substantially all of the Guarantors from their obligations under the applicable Guaranty and Collateral Documents without the written consent of each Lender (except in a transaction permitted hereunder); provided that during a Covenant Suspension Period, (x) the Administrative Agent may release all or substantially all of the Guarantors (other than the Guarantors that are direct or indirect parent companies of the Borrower), without the consent of any Lender and (y) the Required Lenders may waive or amend any requirement to reinstate the guarantee obligations of released Guarantors in the future, or (vii) release all or substantially all of the Collateral from the Lien of the Collateral Documents, without the written consent of each Lender; provided that during a Collateral Suspension Period, (x) the Administrative Agent may release all or substantially all of the of the Collateral from any Lien granted to or held by the Administrative Agent under the Collateral Documents, without the consent of any Lender and (y) the Required Lenders may waive or amend any requirement to reinstate Collateral in the future; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, any Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, the relevant Issuing Bank or the Swingline Lender, as the case may be.

Notwithstanding the foregoing, this Agreement and the other Loan Documents may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (i) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and Revolving Exposures and the accrued interest and fees in respect thereof and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

In addition, notwithstanding the foregoing, this Agreement and the other Loan Documents may be amended with the written consent of the Administrative Agent, the Borrower and the Lenders providing the Replacement Term Loans (as defined below) to permit the refinancing of all outstanding Term Loans of any Class (“Refinanced Term Loans”) with a replacement term loan tranche (“Replacement Term Loans”) hereunder; provided that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans, (b) the Applicable Rate for such Replacement Term Loans shall not be higher than the Applicable Rate for such Refinanced Term Loans, (c) the Weighted Average Life to Maturity of such Replacement Term Loans shall not be shorter than the Weighted Average Life to Maturity of such Refinanced Term Loans at the time of such refinancing (except to the extent of nominal amortization for periods where amortization has been eliminated as a result of prepayment of the Term Loans) and (d) all other terms applicable to such Replacement Term Loans shall be substantially identical to, or less favorable to the Lenders providing such Replacement Term Loans than, those applicable to such Refinanced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Term Loans in effect immediately prior to such refinancing.

Notwithstanding anything in this Section 9.02 to the contrary, (a) technical and conforming modifications to the Loan Documents may be made with the consent of the Borrower and the Administrative Agent to the extent necessary (i) to integrate any Incremental Term Loans, any Increased Commitments, any Extended Term Loans or any Extended Revolving Commitments, (ii) to integrate borrowings and issuances of Letters of Credit in Alternative Currencies or (iii) to cure any ambiguity, omission, defect or inconsistency and (b) without the consent of any Lender or L/C Issuer, the Loan Parties and the Administrative Agent or any collateral agent may (in their respective sole discretion, or shall, to the extent required by any Loan Document) enter into (x) any amendment, modification or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties or as required by local law to give effect to, or protect any security interest for benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable law or this Agreement or in each case to otherwise enhance the rights or benefits of any Lender under any Loan Document or (y) any First Lien Intercreditor Agreement and/or Second Lien Intercreditor Agreement with the holders of Permitted Debt Securities (or any amendment or supplement thereto with respect to additional Permitted Debt Securities).

SECTION 9.03. Expenses; Indemnity; Damage Waiver.

(a) The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Arrangers and their Affiliates, limited, in the case of legal expenses, to the reasonable and documented fees, charges and disbursements of a single counsel for the Arrangers and the Administrative Agent (and, if necessary, one local counsel in each applicable jurisdiction and regulatory counsel), in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by the relevant Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, any Issuing Bank or any Lender, limited, in the case of legal expenses, to the reasonable and documented fees, charges and disbursements of a single counsel (and, if necessary, one local counsel in each applicable jurisdiction and regulatory counsel), in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit. For the avoidance of doubt, this Section 9.03(a) shall not apply to Taxes, except any Taxes that represent losses, claims, damages or liabilities arising from any non-Tax claim.

(b) The Borrower shall indemnify each Agent, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related reasonable and documented out-of-pocket expenses, limited, in the case of legal expenses, to the reasonable and documented fees, charges and disbursements of a single counsel for the Indemnitees (and, if necessary, one local counsel in each applicable jurisdiction and one additional counsel for each Indemnitee in the event of conflicts of interest), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby and the syndication of the Revolving Commitments and Term Loans by the Arrangers, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) to the extent relating to or arising from any of the foregoing, any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by Parent or any of its Subsidiaries, or any Environmental Liability related in any way to Parent or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (i) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee or any of its officers, directors, employees, Affiliates or controlling Persons or (ii) except in the case of any Agent (in its capacity as such), arise from disputes solely among Indemnitees and do not involve any conduct by the Borrower or any of its Affiliates. For the avoidance of doubt, this Section 9.03(b) shall not apply to Taxes, except any Taxes that represent losses, claims, damages or liabilities arising from any non-Tax claim.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, an Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, the relevant Issuing Bank or the Swingline Lender, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, such Issuing Bank or the Swingline Lender in its capacity as such.

(d) To the extent permitted by applicable law, the Borrower shall not assert, and the Borrower hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby except to the extent resulting from its or its Related Parties’ gross negligence, bad faith or willfull misconduct.

(e) All amounts due under this Section shall be payable not later than fifteen (15) days after written demand therefor; provided, however, that an Indemnitee shall promptly refund any amount received under this Section 9.03 to the extent that there is a final judicial or arbitral determination that such Indemnitee was not entitled to indemnification rights with respect to such payment pursuant to the express terms of this Section 9.03.

SECTION 9.04. Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) except as expressly permitted hereunder, the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (other than the Borrower, its Affiliates and natural persons) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Borrower; provided that that Borrower shall be deemed to have consented to an assignment unless it shall have objected thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof; provided further that no consent of the Borrower shall be required for an assignment of a Term Loan prior to the completion of the primary syndication of the Term Loans (as determined by the Administrative Agent), an assignment of a Term Loan to a Lender, an Affiliate of a Lender, an Approved Fund, an assignment of a Revolving Commitment to a Revolving Lender or, if a Specified Event of Default has occurred and is continuing, any other assignment;

(B) the Administrative Agent; and

(C) the Issuing Banks and Swingline Lender; provided that no consent of any Issuing Bank or Swingline Lender shall be required for an assignment of all or any portion of a Term Loan.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 or, in the case of a Term Loan, $1,000,000, unless each of the Borrower and the Administrative Agent otherwise consent;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

For the purposes of this Section 9.04(b), the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 9.03 with respect to facts and circumstances occurring prior to the effective date of such assignment). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and related interest amounts) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.04(c), 2.05(d) or (e), 2.06(b), 2.17(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) (i) Any Lender may, without the consent of or notice to the Borrower, the Administrative Agent, the Issuing Banks or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or the other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that directly affects such Participant. Subject to paragraph (c)(iii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 (subject to the requirements and limitations of such Sections and Section 2.18) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.16(c) as though it were a Lender.

(ii) Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and related interest amounts) of each participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any participant or any information relating to a participant’s interest in any Commitments, Loans or its other obligations under this Agreement) except to the extent that the relevant parties, acting reasonably and in good faith, determine that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. Unless otherwise required by the Internal Revenue Service (“IRS”), any disclosure required by the foregoing sentence shall be made by the relevant Lender directly and solely to the IRS. The entries in the Participant Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and each Lender shall treat each person whose name is recorded in the Participant Register as the owner of the participation in question for all purposes of this Agreement notwithstanding any notice to the contrary.

(iii) A Participant shall not be entitled to receive any greater payment under Section 2.14, 2.15 or 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless such entitlement to a greater payment results from a change in any Law after the sale of the participation takes place.

(iv) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(v) Notwithstanding any other provision of this Agreement, no Lender will assign its rights and obligations under this Agreement, or sell participations in its rights and/or obligations under this Agreement, to any Person who is (i) listed on the Specially Designated Nationals and Blocked Persons List maintained by the U.S. Department of Treasury Office of Foreign Assets Control (“OFAC”) and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation or (ii) either (A) included within the term “designated national” as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515 or (B) designated under Sections 1(a), 1(b), 1(c) or 1(d) of Executive Order No. 13224, 66 Fed. Reg. 49079 (published September 25, 2001) or similarly designated under any related enabling legislation or any other similar executive orders.

SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.14, 2.15, 2.16 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.

SECTION 9.06. Counterparts; Integration; Effectiveness; Effect of Restatement. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or pdf shall be effective as delivery of a manually executed counterpart of this Agreement. Upon the effectiveness of this Agreement, the provisions of this Agreement shall supersede the Original Credit Agreement in its entirety; provided that the effectiveness of this Agreement shall not constitute a novation of any amount owing under the Original Credit Agreement and all amounts owing in respect of principal, interest, fees and other amounts pursuant to the Original Credit Agreement shall, to the extent not paid on or prior to the Restatement Effective Date, shall continue to be owing under this Agreement. From and after the Restatement Effective Date, all references to the “Credit Agreement” (or similar term) in the Loan Documents shall, unless the context plainly requires otherwise, refer to this Agreement and all obligations of any Loan Party under the Guaranty, the Pledge and Security Agreement and each other Loan Document shall apply to this Agreement to the same extent as the Original Credit Agreement.

SECTION 9.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final and in whatever currency denominated) at any time held and other obligations (in whatever currency) at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the Obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured; provided that, in the case of any deposits or other obligations for the credit or the account of any Foreign Subsidiary, such setoff may only be against any Obligations of Foreign Subsidiaries. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process.

(a) This Agreement shall be construed in accordance with and governed by the law of the State of New York (without regard to the conflict of law principles thereof to the extent that the application of the laws of another jurisdiction would be required thereby).

(b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State or, to the extent permitted by law, in such Federal court except that nothing in this Section 9.09 shall limit the ability of the Administrative Agent to enforce the provisions of any Loan Document against any Loan Party in any other jurisdiction. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. The foregoing shall not affect any right that any party hereto may otherwise have to bring any action or proceeding relating to this Agreement against any other party or its properties in the courts of any jurisdiction.

(c) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY

HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12. Confidentiality. Each of the Administrative Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, partners, members, employees, managers, administrators, trustees and agents, including accountants, legal counsel and other advisors solely for the purpose of, or otherwise directly in connection with this Agreement (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential pursuant to the terms hereof), (b) to the extent requested or required by any Governmental Authority or by the National Association of Insurance Commissioners or any representative thereof, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (provided, however, that, to the extent practicable and permitted by law, the Borrower has been notified prior to such disclosure so that the Borrower may seek, at the Borrower’s sole expense, a protective order or other appropriate remedy), (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder (provided, however, to the extent practicable and permitted by law, the Borrower is notified prior to such disclosure so that the Borrower may seek, at the Borrower’s sole expense, a protective order or other appropriate remedy), (f) subject to an agreement for the benefit of the Borrower containing provisions at least as restrictive as those of this Section, to (i) any assignee or any prospective assignee of any of its rights or obligations under this Agreement (and to any Participant or prospective Participant in any of its rights or obligations under this Agreement) or (ii) any direct or indirect actual or prospective party (or its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives) to any swap or derivative or similar transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (g) with the consent of the Borrower or (h) to any ratings agency or the CUSIP Bureau or any similar organization or to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or, to the knowledge of such disclosing person, as a result of a breach of a confidentiality agreement with any other Person or (ii) that is or becomes available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrower not in violation of any obligation of confidentiality. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is publicly available (other than as a result of a breach of this Section) to the Administrative Agent, any Issuing Bank or any Lender prior to disclosure by the Borrower.

EACH LENDER ACKNOWLEDGES THAT INFORMATION FURNISHED TO IT PURSUANT TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER, THE OTHER LOAN PARTIES AND THEIR AFFILIATES AND RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED CUSTOMARY PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION INTENDED TO COMPLY WITH APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS, AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH SUCH CUSTOMARY PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS. NOTHING IN THE FOREGOING SHALL (I) PREVENT ANY LENDER FROM DISCLOSING INFORMATION TO THE EXTENT PERMITTED BY THE IMMEDIATELY PRECEDING PARAGRAPH OR (II) DIMINISH THE OBLIGATION OF THE BORROWER TO IDENTIFY INFORMATION THAT MAY BE PROVIDED TO PUBLIC LENDERS IN ACCORDANCE WITH THE FINAL PARAGRAPH OF SECTION 5.01.

SECTION 9.13. USA PATRIOT Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies each Loan Party that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the Act.

SECTION 9.14. Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable Law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable Law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.15. No Fiduciary Duty. In connection with all aspects of each transaction contemplated by this Agreement, the Borrower acknowledges and agrees, and acknowledges the other Loan Parties’ understanding, that (i) each transaction contemplated by this Agreement is an arm’s-length commercial transaction, between the Loan Parties, on the one hand, and the Administrative Agent and the Lenders, on the other hand, (ii) in connection with each such transaction and the process leading thereto, the Administrative Agent and the Lenders will act solely as principals and not as agents or fiduciaries of the Loan Parties or any of their stockholders, affiliates, creditors, employees or any other party, (iii) neither the Administrative Agent nor any Lender will assume an advisory or fiduciary responsibility in favor of the Borrower or any of its Affiliates with respect to any of the transactions contemplated hereby or the process leading thereto (irrespective of whether the Administrative Agent or any Lender has advised or is currently advising any Loan Party on other matters) and neither the Administrative Agent nor any Lender will have any obligation to any Loan Party or any of its Affiliates with respect to the transactions contemplated in this Agreement except the obligations expressly set forth herein, (iv) the Administrative Agent and each Lender may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their affiliates, and (v) neither the Administrative Agent nor any Lender has provided or will provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby and the Loan Parties have consulted and will consult their own legal, accounting, regulatory, and tax advisors to the extent it deems appropriate. The matters set forth in this Agreement and the other Loan Documents reflect an arm’s-length commercial transaction between the Loan Parties, on the one hand, and the Administrative Agent and the Lenders, on the other hand. The Borrower agrees that the Loan Parties shall not assert any claims that any Loan Party may have against the Administrative Agent or any Lender based on any breach or alleged breach of fiduciary duty.

Exhibit B

AMENDED AND RESTATED SECURITY AGREEMENT

Execution Version

AMENDED AND RESTATED PLEDGE AND SECURITY AGREEMENT

Dated as of March 1, 2013

(amending and restating the Amended and Restated Pledge and Security Agreement dated as of May 17, 2011)

among

DELPHI AUTOMOTIVE PLC,

DELPHI AUTOMOTIVE LLP,

DELPHI AUTOMOTIVE HOLDINGS US LIMITED

and

DELPHI CORPORATION

each as Grantor

and

Each Other Grantor

From Time to Time Party Hereto

and

JPMORGAN CHASE BANK, N.A.

as Administrative Agent

i

TABLE OF CONTENTS

(continued)

ii

TABLE OF CONTENTS

(continued)

Annexes and Schedules

Annex 1	Form of Joinder Agreement
Annex 2	Form of Short Form Copyright Security Agreement
Annex 3	Form of Short Form Patent Security Agreement
Annex 4	Form of Short Form Trademark Security Agreement

Schedule 1	Jurisdiction of Organization; Principal Executive Office; Other Names; Extraordinary Transactions
Schedule 2	Pledged Collateral
Schedule 3	Filings
Schedule 4	Location of Inventory and Equipment
Schedule 5	Intellectual Property
Schedule 6	Bank Accounts; Control Accounts
Schedule 7	Commercial Tort Claims

iii

AMEMDED AND RESTATED PLEDGE AND SECURITY AGREEMENT, dated as of March 1, 2013 (this “Agreement”), among DELPHI AUTOMOTIVE PLC, a public limited company incorporated under the laws of Jersey (“Parent”), DELPHI AUTOMOTIVE LLP, a limited liability partnership formed under the law of England and Wales (“UK Holdco”), DELPHI AUTOMOTIVE HOLDINGS US LIMITED (formerly known as Delphi Holdings S.a.r.l.), a limited company incorporated under the laws of Jersey (“Intermediate Holdco”), DELPHI CORPORATION, a Delaware corporation (the “Borrower”), and each of the other entities listed on the signature pages hereof or that becomes a party hereto pursuant to Section 7.10 (Additional Grantors) (each a “Grantor” and, collectively, the “Grantors”), in favor of JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity together with its successors in such capacity, the “Administrative Agent”) for the Secured Parties (as defined in the Credit Agreement referred to below).

W I T N E S S E T H:

WHEREAS, pursuant to the Amended and Restated Credit Agreement, dated as of March 1, 2013 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among the Borrower, Parent, UK Holdco and Intermediate Holdco, the Lenders party thereto and JPMORGAN CHASE BANK, N.A., as Administrative Agent, the Lenders have severally agreed to make extensions of credit to the Borrower upon the terms and subject to the conditions set forth therein;

WHEREAS, the Grantors are party to the Guaranty pursuant to which they have guaranteed the Obligations (as defined in the Credit Agreement); and

WHEREAS, it is a condition precedent to the obligation of the Lenders to make their respective extensions of credit to the Borrower under the Credit Agreement that the Grantors shall have executed and delivered this Agreement to the Administrative Agent.

NOW, THEREFORE, in consideration of the premises, the Administrative Agent and each Grantor party to the Amended and Restated Pledge and Security Agreement, dated as of May 17, 2011 as supplemented by the joinder agreement dated November 22, 2011 and the joinder agreement dated as of December 30, 2011 (as amended, amended and restated, supplemented, or otherwise modified prior to the date hereof, the “Original Pledge and Security Agreement” and the effective date of the Original Pledge and Security Agreement, the “Original Closing Date”) hereby agree to amend and restate, without novation, the Original Pledge and Security Agreement as follows and each Grantor hereby agrees with the Administrative Agent as follows:

ARTICLE I	DEFINED TERMS

Section 1.1 Definitions

(a) Unless otherwise defined herein, terms defined in the Credit Agreement and used herein have the meanings given to them in the Credit Agreement.

(b) Terms used herein without definition that are defined in the UCC have the meanings given to them in the UCC, including the following terms (which are capitalized herein):

“Account Debtor”

“Account”

“Certificated Security”

“Chattel Paper”

AMENDED AND RESTATED PLEDGE AND SECURITY AGREEMENT

“Commercial Tort Claim”

“Commodity Account”

“Deposit Account”

“Documents”

“Entitlement Holder”

“Entitlement Order”

“Equipment”

“Financial Asset”

“General Intangible”

“Goods”

“Instruments”

“Inventory”

“Investment Property”

“Letter-of-Credit Right”

“Proceeds”

“Securities Account”

“Securities Intermediary”

“Security”

“Security Entitlement”

(c) The following terms shall have the following meanings:

“Additional Pledged Collateral” means any Pledged Collateral acquired by any Grantor after the date hereof and in which a security interest is granted pursuant to Section 2.2 (Grant of Security Interest in Collateral), including, to the extent a security interest is granted therein pursuant to Section 2.2 (Grant of Security Interest in Collateral), (i) all Equity Interests of any Person that are acquired by any Grantor after the date hereof, together with all certificates, instruments or other documents representing any of the foregoing and all rights and Security Entitlements of any Grantor in respect of any of the foregoing, (ii) all additional Indebtedness from time to time owed to any Grantor by any obligor on the Pledged Debt Instruments and the Instruments evidencing such Indebtedness and (iii) all interest, cash, Instruments and other property or Proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any of the foregoing.

“Additional Pledged Collateral” may be General Intangibles, Instruments or Investment Property.

“Agreement” means this Amended and Restated Pledge and Security Agreement.

“Cash Collateral Account” has the meaning specified in Section 2.3 (Cash Collateral Accounts).

“Collateral” has the meaning specified in Section 2.1 (Collateral).

“Control Account” shall mean a Securities Account that is subject to a Securities Account Control Agreement or a Deposit Account that is subject to a Deposit Account Control Agreement.

“Copyright Licenses” means any written agreement naming any Grantor as licensor or licensee granting any right under any Copyright, including the grant of any right to copy, publicly perform, create derivative works, manufacture, distribute, exploit or sell materials derived from any Copyright.

AMENDED AND RESTATED PLEDGE AND SECURITY AGREEMENT

“Copyrights” means (a) all copyrights arising under the laws of the United States, any other country or any political subdivision thereof, whether registered or unregistered and whether published or unpublished, all registrations and recordings thereof and all applications in connection therewith, including all registrations, recordings and applications in the United States Copyright Office or in any foreign counterparts thereof, and (b) the right to obtain all renewals thereof.

“Deposit Account Control Agreement” means a control agreement, in form reasonably acceptable to the Administrative Agent, executed by the Grantor, the Administrative Agent and the relevant financial institution.

“Domestic Person” means any “United States person” under and as defined in Section 7701(a)(30) of the Code.

“Excluded Equity” means any Voting Stock in excess of 65% of the total outstanding Voting Stock of any direct Foreign Subsidiary (other than a Foreign Subsidiary that is the direct or indirect equity owner of Equity Interests of the Borrower) of any Grantor. For the purposes of this definition, “Voting Stock” means, as to any issuer, the issued and outstanding shares of each class of capital stock or other ownership interests of such issuer entitled to vote (within the meaning of Treasury Regulations § 1.956-2(c)(2)).

“Excluded Accounts” means (i) payroll, employee benefit obligations, withholding tax, other fiduciary accounts and cash deposits or similar arrangements in connection with Liens permitted by Section 6.02 of the Credit Agreement, (ii) “zero balance” accounts and (iii) other accounts as long as the aggregate average daily closing balance in all such other accounts over any 30 day period does not at any time exceed $25,000,000.

“Excluded Property” means, collectively, (i) Excluded Equity, (ii) any rights under any permit, lease, license, contract, instrument or other agreement held by any Grantor that prohibits or requires the consent of any Person other than a Loan Party or any Subsidiary of a Loan Party as a condition to the creation by such Grantor of a Lien thereon, or any rights under any permit, lease, license contract or other agreement or property held by any Grantor to the extent that any Law applicable thereto prohibits the creation of a Lien thereon, but only, in each case, to the extent, and for so long as, such prohibition is not terminated or rendered unenforceable or otherwise deemed ineffective by the UCC or any other applicable Law, (iii) any “intent to use” Trademark applications for which a statement of use has not been filed (but only until such statement is filed), (iv) Equipment owned by any Grantor that is subject to a Capitalized Lease Obligation or purchase money Lien permitted by clause (c), (d) or (e) of Section 6.02 of the Credit Agreement if the contract or other agreement in which such Lien is granted (or in the documentation providing for such Capitalized Lease Obligation) prohibits or requires the consent of any Person other than a Loan Party or any Subsidiary of a Loan Party as a condition to the creation of any other Lien on such Equipment, (v) any motor vehicle or any other asset covered by a certificate of title or ownership and (vi) equity interests in any Person other than wholly-owned Subsidiaries to the extent not permitted by the terms of such Subsidiary’s organizational or joint venture documents; provided, however, “Excluded Property” shall not include any Proceeds, substitutions or replacements of Excluded Property (unless such Proceeds, substitutions or replacements would constitute Excluded Property).

“Foreign Grantors” means, collectively, Parent, UK Holdco, Intermediate Holdco and any other Foreign Subsidiary of Parent that is required to become a party hereto pursuant to Section 5.09 of the Credit Agreement.

“Intellectual Property” means, collectively, all rights, priorities and privileges of any Grantor relating to intellectual property, whether arising under United States, multinational or foreign

AMENDED AND RESTATED PLEDGE AND SECURITY AGREEMENT

laws or otherwise, including Copyrights, Copyright Licenses, Patents, Patent Licenses, Trademarks, Trademark Licenses, trade secrets and Internet domain names, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Intercompany Note” means any promissory note evidencing loans made by any Grantor or any of its Subsidiaries to any of its Subsidiaries or another Grantor.

“LLC” means each limited liability company in which a Grantor has an interest, including those set forth on Schedule 2 (Pledged Collateral).

“LLC Agreement” means each operating agreement with respect to an LLC, as each agreement has heretofore been, and may hereafter be amended, restated, supplemented or otherwise modified from time to time.

“Material Intellectual Property” means Intellectual Property owned by or licensed to a Grantor and material to the conduct of such Grantor’s business.

“Partnership” means each partnership in which a Grantor has an interest, including those set forth on Schedule 2 (Pledged Collateral).

“Partnership Agreement” means each partnership agreement governing a Partnership, as each such agreement has heretofore been, and may hereafter be, amended, restated, supplemented or otherwise modified.

“Patents” means (a) all letters patent of the United States, any other country or any political subdivision thereof and all reissues and extensions thereof, (b) all applications for letters patent of the United States or any other country and all divisionals, continuations and continuations-in-part thereof and (c) all rights to obtain any reissues, continuations or continuations-in-part of the foregoing.

“Patent License” means all agreements, whether written or oral, providing for the grant by or to any Grantor of any right to manufacture, have manufactured, use, import, sell or offer for sale any invention covered in whole or in part by a Patent.

“Pledged Certificated Stock” means all Certificated Securities and any other Equity Interests of a Person evidenced by a certificate, Instrument or other equivalent document, in each case owned by any Grantor (except to the extent constituting Excluded Equity), including all Stock listed on Schedule 2 (Pledged Collateral).

“Pledged Collateral” means, collectively, the Pledged Stock, Pledged Debt Instruments, any other Investment Property of any Grantor, all Letter-of-Credit Rights, all chattel paper, certificates or other Instruments representing any of the foregoing and all Security Entitlements of any Grantor in respect of any of the foregoing. Pledged Collateral may be General Intangibles, Instruments or Investment Property.

“Pledged Debt Instruments” means all right, title and interest of any Grantor in Instruments evidencing any Indebtedness owed to such Grantor in an individual amount greater than or equal to $5,000,000, including all Indebtedness described on Schedule 2 (Pledged Collateral), issued by the obligors named therein.

AMENDED AND RESTATED PLEDGE AND SECURITY AGREEMENT

“Pledged Stock” means all Pledged Certificated Stock and all Pledged Uncertificated Stock. For purposes of this Agreement, the term “Pledged Stock” shall not include any Excluded Equity.

“Pledged Uncertificated Stock” means any Equity Interests of any Person held by a Grantor that is not a Pledged Certificated Stock (except to the extent constituting Excluded Equity), including all right, title and interest of any Grantor as a limited or general partner in any Partnership or as a member of any LLC and all right, title and interest of any Grantor in, to and under any Partnership Agreement or LLC Agreement to which it is a party.

“Qualified ECP Grantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Secured Obligations” means, in the case of the Borrower, the Obligations and, in the case of any other Grantor, the obligations of such Guarantor under the Guaranty and the other Loan Documents to which it is a party; provided that any such obligations shall exclude with respect to any Loan Party, Excluded Swap Obligations of such Loan Party.

“Securities Account Control Agreement” means a control agreement, in form reasonably acceptable to the Administrative Agent, executed by the relevant Grantor, the Administrative Agent and the relevant Securities Intermediary.

“Securities Act” means the Securities Act of 1933, as amended.

“Trademark License” means any agreement, whether written or oral, providing for the grant by or to any Grantor of any right to use any Trademark.

“Trademarks” means (a) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers, and, in each case, all goodwill associated therewith, whether now existing or hereafter adopted or acquired, all registrations and recordings thereof and all applications in connection therewith, in each case whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, or otherwise, and all common-law rights related thereto, and (b) the right to obtain all renewals thereof.

“UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York; provided, however, that, in the event that, by reason of mandatory provisions of law, any of the attachment, perfection or priority of the Administrative Agent’s and the Secured Parties’ security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions related to such provisions.

Section 1.2 Certain Other Terms

(a) In this Agreement, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including.”

AMENDED AND RESTATED PLEDGE AND SECURITY AGREEMENT

(b) The terms “herein,” “hereof,” “hereto” and “hereunder” and similar terms refer to this Agreement as a whole and not to any particular Article, Section, subsection or clause in this Agreement.

(c) References herein to an Annex, Schedule, Article, Section, subsection or clause refer to the appropriate Annex or Schedule to, or Article, Section, subsection or clause in this Agreement and references herein to any Schedule shall refer to such Schedule as supplemented from time to time, where the context may require.

(d) the meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e) Where the context requires, provisions relating to any Collateral, when used in relation to a Grantor, shall refer to such Grantor’s Collateral or any relevant part thereof.

(f) Any reference in this Agreement to a Loan Document shall include all appendices, exhibits and schedules thereto, and, unless specifically stated otherwise all amendments, restatements, supplements or other modifications thereto, and as the same may be in effect at any time such reference becomes operative.

(g) The term “including” means “including without limitation” except when used in the computation of time periods. The phrase “to the knowledge” means “to the knowledge of the relevant person after due and proper enquiry.”

(h) The terms “Lender,” “Administrative Agent” and “Secured Party” include their respective successors.

(i) References in this Agreement to any statute shall be to such statute as amended or modified and in effect from time to time.

ARTICLE II	GRANT OF SECURITY INTEREST

Section 2.1 Collateral

For the purposes of this Agreement, all of the following property now owned or at any time hereafter acquired by a Grantor or in which a Grantor now has or at any time in the future may acquire any right, title or interests is collectively referred to as the “Collateral”:

(a) all Accounts;

(b) all Chattel Paper;

(c) all Deposit Accounts;

(d) all Documents;

(e) all Equipment;

(f) all General Intangibles;

(g) all Instruments;

AMENDED AND RESTATED PLEDGE AND SECURITY AGREEMENT

(h) all Intellectual Property;

(i) all Inventory;

(j) all Investment Property;

(k) all Letter-of-Credit Rights;

(l) all Pledged Collateral;

(q) the Commercial Tort Claims described on Schedule 7 (Commercial Tort Claims) and on any supplement thereto received by the Administrative Agent pursuant to Section 4.8 (Notice of Commercial Tort Claims);

(r) all books and records pertaining to the other property described in this Section 2.1;

(s) all property of any Grantor held by the Administrative Agent or any other Secured Party, including all property of every description, in the possession or custody of or in transit to the Administrative Agent or such Secured Party for any purpose, including safekeeping, collection or pledge, for the account of such Grantor or as to which such Grantor may have any right or power;

(t) all Supporting Obligations and all other Goods and personal property of such Grantor, whether tangible or intangible and wherever located; and

(u) to the extent not otherwise included, all Proceeds;

provided, however, that “Collateral” shall not include any Excluded Property; and provided, further, that if and when any property shall cease to be Excluded Property, such property shall be deemed at all times from and after the date thereof to constitute Collateral.

Section 2.2 Grant of Security Interest in Collateral

Subject to Section 7.15, each Grantor, as collateral security for the full, prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of the Secured Obligations of such Grantor, hereby mortgages, pledges and hypothecates to the Administrative Agent for the benefit of the Secured Parties, and grants to the Administrative Agent for the benefit of the Secured Parties a lien on and security interest in, all of its right, title and interest in, to and under the Collateral of such Grantor; provided, however, that, if and when any property that at any time constituted Excluded Property becomes Collateral, the Administrative Agent shall have, and at all times from and after the date thereof be deemed to have had, a security interest in such property.

Section 2.3 Cash Collateral Accounts

Upon an Event of Default, the Administrative Agent may, in its sole discretion, establish a Deposit Account. Such Deposit Account shall be a Cash Collateral Account (“Cash Collateral Account”).

AMENDED AND RESTATED PLEDGE AND SECURITY AGREEMENT

Section 2.4 Foreign Grantors

(a) Anything herein to the contrary notwithstanding and solely in the case of each Foreign Grantor, the grant of security interest in the Collateral contained in Section 2.2 hereof shall be limited to the Pledged Collateral, the Additional Pledged Collateral and all Proceeds and books and records pertaining to the foregoing of such Foreign Grantor.

(b) Anything herein to the contrary notwithstanding, Sections 3.4, 3.6, 3.7, 3.8, 3.9, 4.5, 4.7, 4.8 and 4.9 shall not apply to the Foreign Grantors.

(c) Pursuant to Section 5.09 of the Credit Agreement, certain of the Foreign Grantors are required to enter into security agreements, pledge agreements or other documents, governed by the laws of the relevant jurisdiction and in form and substance reasonably satisfactory to the Administrative Agent (such agreements, the “Local Law Pledge Agreements”), in order to secure the Obligations by the Equity Interests owned by such Foreign Grantor. In the event of any conflict between a Local Law Pledge Agreement and the provisions of this Agreement, the provisions of such Local Law Pledge Agreement shall control with respect to the Collateral pledged thereunder.

ARTICLE III	REPRESENTATIONS AND WARRANTIES

To induce the Lenders and the Administrative Agent to enter into the Credit Agreement, each Grantor hereby represents and warrants each of the following to the Administrative Agent and the other Secured Parties:

Section 3.1 Title; No Other Liens

Except for the Lien granted to the Administrative Agent pursuant to the Original Security Agreement and this Agreement and the other Liens permitted to exist on the Collateral under the Credit Agreement, such Grantor (a) is the record and beneficial owner of the Pledged Collateral pledged by it hereunder constituting Instruments or Certificated Securities, (b) is the Entitlement Holder of all such Pledged Collateral constituting Investment Property held in a Securities Account and (c) has rights in or the power to transfer each other item of Collateral in which a Lien is granted by it hereunder, free and clear of any other Lien.

Section 3.2 Perfection and Priority

The security interest granted pursuant to the Original Security Agreement and this Agreement shall constitute a valid and continuing perfected security interest in favor of the Administrative Agent for the benefit of the Secured Parties in the Collateral for which perfection is governed by the UCC or filing with the United States Copyright Office upon (i) in the case of all Collateral in which a security interest may be perfected by filing a financing statement under the UCC, the completion of the filings and other actions specified on Schedule 3 (Filings) (which, in the case of all filings and other documents referred to on such schedule, have been delivered to the Administrative Agent in completed and duly executed form), (ii) the delivery to the Administrative Agent of all Collateral consisting of Instruments and Certificated Securities, in each case properly endorsed for transfer to the Administrative Agent or in blank, (iii) the execution of Securities Account Control Agreements with respect to Investment Property not in certificated form, (iv) the execution of Deposit Account Control Agreements with respect to all Deposit Accounts of a Grantor and (v) all appropriate filings having been made with the United States Copyright Office. Such security interest shall be prior to all other Liens on the Collateral except for Permitted Encumbrances having priority over the Administrative Agent’s Lien by operation of law or otherwise as permitted under the Credit Agreement.

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Section 3.3 Jurisdiction of Organization; Chief Executive Office

On the Original Closing Date or the date on which a Grantor becomes a party hereto (if later), such Grantor’s jurisdiction of organization, legal name, organizational identification number, if any, and the location of such Grantor’s chief executive office or sole place of business, in each case as of such date, is specified on Schedule 1 (Jurisdiction of Organization; Principal Executive Office; Other Names; Extraordinary Transactions) and such Schedule 1 (Jurisdiction of Organization; Principal Executive Office; Other Names; Extraordinary Transactions) also lists all jurisdictions of incorporation, legal names and locations of such Grantor’s chief executive office or sole place of business for the five years preceding such date, all previous names of each Grantor, or any other business or organization to which each Grantor became the successor by merger, consolidation, acquisition, change in form, nature or jurisdiction of organization or otherwise, on any filings with the Internal Revenue Service for the five years preceding such date. On the Original Closing Date, except for those purchases, acquisitions and other transactions described in Schedule 1, all of the Collateral has been originated by each Grantor in the ordinary course of business or consists of goods that have been acquired by such Grantor in the ordinary course of business from a person in the business of selling goods of that kind.

Section 3.4 Inventory and Equipment

On the Original Closing Date, such Grantor’s Inventory and Equipment (other than mobile goods and Inventory or Equipment in transit) are kept at the locations listed on Schedule 4 (Location of Inventory and Equipment) and such Schedule 4 (Location of Inventory and Equipment) also list the locations of such Inventory and Equipment for the five years preceding the Original Closing Date.

Section 3.5 Pledged Collateral

(a) On the Original Closing Date, the Pledged Stock pledged hereunder by such Grantor is listed on Schedule 2 (Pledged Collateral) and constitutes that percentage of the issued and outstanding equity of all classes of each issuer thereof as set forth on Schedule 2 (Pledged Collateral).

(b) All of the Pledged Stock has been duly authorized, validly issued and is fully paid and nonassessable.

(c) Each of the Pledged Debt Instruments constitutes the legal, valid and binding obligation of the obligor with respect thereto, enforceable in accordance with its terms, subject to the effects of applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at law).

(d) All Pledged Collateral, and, if applicable, any Additional Pledged Collateral, consisting of Certificated Securities or Instruments has been delivered to the Administrative Agent in accordance with Section 4.4(a) (Pledged Collateral) hereof and Section 5.09 of the Credit Agreement.

(e) On the Original Closing Date, all Pledged Collateral in an aggregate amount in excess of $100,000 held by any Securities Intermediary is held in a Securities Account set forth on Schedule 6 (Bank Accounts; Control Accounts).

Section 3.6 Accounts

No amount payable to such Grantor under or in connection with any Account is evidenced by any Instrument or Chattel Paper that has not been delivered to the Administrative Agent, properly endorsed for transfer, to the extent delivery is required by Section 4.6 (Delivery of Instruments and Chattel Paper).

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Section 3.7 Intellectual Property

(a) Schedule 5 (Intellectual Property) lists all or substantially all Material Intellectual Property registrations and applications therefor owned by each Grantor in its own name on the Original Closing Date. To the knowledge of such Grantor, such Grantor owns or has the right to use all Material Intellectual Property necessary to conduct its business. The listing of Intellectual Property on Schedule 5 (Intellectual Property) shall in no way limit the grant of security interest made in Section 2.1 of this Agreement.

(b) All Material Intellectual Property owned by such Grantor is valid, subsisting, unexpired and enforceable, has not been adjudged invalid and has not been abandoned and, to the knowledge of such Grantor, the use thereof in the business of such Grantor does not infringe, misappropriate, dilute or violate the intellectual property rights of any other Person, except in each case as could not individually or in the aggregate reasonably be expected to result in a Material Adverse Effect.

(c) Except as set forth in Schedule 5 (Intellectual Property), none of the Material Intellectual Property owned by such Grantor is the subject of any exclusive licensing or franchise agreement pursuant to which such Grantor is the licensor or franchisor on the Original Closing Date.

(d) No holding, decision or judgment has been rendered by any Governmental Authority that would limit, cancel or question the validity of, or such Grantor’s rights in, any material portion of such Grantor’s Material Intellectual Property.

(e) No action or proceeding seeking to limit, cancel or question the validity of any Material Intellectual Property owned by such Grantor or such Grantor’s ownership interest therein is pending or, to the knowledge of such Grantor, threatened that would reasonably be expected to result in a Material Adverse Effect.

Section 3.8 Deposit Accounts; Securities Accounts

The only Deposit Accounts or Securities Accounts maintained by any Grantor on the Original Closing Date (other than Excluded Accounts) are those listed on Schedule 6 (Bank Accounts; Control Accounts), which sets forth such information separately for each Grantor.

Section 3.9 Commercial Tort Claims

The only Commercial Tort Claims of any Grantor with a maximum estimated value in excess of $5,000,000 existing on the Original Closing Date are those listed on Schedule 7 (Commercial Tort Claims), which sets forth such information separately for each Grantor.

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ARTICLE IV	COVENANTS

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, each Grantor covenants and agrees with the Administrative Agent that:

Section 4.1 Generally

Such Grantor shall (a) except for the security interest created by this Agreement, not create or suffer to exist any Lien upon or with respect to any Collateral, except Liens permitted under Section 6.02 of the Credit Agreement, (b) not use or permit any Collateral to be used in violation of any provision of this Agreement or any other Loan Document and (c) except in connection with a transaction permitted by the Credit Agreement, (i) not sell, transfer or assign (by operation of law or otherwise) any Collateral, (ii) not enter into any agreement or undertaking restricting the right or ability of such Grantor or the Administrative Agent to sell, assign or transfer any Collateral if such restriction would have a Material Adverse Effect.

Section 4.2 Maintenance of Perfected Security Interest; Further Documentation

(a) Such Grantor shall maintain the security interest created by this Agreement as a perfected security interest having at least the priority described in Section 3.2 (Perfection and Priority) and Section 2.2 (Grant of Security Interest in Collateral) and shall defend such security interest and such priority against the claims and demands of all Persons.

(b) Such Grantor shall furnish to the Administrative Agent from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Administrative Agent may reasonably request, all in reasonable detail and in form and substance reasonably satisfactory to the Administrative Agent.

(c) At any time and from time to time, upon the written request of the Administrative Agent, and at the sole expense of such Grantor, such Grantor shall promptly and duly execute and deliver, and have recorded, such further instruments and documents and take such further action as is necessary to obtain or preserve the full benefits of this Agreement and of the rights and powers herein granted, including the filing of any financing or continuation statement under the UCC (or other similar laws) in effect in any jurisdiction with respect to the security interest created hereby and the execution and delivery of Deposit Account Control Agreements and Securities Account Control Agreements.

Section 4.3 Changes in Locations, Name, Etc.

Except upon prior written notice to the Administrative Agent and delivery to the Administrative Agent of all additional financing statements and other documents reasonably requested by the Administrative Agent to maintain the validity, perfection and priority of the security interests provided for herein, such Grantor shall not do any of the following:

(i) change its jurisdiction of organization or location of its chief executive office, in each case from that referred to in Section 3.3 (Jurisdiction of Organization; Chief Executive Office); or

(ii) change its legal name or organizational identification number, if any, or corporation, limited liability company or other organizational structure to such an extent that any financing statement filed in connection with this Agreement would become misleading.

Section 4.4 Pledged Collateral

(a) Such Grantor shall (i) deliver to the Administrative Agent, all certificates and Instruments representing or evidencing any Pledged Collateral (including Additional Pledged Collateral) constituting Equity Interests in Subsidiaries and Pledged Debt Instruments, whether now existing or hereafter

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acquired, in suitable form for transfer by delivery or, as applicable, accompanied by such Grantor’s endorsement, where necessary, or duly executed instruments of transfer or assignment in blank, all in agreed form and substance and (ii) with respect to uncertificated Pledged Collateral, not grant “control” over such uncertificated Pledged Collateral to any Person other than the Administrative Agent or permit such Collateral to become represented by Certificated Securities unless such Certificated Securities are promptly delivered to the Administrative Agent together with appropriate instruments of transfer or assignment in blank, all in agreed form and substance. With respect to any Pledged Collateral not in existence on the date hereof, the applicable Grantor shall take all actions necessary to comply with this Section 4.4(a) in accordance with Section 5.09 of the Credit Agreement. The Administrative Agent shall have the right, following an Event of Default that is continuing and upon notice to the Grantor, to transfer to or to register in its name or in the name of its nominees any Pledged Collateral. The Administrative Agent shall have the right, at any time following an Event of Default that is continuing, to exchange any certificate or instrument representing or evidencing any Pledged Collateral for certificates or instruments of smaller or larger denominations.

(b) Except as provided in Article V (Remedial Provisions), such Grantor shall be entitled to receive all cash dividends paid in respect of the Pledged Collateral (other than liquidating or distributing dividends) with respect to the Pledged Collateral. Upon the occurrence and during the continuation of an Event of Default, any sums paid upon or in respect of any Pledged Collateral upon the liquidation or dissolution or any issuer of any Pledged Collateral, any distribution of capital made on or in respect of any Pledged Collateral or any property distributed upon or with respect to any Pledged Collateral pursuant to the recapitalization or reclassification of the capital of any issuer of Pledged Collateral or pursuant to the reorganization thereof shall be delivered to the Administrative Agent to be held by it hereunder as additional collateral security for the Secured Obligations. Upon the occurrence and during the continuation of an Event of Default, if any sum of money or property so paid or distributed in respect of any Pledged Collateral shall be received by such Grantor, such Grantor shall, until such money or property is paid or delivered to the Administrative Agent, hold such money or property in trust for the Administrative Agent, segregated from other funds of such Grantor, as additional security for the Secured Obligations.

(c) Except as provided in Article V (Remedial Provisions), such Grantor shall be entitled to exercise all voting, consent and corporate, partnership, limited liability company and similar rights with respect to the Pledged Collateral; provided, however, that no vote shall be cast, consent given or right exercised or other action taken by such Grantor that would be inconsistent with or result in any violation of any provision of the Credit Agreement, this Agreement or any other Loan Document.

(d) Such Grantor shall not grant “control” (within the meaning of such term under Article 9-106 of the UCC) over any Investment Property to any Person other than the Administrative Agent, except in connection with any Liens expressly permitted under the Credit Agreement.

(e) In the case of each Grantor that is an issuer of Pledged Collateral, such Grantor agrees to be bound by the terms of this Agreement relating to the Pledged Collateral issued by it and shall comply with such terms insofar as such terms are applicable to it. In the case of any Grantor that is a holder of any Equity Interests in any Person that is an issuer of Pledged Collateral, such Grantor consents to (i) the exercise of the rights granted to the Administrative Agent hereunder (including those described in Section 5.3 (Pledged Collateral)), and (ii) the pledge by each other Grantor, pursuant to the terms hereof, of the Pledged Stock in such Person and to the transfer of such Pledged Stock to the Administrative Agent or its nominee and to the substitution of the Administrative Agent or its nominee as a holder of such Pledged Stock with all the rights, powers and duties of other holders of Pledged Stock of the same class and, if the Grantor having pledged such Pledged Stock hereunder had any right, power or duty at the time of such pledge or at the time of such substitution beyond that of such other holders, with all such

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additional rights, powers and duties. Such Grantor agrees to execute and deliver to the Administrative Agent such certificates, agreements and other documents as may be necessary to evidence, formalize or otherwise give effect to the consents given in this clause (e).

(f) Except in connection with a transaction permitted by the Credit Agreement, such Grantor shall not, without the consent of the Administrative Agent, agree to any amendment of any organizational document that in any way adversely affects the perfection of the security interest of the Administrative Agent in the Pledged Collateral pledged by such Grantor hereunder, including any amendment electing to treat any membership interest or partnership interest that is part of the Pledged Collateral as a “security” under Section 8-103 of the UCC, or any election to turn any previously uncertificated Stock that is part of the Pledged Collateral into certificated Stock, in each case except as permitted by clause (a) above.

Section 4.5 Accounts

(a) Upon the occurrence and during the continuation of an Event of Default, no Grantor shall, other than in the ordinary course of business consistent with its past practice, (i) grant any extension of the time of payment of any Account, (ii) compromise or settle any Account for less than the full amount thereof, (iii) release, wholly or partially, any Person liable for the payment of any Account, (iv) allow any credit or discount on any Account or (v) amend, supplement or modify any Account in any manner that could adversely affect the value thereof.

(b) Upon the occurrence and during the continuation of an Event of Default, the Administrative Agent shall have the right to make test verifications of the Accounts in any manner and through any medium that it reasonably considers advisable, and such Grantor shall furnish all such assistance and information as the Administrative Agent may reasonably require in connection therewith. Upon the occurrence and during the continuation of an Event of Default, upon the Administrative Agent’s reasonable request and at the expense of the relevant Grantor, such Grantor shall cause independent public accountants to furnish to the Administrative Agent reports showing reconciliations, aging and test verifications of, and trial balances for, the Accounts.

Section 4.6 Delivery of Instruments and Chattel Paper

If any amount in excess of $5,000,000 payable under or in connection with any Collateral owned by such Grantor shall be or become evidenced by an Instrument or Chattel Paper, such Grantor shall immediately deliver such Instrument or Chattel Paper to the Administrative Agent, duly indorsed, or shall mark all such Instruments and Chattel Paper with the following legend: “This writing and the obligations evidenced or secured hereby are subject to the security interest of JPMorgan Chase Bank, N.A., as Administrative Agent”.

Section 4.7 Intellectual Property

(a) Except in each case where such Grantor reasonably determines that doing so or not doing so, as the case may be, could reasonably be expected to result in a Material Adverse Effect:

(i) such Grantor (either itself or through licensees) shall (1) continue to use each Trademark that is Material Intellectual Property in order to maintain such Trademark in full force and effect with respect to each class of goods for which such Trademark is currently used, free from any claim of abandonment for non-use, (2) maintain as in the past the quality of products and services offered under such Trademark, (3) use such Trademark with the appropriate notice of registration and all other notices and legends required by applicable Requirements of Law,

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(4) not adopt or use any mark that is confusingly similar or a colorable imitation of such Trademark unless the Administrative Agent shall obtain a perfected security interest in such mark pursuant to this Agreement and (5) not (and not permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby such Trademark (or any goodwill associated therewith) may become destroyed, invalidated, impaired or harmed in any way;

(ii) such Grantor (either itself or through licensees) shall not do any act, or omit to do any act, whereby any Patent that is Material Intellectual Property may become forfeited, abandoned or dedicated to the public;

(iii) such Grantor (either itself or through licensees) (i) shall not (and shall not permit any licensee or sublicensee thereof to) do any act or omit to do any act whereby any portion of the Copyrights that is Material Intellectual Property may become invalidated or otherwise impaired and (ii) shall not (either itself or through licensees) do any act whereby any portion of the Copyrights that is Material Intellectual Property may fall into the public domain; and

(iv) such Grantor (either itself or through licensees) shall not do any act, or omit to do any act, whereby any trade secret that is Material Intellectual Property may become publicly available or otherwise unprotectable.

(b) Such Grantor (either itself or through licensees) shall not do any act that knowingly uses any Material Intellectual Property to infringe, misappropriate, or violate the intellectual property rights of any other Person.

(c) Such Grantor shall notify the Administrative Agent in writing, with each Compliance Certificate delivered by the Parent to the Administrative Agent pursuant to Section 5.01(c) of the Credit Agreement, if it knows, or has reason to know, that any application or registration relating to any Material Intellectual Property may become forfeited, abandoned or dedicated to the public, or of any adverse determination or development (including the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office or any court or tribunal in any country, but excluding non-final office actions in the ordinary course of prosecution) regarding such Grantor’s ownership of, right to use, interest in, or the validity of, any Material Intellectual Property or such Grantor’s right to register the same or to own and maintain the same, or if any of the foregoing shall have occurred since the previously delivered Compliance Certificate, in each case to the extent that any such event could reasonably be expected to result in a Material Adverse Effect.

(d) With each Compliance Certificate delivered by the Parent to the Administrative Agent pursuant to Section 5.01(c) of the Credit Agreement, the Grantors shall deliver to the Administrative Agent an update of Schedule 5 hereof or confirm in writing that there have been no changes to such schedules since the previously delivered Compliance Certificate. Such Grantor shall execute and deliver, and have recorded, all agreements, instruments, documents and papers necessary to evidence the Administrative Agent’s security interest in any Copyright, Patent, Trademark or Internet domain name and the goodwill and general intangibles of such Grantor relating thereto or represented thereby in accordance with Section 4.7(e); provided that the provisions hereof shall automatically apply thereto and any such item shall automatically constitute Collateral as if such would have constituted Collateral at the time of execution hereof and be subject to the Lien and security interest created by this Agreement without further action by any party.

(e) Promptly after the date hereof and thereafter, with respect to any subsequently acquired Material Intellectual Property, after delivery of each Compliance Certificate pursuant to Section 5.01(c)

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of the Credit Agreement, each applicable Grantor shall execute and deliver to the Administrative Agent for filing (i) in the United States Copyright Office a short-form copyright security agreement in the form attached hereto as Annex 6 (Form of Short Form Copyright Security Agreement), (ii) in the United States Patent and Trademark Office and with the Secretary of State of all appropriate States of the United States a short-form patent security agreement in the form attached hereto as Annex 7 (Form of Short Form Patent Security Agreement) and (iii) in the United States Patent and Trademark Office a short-form trademark security agreement in form attached hereto as Annex 8 (Form of Short Form Trademark Security Agreement), including all of the Intellectual Property consisting of Copyrights and certain of the Intellectual Property consisting of Patents and Trademarks as reasonably requested by the Administrative Agent.

Section 4.8 Notice of Commercial Tort Claims

Such Grantor agrees that, if it shall acquire any interest in any Commercial Tort Claim (whether from another Person or because such Commercial Tort Claim shall have come into existence) with a good faith estimated value in excess of $5,000,000, (i) such Grantor shall, immediately upon such acquisition, deliver to the Administrative Agent a sufficiently detailed notice of the existence and nature of such Commercial Tort Claim and deliver a supplement to Schedule 7 (Commercial Tort Claims) containing a specific description of such Commercial Tort Claim, (ii) the provision of Section 2.1 (Collateral) shall apply to such Commercial Tort Claim and (iii) such Grantor shall execute and deliver to the Administrative Agent any certificate, agreement and other document, and take all other action reasonably necessary or appropriate for the Administrative Agent to obtain, on behalf of the Lenders, a first-priority, perfected security interest in all such Commercial Tort Claims. Any supplement to Schedule 7 (Commercial Tort Claims) delivered pursuant to this Section 4.8 (Notice of Commercial Tort Claims) shall, after the receipt thereof by the Administrative Agent, become part of Schedule 7 (Commercial Tort Claims) for all purposes hereunder other than in respect of representations and warranties made prior to the date of such receipt.

Section 4.9 Controlled Accounts

From and after the date hereof (subject to such extensions as may be provided by the Administrative Agent in its sole discretion), the Grantors shall cause all of their Deposit Accounts and Securities Accounts other than Excluded Accounts to be Controlled Accounts, unless such Deposit Accounts and Securities Accounts have previously become Controlled Accounts.

ARTICLE V	REMEDIAL PROVISIONS

Section 5.1 Code and Other Remedies

During the continuance of an Event of Default, the Administrative Agent may exercise, in addition to all other rights and remedies granted to it in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Secured Obligations, all rights and remedies of a secured party under the UCC or any other applicable law. Without limiting the generality of the foregoing, the Administrative Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Grantor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon any Collateral, and may forthwith sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver any Collateral (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Administrative Agent or any Lender or elsewhere upon such terms and conditions as the Administrative Agent may deem advisable and at such

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prices as the Administrative Agent may deem best, for cash or on credit or for future delivery without assumption of any credit risk. The Administrative Agent or its agent shall have the right upon any such public sale or sales, and, to the extent permitted by the UCC and other applicable law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption of any Grantor, which right or equity is hereby waived and released. Each Grantor further agrees, at the Administrative Agent’s request, to assemble the Collateral and make it available to the Administrative Agent at places that the Administrative Agent shall reasonably select, whether at such Grantor’s premises or elsewhere.

The Administrative Agent shall apply the net proceeds of any action taken by it pursuant to this Section 5.1, subject to Sections 2.05(j) and 2.22 of the Credit Agreement, in the following order:

First, to payment of that portion of the Secured Obligations constituting fees, indemnities, expenses and other amounts (including, without limitation, all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any Collateral or in any way relating to the Collateral or the rights of the Administrative Agent and any other Secured Party hereunder, including reasonable attorneys’ fees and disbursements) payable to the Administrative Agent in its capacity as such;

Second, to the payment in whole or in part of the Secured Obligations, to each Secured Party on a pro rata basis based on the amount of Secured Obligations held by each Secured Party); provided that no amounts received by the Administrative Agent from a Grantor shall be applied to any Excluded Swap Obligations of such Grantor, and

Third, only after such application and after the payment by the Administrative Agent of any other amount required by any provision of law, need the Administrative Agent account for the surplus, if any, to any Grantor.

To the extent permitted by applicable law, each Grantor waives all claims, damages and demands it may acquire against the Administrative Agent or any other Secured Party arising out of the exercise by them of any rights hereunder. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition.

Section 5.2 Accounts and Payments in Respect of General Intangibles

(a) In addition to, and not in substitution for, any similar requirement in the Credit Agreement, if required by the Administrative Agent at any time during the continuance of an Event of Default, any payment of Accounts or payment in respect of General Intangibles, when collected by any Grantor, shall be forthwith (and, in any event, within two Business Days) deposited by such Grantor in the exact form received, duly indorsed by such Grantor to the Administrative Agent, in a Deposit Account that is the subject of a Deposit Account Control Agreement or a Cash Collateral Account, subject to withdrawal by the Administrative Agent as provided in Section 5.4 (Proceeds to be Turned Over To Administrative Agent). Until so turned over or deposited, such payment shall be held by such Grantor in trust for the Administrative Agent, segregated from other funds of such Grantor. Each such deposit of Proceeds of Accounts and payments in respect of General Intangibles shall be accompanied by a report identifying in reasonable detail the nature and source of the payments included in the deposit.

(b) At the Administrative Agent’s request, during the continuance of an Event of Default, each Grantor shall deliver to the Administrative Agent all original and other documents evidencing, and relating to, the agreements and transactions that gave rise to the Accounts or payments in respect of General Intangibles, including all original orders, invoices and shipping receipts.

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(c) The Administrative Agent may, upon notice, at any time during the continuance of an Event of Default, limit or terminate the authority of a Grantor to adjust, settle or compromise its Accounts or amounts due under General Intangibles or any thereof.

(d) The Administrative Agent in its own name or in the name of others may at any time during the continuance of an Event of Default communicate with Account Debtors to verify with them the existence, amount and terms of any Account or amounts due under any General Intangible.

(e) Upon the request of the Administrative Agent at any time during the continuance of an Event of Default, each Grantor shall notify Account Debtors that the Accounts or General Intangibles have been collaterally assigned to the Administrative Agent and that payments in respect thereof shall be made directly to the Administrative Agent. In addition, the Administrative Agent may at any time during the continuance of an Event of Default enforce such Grantor’s rights against such Account Debtors and obligors of General Intangibles.

(f) Anything herein to the contrary notwithstanding, each Grantor shall remain liable under each of the Accounts and payments in respect of General Intangibles to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise thereto. Neither the Administrative Agent nor any other Secured Party shall have any obligation or liability under any agreement giving rise to an Account or a payment in respect of a General Intangible by reason of or arising out of this Agreement or the receipt by the Administrative Agent or any other Secured Party of any payment relating thereto, nor shall the Administrative Agent nor any other Secured Party be obligated in any manner to perform any obligation of any Grantor under or pursuant to any agreement giving rise to an Account or a payment in respect of a General Intangible, to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts that may have been assigned to it or to which it may be entitled at any time or times.

Section 5.3 Pledged Collateral

(a) During the continuance of an Event of Default, upon notice by the Administrative Agent to the relevant Grantor or Grantors, (i) the Administrative Agent shall have the right to receive any Proceeds of the Pledged Collateral and make application thereof to the Obligations in the order set forth in the Credit Agreement and (ii) the Administrative Agent or its nominee may exercise (A) any voting, consent, corporate and other right pertaining to the Pledged Collateral at any meeting of shareholders, partners or members, as the case may be, of the relevant issuer or issuers of Pledged Collateral or otherwise and (B) any right of conversion, exchange and subscription and any other right, privilege or option pertaining to the Pledged Collateral as if it were the absolute owner thereof (including the right to exchange any of the Pledged Collateral upon the merger, amalgamation, consolidation, reorganization, recapitalization or other fundamental change in the corporate or equivalent structure of any issuer of Pledged Stock, the right to deposit and deliver any Pledged Collateral with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Administrative Agent may determine), all without liability except to account for property actually received by it; provided, however, that the Administrative Agent shall have no duty to any Grantor to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing.

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(b) In order to permit the Administrative Agent to exercise the voting and other consensual rights that it may be entitled to exercise pursuant hereto and to receive all dividends and other distributions that it may be entitled to receive hereunder, (i) each Grantor shall promptly execute and deliver (or cause to be executed and delivered) to the Administrative Agent all such proxies, dividend payment orders and other instruments as the Administrative Agent may from time to time reasonably request and (ii) without limiting the effect of clause (i) above, such Grantor hereby grants to the Administrative Agent an irrevocable proxy to vote all or any part of the Pledged Collateral and to exercise all other rights, powers, privileges and remedies to which a holder of the Pledged Collateral would be entitled (including giving or withholding written consents of shareholders, partners or members, as the case may be, calling special meetings of shareholders, partners or members, as the case may be, and voting at such meetings), which proxy shall be effective, automatically and without the necessity of any action (including any transfer of any Pledged Collateral on the record books of the issuer thereof) by any other person (including the issuer of such Pledged Collateral or any officer or agent thereof) during the continuance of an Event of Default and which proxy shall only terminate upon the payment in full of the Secured Obligations.

(c) Each Grantor hereby expressly authorizes and instructs each issuer of any Pledged Collateral pledged hereunder by such Grantor to (i) comply with any instruction received by it from the Administrative Agent in writing that (A) states that an Event of Default has occurred and is continuing and (B) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Grantor, and each Grantor agrees that such issuer shall be fully protected in so complying and (ii) unless otherwise expressly permitted hereby, pay any dividend or other payment with respect to the Pledged Collateral directly to the Administrative Agent.

Section 5.4 Proceeds to be Turned Over To Administrative Agent

Unless otherwise expressly provided in the Credit Agreement, all Proceeds received by the Administrative Agent hereunder in cash or Cash Equivalents shall be held by the Administrative Agent in a Cash Collateral Account. All Proceeds while held by the Administrative Agent in a Cash Collateral Account (or by such Grantor in trust for the Administrative Agent) shall continue to be held as collateral security for the Secured Obligations and shall not constitute payment thereof until applied as provided in the Credit Agreement.

Section 5.5 Registration Rights

(a) If the Administrative Agent shall determine to exercise its right to sell any the Pledged Collateral pursuant to Section 5.1 (Code and Other Remedies), and if it is necessary or advisable to have the Pledged Collateral, or any portion thereof to be registered under the provisions of the Securities Act, the relevant Grantor shall use its commercially reasonable efforts to cause the issuer thereof to (i) execute and deliver, and cause the directors and officers of such issuer to execute and deliver, all such instruments and documents, and do or cause to be done all such other acts as may be necessary or advisable to the Administrative Agent to register the Pledged Collateral, or that portion thereof to be sold, under the provisions of the Securities Act, (ii) use its commercially reasonable efforts to cause the registration statement relating thereto to become effective and to remain effective for a period of one year from the date of the first public offering of the Pledged Collateral, or that portion thereof to be sold and (iii) make all amendments thereto or to the related prospectus that are necessary or advisable to the Administrative Agent, all in conformity with the requirements of the Securities Act and the rules and regulations of the Securities and Exchange Commission applicable thereto. Each Grantor agrees to cause such issuer to comply with the provisions of the securities or “Blue Sky” laws of any jurisdiction that the Administrative Agent shall designate and to make available to its security holders, as soon as practicable, an earnings statement (which need not be audited) satisfying the provisions of Section 11(a) of the Securities Act.

AMENDED AND RESTATED PLEDGE AND SECURITY AGREEMENT

(b) Each Grantor recognizes that the Administrative Agent may be unable to effect a public sale of any Pledged Collateral by reason of certain prohibitions contained in the Securities Act and applicable state securities laws or otherwise or may determine that a public sale is impracticable or not commercially reasonable and, accordingly, may resort to one or more private sales thereof to a restricted group of purchasers that shall be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. The Administrative Agent shall be under no obligation to delay a sale of any Pledged Collateral for the period of time necessary to permit the issuer thereof to register such securities for public sale under the Securities Act, or under applicable state securities laws, even if such issuer would agree to do so.

(c) Each Grantor agrees to use its commercially reasonable efforts to do or cause to be done all such other acts as may be necessary to make such sale or sales of all or any portion of the Pledged Collateral pursuant to this Section 5.5 valid and binding and in compliance with all other applicable Requirements of Law. Each Grantor further agrees that a breach of any covenant contained in this Section 5.5 will cause irreparable injury to the Administrative Agent and other Secured Parties, that the Administrative Agent and the other Secured Parties have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 5.5 shall be specifically enforceable against such Grantor, and such Grantor hereby waives and agrees not to assert any defense against an action for specific performance of such covenants except for a defense that no Event of Default has occurred under the Credit Agreement.

Section 5.6 Deficiency

Each Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay the Secured Obligations and the fees and disbursements of any attorney employed by the Administrative Agent or any other Secured Party to collect such deficiency.

ARTICLE VI	THE ADMINISTRATIVE AGENT

Section 6.1 Administrative Agent’s Appointment as Attorney-in-Fact

(a) Each Grantor hereby irrevocably constitutes and appoints the Administrative Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or in its own name, for the purpose of carrying out the terms of this Agreement, to take any appropriate action and to execute any document or instrument that may be necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, each Grantor hereby gives the Administrative Agent the power and right, on behalf of such Grantor, without notice to or assent by such Grantor, to do any of the following:

(i) in the name of such Grantor or its own name, or otherwise, take possession of and indorse and collect any check, draft, note, acceptance or other instrument for the payment of moneys due under any Account or General Intangible or with respect to any other Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Administrative Agent for the purpose of collecting any such moneys due under any Account or General Intangible or with respect to any other Collateral whenever payable;

AMENDED AND RESTATED PLEDGE AND SECURITY AGREEMENT

(ii) in the case of any Intellectual Property, execute and deliver, and have recorded, any agreement, instrument, document or paper as the Administrative Agent may deem appropriate to evidence the Administrative Agent’s security interest in such Intellectual Property and the goodwill and General Intangibles of such Grantor relating thereto or represented thereby;

(iii) pay or discharge taxes and Liens levied or placed on or threatened against the Collateral, effect any repair or pay any insurance called for by the terms of this Agreement (including all or any part of the premiums therefor and the costs thereof);

(iv) execute, in connection with any sale provided for in Section 5.1 (Code and Other Remedies) or 5.5 (Registration Rights), any endorsement, assignment or other instrument of conveyance or transfer with respect to the Collateral; and

(v) (A) direct any party liable for any payment under any Collateral to make payment of any moneys due or to become due thereunder directly to the Administrative Agent or as the Administrative Agent shall direct, (B) ask or demand for, collect, and receive payment of and receipt for, any moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral, (C) sign and indorse any invoice, freight or express bill, bill of lading, storage or warehouse receipt, draft against debtors, assignment, verification, notice and other document in connection with any Collateral, (D) commence and prosecute any suit, action or proceeding at law or in equity in any court of competent jurisdiction to collect any Collateral and to enforce any other right in respect of any Collateral, (E) defend any suit, action or proceeding brought against such Grantor with respect to any Collateral, (F) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Administrative Agent may deem appropriate, (G) assign any Copyright, Patent or Trademark (along with the goodwill of the business to which any such Trademark pertains) throughout the world for such term or terms, on such conditions, and in such manner as the Administrative Agent shall in its sole discretion determine, including the execution and filing of any document necessary to effectuate or record such assignment and (H) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any Collateral as fully and completely as though the Administrative Agent were the absolute owner thereof for all purposes, and do, at such Grantor’s expense, at any time, or from time to time, all acts and things that the Administrative Agent deems necessary to protect, preserve or realize upon the Collateral and the Administrative Agent’s and the other Secured Parties’ security interests therein and to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

Anything in this clause (a) to the contrary notwithstanding, the Administrative Agent agrees that it shall not exercise any right under the power of attorney provided for in this clause (a) unless an Event of Default shall be continuing.

(b) If any Grantor fails to perform or comply with any of its agreements contained herein, the Administrative Agent, at its option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such agreement.

(c) The expenses of the Administrative Agent incurred in connection with actions undertaken as provided in this Section 6.1, together with interest thereon at a rate per annum equal to the rate per annum at which interest would then be payable past due Loans under the Credit Agreement, from the date of payment by the Administrative Agent to the date reimbursed by the relevant Grantor, shall be payable by such Grantor to the Administrative Agent on demand.

(d) Each Grantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated and the security interests created hereby are released.

AMENDED AND RESTATED PLEDGE AND SECURITY AGREEMENT

Section 6.2 Duty of Administrative Agent

The Administrative Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession shall be to deal with it in the same manner as the Administrative Agent deals with similar property for its own account. None of the Administrative Agent, any other Secured Party nor any of their respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to any Collateral. The powers conferred on the Administrative Agent hereunder are solely to protect the Administrative Agent’s interest in the Collateral and shall not impose any duty upon the Administrative Agent or any other Secured Party to exercise any such powers. The Administrative Agent and the other Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their respective officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct.

Section 6.3 Authorization of Financing Statements

Each Grantor authorizes the Administrative Agent and its Affiliates, counsel and other representatives, at any time and from time to time, to file or record financing statements, amendments to financing statements, and other filing or recording documents or instruments with respect to the Collateral in such form and in such offices appropriate to perfect the security interests of the Administrative Agent under this Agreement, and such financing statements and amendments may describe the Collateral covered thereby as “all assets of the debtor,” “all personal property of the debtor” or words of similar effect. Each Grantor hereby also authorizes the Administrative Agent and its Affiliates, counsel and other representatives, at any time and from time to time, to file continuation statements with respect to previously filed financing statements. A photographic or other reproduction of this Agreement shall be sufficient as a financing statement or other filing or recording document or instrument for filing or recording in any jurisdiction. Each Grantor hereby further authorizes the Administrative Agent to make filings with the United States Patent and Trademark Office or United States Copyright Office (or any successor office or any similar office in any other country), including this Agreement, agreements in the forms of Annex 2, 3 or 4 hereto or other documents for the purpose of perfecting, confirming, continuing, enforcing or protecting the security interest granted by such Grantor hereunder.

Section 6.4 Authority of Administrative Agent

Each Grantor acknowledges that the rights and responsibilities of the Administrative Agent under this Agreement with respect to any action taken by the Administrative Agent or the exercise or non-exercise by the Administrative Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Administrative Agent and the other Secured Parties, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Administrative Agent and the Grantors, the Administrative Agent shall be conclusively presumed to be acting as agent for the Administrative Agent and the other Secured Parties with full and valid authority so to act or refrain from acting, and no Grantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

AMENDED AND RESTATED PLEDGE AND SECURITY AGREEMENT

ARTICLE VII	MISCELLANEOUS

Section 7.1 Amendments in Writing

None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with Section 9.02 (Waivers; Amendments) of the Credit Agreement; provided, however, that annexes to this Agreement may be supplemented (but no existing provisions may be modified and no Collateral may be released) through Joinder Agreements, in substantially the form of Annex 1 (Form of Joinder Agreement), in each case duly executed by the Administrative Agent and each Grantor directly affected thereby.

Section 7.2 Notices

All notices, requests and demands to or upon the Administrative Agent or any Grantor hereunder shall be effected in the manner provided for in Section 9.01 (Notices) of the Credit Agreement; provided, however, that any such notice, request or demand to or upon any Grantor shall be addressed to the Borrower’s notice address set forth in such Section 9.01.

Section 7.3 No Waiver by Course of Conduct; Cumulative Remedies

Neither the Administrative Agent nor any other Secured Party shall by any act (except by a written instrument pursuant to Section 7.1 (Amendments in Writing)), delay, indulge, omit or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. No failure to exercise, nor any delay in exercising, on the part of the Administrative Agent or any other Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Administrative Agent or any other Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy that the Administrative Agent or such other Secured Party would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

Section 7.4 Successors and Assigns

This Agreement shall be binding upon the successors and assigns of each Grantor and shall inure to the benefit of the Administrative Agent and each other Secured Party and their successors and assigns; provided, however, that no Grantor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Administrative Agent.

Section 7.5 Counterparts

This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy or electronic mail), each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple counterparts and attached to a single counterpart so that all signature pages are attached to the same document. Delivery of an executed counterpart by telecopy or electronic mail shall be effective as delivery of a manually executed counterpart.

AMENDED AND RESTATED PLEDGE AND SECURITY AGREEMENT

Section 7.6 Severability

Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 7.7 Section Headings

The Article and Section titles contained in this Agreement are, and shall be, without substantive meaning or content of any kind whatsoever and are not part of the agreement of the parties hereto.

Section 7.8 Entire Agreement

This Agreement together with the other Loan Documents represents the entire agreement of the parties and supersedes all prior agreements and understandings relating to the subject matter hereof.

Section 7.9 Governing Law; Waiver of Jury Trial

This Agreement shall be construed in accordance with and governed by the law of the State of New York (without regard to the conflict of law principles thereof to the extent that the application of the laws of another jurisdiction would be required thereby). EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 7.10 Additional Grantors

If, pursuant to Section 5.09 of the Credit Agreement, the Borrower shall be required to cause any Subsidiary that is not a Grantor to become a Grantor hereunder, such Subsidiary shall execute and deliver to the Administrative Agent a Joinder Agreement substantially in the form of Annex 1 (Form of Joinder Agreement) and shall thereafter for all purposes be a party hereto and have the same rights, benefits and obligations as a Grantor party hereto on the Effective Date.

Section 7.11 Release of Collateral

The Liens of the Administrative Agent shall be released in full or in part as provided in Article VIII(j) or Section 5.12(a) of the Credit Agreement. At the written request and sole expense of any Grantor following any such termination, the Administrative Agent shall deliver to such Grantor any Collateral of such Grantor held by the Administrative Agent hereunder and execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence such termination, such documents to be in form and substance reasonably satisfactory to the Administrative Agent.

AMENDED AND RESTATED PLEDGE AND SECURITY AGREEMENT

Notwithstanding anything herein or in any other Loan Document to the contrary, upon the occurrence of a Collateral Suspension Date, the pledge and security interest granted hereby shall terminate and all rights to the Collateral shall automatically revert to the applicable Grantor in accordance with Section 5.11(a) of the Credit Agreement; provided that, to the extent requested by the Required Lenders, the Collateral shall be subsequently automatically reinstated upon the occurrence of a Collateral Reinstatement Date in accordance with Section 5.11(b) of the Credit Agreement. During any Collateral Suspension Period, the Administrative Agent will, at the applicable Grantor’s expense, execute and deliver to such Grantor, or authorize such Grantor to prepare and file, such documents as such Grantor shall reasonably request to evidence such termination. Notwithstanding anything herein or in any other Loan Document to the contrary, during any Collateral Suspension Period, the terms and conditions of this Agreement and each other Collateral Document, including all covenants and representations and warranties contained herein and therein, shall not apply to the Grantors.

Section 7.12 Reinstatement

Each Grantor further agrees that, if any payment made by any Loan Party or other Person and applied to the Obligations is at any time annulled, avoided, set aside, rescinded, invalidated, declared to be fraudulent or preferential or otherwise required to be refunded or repaid, or the proceeds of Collateral are required to be returned by any Secured Party to such Loan Party, its estate, trustee, receiver or any other party, including any Grantor, under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or repayment, any Lien or other Collateral securing such liability shall be and remain in full force and effect, as fully as if such payment had never been made or, if prior thereto the Lien granted hereby or other Collateral securing such liability hereunder shall have been released or terminated by virtue of such cancellation or surrender), such Lien or other Collateral shall be reinstated in full force and effect, and such prior cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect any Lien or other Collateral securing the obligations of any Grantor in respect of the amount of such payment.

Section 7.13 Administrative Agent

Each Grantor hereby agrees that the Administrative Agent shall be afforded all of the rights, immunities, indemnities and privileges afforded to the Administrative Agent under the Credit Agreement, including, but not limited to, those set forth in Article VIII of the Credit Agreement, in connection with the execution of this Agreement by the Administrative Agent and the performance of its obligations hereunder, all of which are incorporated herein by reference thereto.

Section 7.14 Keepwell

Each Qualified ECP Grantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Agreement in respect of Swap Obligations (provided, however, that each Qualified ECP Grantor shall only be liable under this Section 7.14 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 7.14, or otherwise under this Agreement, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Grantor under this Section shall remain in full force and effect until the Secured Obligations are irrevocably paid in full (other than (x) obligations under Secured Hedge Agreements, (y) Cash Management Obligations and (z) contingent reimbursement and indemnification obligations no yet accrued and payable) and the Commitments have been terminated. Each Qualified ECP Grantor intends that this Section 7.14 constitute, and this Section 7.14 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

AMENDED AND RESTATED PLEDGE AND SECURITY AGREEMENT

Section 7.15 Amended and Restatement

(a) On the Restatement Effective Date, the Original Security Agreement shall be amended and restated in its entirety by this Agreement. The parties hereto acknowledge and agree that (i) the grant by the Grantors of security interests in the Collateral pursuant to this Agreement was made as of the Original Closing Date (or as of such later date on which a Grantor became a party hereto) and the amendment and restatement of the Original Security Agreement as contemplated hereby continues such grant, (ii) this Agreement and the other Loan Documents, whether executed and delivered in connection herewith or otherwise, do not constitute a novation or termination of the “Secured Obligations” under the Original Security Agreement or the other Loan Documents as in effect prior to the Restatement Effective Date and which remain outstanding as of the Restatement Effective Date, (iii) the “Secured Obligations” under the Original Security Agreement and the other Loan Documents are in all respects continuing (as amended and restated hereby and by the Credit Agreement and which are in all respects hereinafter subject to the terms herein) and (iv) the Liens and security interests as granted under the Original Security Agreement and the other applicable Loan Documents securing payment of such “Secured Obligations” are in all respects continuing and in full force and effect and are reaffirmed hereby. To the extent applicable, the Grantors hereby acknowledge, confirm and agree that any financing statements, fixture filings, filings with the United States Patent and Trademark Office or the United States Copyright Office or other instrument similar in effect to the foregoing under applicable law covering all or any part of the Collateral previously filed in favor of the Administrative Agent under the Original Security Agreement are in full force and effect as of the date hereof and each Grantor ratifies its authorization for the Collateral Agent to file in any relevant jurisdictions any such financing statement, fixture filing or other instrument relating to all or any part of the Collateral if filed prior to the date hereof.

(b) On and after the Restatement Effective Date, (i) all references to the Original Security Agreement or the “Security Agreement” in the Loan Documents (other than this Agreement) shall be deemed to refer to this Agreement, (ii) all references to any section (or subsection) of the Original Security Agreement or the “Security Agreement” in any Loan Document (but not herein) shall be deemed to refer to the corresponding provisions of this Agreement, (iii) except as the context otherwise provides, all references to this Agreement herein (including for purposes of indemnification) shall be deemed to be references to this Agreement and (iv) all references to the Original Security Agreement or “the Security Agreement” in all Deposit Account Control Agreements and all Security Account Control Agreements (unless any such Deposit Account Control Agreements or Security Account Control Agreement have been terminated) executed in connection with the Original Credit Agreement or the Original Security Agreement shall be deemed to refer to this Agreement.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, each of the undersigned has caused this Pledge and Security Agreement to be duly executed and delivered as of the date first above written.

DELPHI AUTOMOTIVE PLC, as a Grantor

By:
Name:
Title:

By:
Name:
Title:

DELPHI AUTOMOTIVE LLP, as a Grantor

By:
Name:
Title:

By:
Name:
Title:

DELPHI AUTOMOTIVE HOLDINGS US LIMITED (formerly Delphi Holdings S.a.r.l.), as a Grantor

By:
Name:
Title:

By:
Name:
Title:

[SIGNATURE PAGE TO AMENDED AND RESTATED PLEDGE AND SECURITY AGREEMENT]

DELPHI CORPORATION, as a Grantor

By:
Name:
Title:

By:
Name:
Title:

[SIGNATURE PAGE TO AMENDED AND RESTATED PLEDGE AND SECURITY AGREEMENT]

DELPHI AUTOMOTIVE SYSTEMS, LLC, as a Grantor

By:
Name:
Title:

By:
Name:
Title:

DELPHI AUTOMOTIVE HOLDINGS LIMITED, DELPHI HOLDFI UK LIMITED, as a Grantor

By:
Name:
Title:

By:
Name:
Title:

[SIGNATURE PAGE TO AMENDED AND RESTATED PLEDGE AND SECURITY AGREEMENT]

DELPHI HOLDINGS LLC,
DELPHI TRADE MANAGEMENT, LLC,
DELPHI FINANCIAL HOLDINGS, LLC,
DELPHI CONNECTION SYSTEMS, LLC,
DELPHI CONNECTION SYSTEMS HOLDINGS, LLC,
DELPHI INTERNATIONAL SERVICES COMPANY, LLC,
DELPHI TECHNOLOGIES, INC.,
DELPHI MEDICAL SYSTEMS, LLC, as Grantors

By:
Name:
Title:

By:
Name:
Title:

DELPHI PROPERTIES MANAGEMENT, LLC, as a Grantor

By:
Name:
Title:

By:
Name:
Title:

[SIGNATURE PAGE TO AMENDED AND RESTATED PLEDGE AND SECURITY AGREEMENT]

ACCEPTED AND AGREED
as of the date first above written:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

[SIGNATURE PAGE TO AMENDED AND RESTATED PLEDGE AND SECURITY AGREEMENT]

ANNEX 1

TO

AMEMDED AND RESTATED PLEDGE AND SECURITY AGREEMENT

FORM OF JOINDER AGREEMENT

This JOINDER AGREEMENT, dated as of              , 20    , is delivered pursuant to Section 7.10 (Additional Grantors) of the Amended and Restated Pledge and Security Agreement, dated as of March 1, 2013, by DELPHI AUTOMOTIVE PLC, a public limited company incorporated under the laws of Jersey (“Parent”), DELPHI AUTOMOTIVE LLP, a limited liability partnership formed under the law of England and Wales (“UK Holdco”), DELPHI AUTOMOTIVE HOLDINGS US LIMITED (formerly as Delphi Holdings S.a.r.l.), a limited company incorporated under the laws of Jersey (“Intermediate Holdco”), DELPHI CORPORATION, a Delaware corporation (the “Borrower”) and the other Grantors party thereto in favor of JPMorgan Chase Bank, N.A., as administrative agent for the Secured Parties referred to therein (the “Pledge and Security Agreement”). Capitalized terms used herein but not defined herein are used with the meanings given them in the Pledge and Security Agreement.

By executing and delivering this Joinder Agreement, the undersigned, as provided in Section 7.10 (Additional Grantors) of the Pledge and Security Agreement, hereby becomes a party to the Pledge and Security Agreement as a Grantor thereunder with the same force and effect as if originally named as a Grantor therein and, without limiting the generality of the foregoing, hereby grants to the Administrative Agent, as collateral security for the full, prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of the Secured Obligations of the undersigned, a Lien on and security interest in, all of its right, title and interest in, to and under the Collateral of the undersigned and expressly assumes all obligations and liabilities of a Grantor thereunder.

The information set forth in Annex 1-A is hereby added to the information set forth in Schedules 1 through 7 to the Pledge and Security Agreement. By acknowledging and agreeing to this Joinder Agreement, the undersigned hereby agree that this Joinder Agreement may be attached to the Pledge and Security Agreement and that the Pledged Collateral listed on Annex 1-A to this Pledge Amendment shall be and become part of the Collateral referred to in the Pledge and Security Agreement and shall secure all Secured Obligations of the undersigned.

The undersigned hereby represents and warrants that each of the representations and warranties contained in Article III (Representations and Warranties) of the Pledge and Security Agreement applicable to it is true and correct in all material respects (except where such representation or warranty is stated to be qualified by materiality, in which case it shall be true and correct in all respects) on and as the date hereof as if made on and as of such date.

Annex 1-1

IN WITNESS WHEREOF, the undersigned has caused this Joinder Agreement to be duly executed and delivered as of the date first above written.

[ADDITIONAL GRANTOR]

By:
Name:
Title:

Annex 1-2

ACKNOWLEDGED AND AGREED
as of the date first above written:

[EACH GRANTOR PLEDGING
ADDITIONAL COLLATERAL]

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A. as Administrative Agent

By:
Name:
Title:

Annex 1-3

ANNEX 2

TO

AMENDED AND RESTATED PLEDGE AND SECURITY AGREEMENT

FORM OF SHORT FORM COPYRIGHT SECURITY AGREEMENT

COPYRIGHT SECURITY AGREEMENT, dated as of              , 20    , by each of the entities listed on the signature pages hereof or that becomes a party hereto pursuant to Section 7.10 (Additional Grantors) of the Security Agreement referred to below (each a “Grantor” and, collectively, the “Grantors”), in favor of JPMorgan Chase Bank, N.A., as administrative agent for the Secured Parties (as defined in the Credit Agreement referred to below) (in such capacity, the “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, pursuant to the Amended and Restated Credit Agreement, dated as of March 1, 2013 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among DELPHI AUTOMOTIVE PLC, a public limited company incorporated under the laws of Jersey (“Parent”), DELPHI AUTOMOTIVE LLP, a limited liability partnership formed under the law of England and Wales (“UK Holdco”), DELPHI AUTOMOTIVE HOLDINGS US LIMITED (formerly as Delphi Holdings S.a.r.l.), a limited company incorporated under the laws of Jersey (“Intermediate Holdco”), DELPHI CORPORATION, a Delaware corporation (the “Borrower”), the Lenders party thereto and JPMORGAN CHASE BANK, N.A., as administrative agent for the Lenders, the Lenders have severally agreed to make extensions of credit to the Borrower upon the terms and subject to the conditions set forth therein;

WHEREAS, the Grantors other than the Borrower are party to the Guaranty pursuant to which they have guaranteed the Obligations; and

WHEREAS, all the Grantors are party to an Amended and Restated Pledge and Security Agreement dated as of March 1, 2013 in favor of the Administrative Agent (the “Security Agreement”) pursuant to which the Grantors are required to execute and deliver this Copyright Security Agreement;

NOW, THEREFORE, in consideration of the premises and to induce the Lenders and the Administrative Agent to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrower thereunder, each Grantor hereby agrees with the Administrative Agent as follows:

Section 1. Defined Terms

Unless otherwise defined herein, terms defined in the Credit Agreement or in the Security Agreement and used herein have the meaning given to them in the Credit Agreement or the Security Agreement.

Section 2. Grant of Security Interest in Copyright Collateral

Each Grantor, as collateral security for the full, prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of the Secured Obligations of such Grantor, hereby mortgages, pledges and hypothecates to the Administrative Agent for the benefit of the Secured Parties, and grants to the Administrative Agent for the benefit of the Secured Parties a lien on and security interest in, all of its right, title and interest in, to and under the following Collateral of such Grantor (the “Copyright Collateral”):

(a) all of its Copyrights and Copyright Licenses to which it is a party, including, without limitation, those referred to on Schedule I hereto;

Annex 2-1

(b) all extensions of the foregoing; and

(c) all Proceeds of the foregoing, including, without limitation, any claim by Grantor against third parties for past, present or future infringement of any Copyright or Copyright licensed under any Copyright License.

Section 3. Security Agreement

The security interest granted pursuant to this Copyright Security Agreement is granted in conjunction with the security interest granted to the Administrative Agent pursuant to the Security Agreement and each Grantor hereby acknowledges and affirms that the rights and remedies of the Administrative Agent with respect to the security interest in the Copyright Collateral made and granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein.

[SIGNATURE PAGES FOLLOW]

Annex 2-2

IN WITNESS WHEREOF, each Grantor has caused this Copyright Security Agreement to be executed and delivered by its duly authorized offer as of the date first set forth above.

[GRANTOR], as Grantor

By:
Name:
Title:

ACKNOWLEDGED AND AGREED
as of the date first above written:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

[SIGNATURE PAGE TO COPYRIGHT SECURITY AGREEMENT]

SCHEDULE I

TO

COPYRIGHT SECURITY AGREEMENT

Copyright Registrations

INCLUDE ONLY U.S. REGISTERED/PENDING COPYRIGHTS

A.	REGISTERED COPYRIGHTS [Include Copyright Registration Number and Date]

B.	COPYRIGHT APPLICATIONS

C.	COPYRIGHT LICENSES

[Include complete legal description of agreement (name of agreement, parties and date)]

ANNEX 3

TO

AMENDED AND RESTATED PLEDGE AND SECURITY AGREEMENT

FORM OF SHORT FORM PATENT SECURITY AGREEMENT

PATENT SECURITY AGREEMENT, dated as of                 , 20    , by each of the entities listed on the signature pages hereof or that becomes a party hereto pursuant to Section 7.10 (Additional Grantors) of the Security Agreement referred to below (each a “Grantor” and, collectively, the “Grantors”), in favor of JPMorgan Chase Bank, N.A., as administrative agent for the Secured Parties (as defined in the Credit Agreement referred to below) (in such capacity, the “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, pursuant to the Amended and Restated Credit Agreement, dated as of March 1, 2013 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among DELPHI AUTOMOTIVE PLC, a public limited company incorporated under the laws of Jersey (“Parent”), DELPHI AUTOMOTIVE LLP, a limited liability partnership formed under the law of England and Wales (“UK Holdco”), DELPHI AUTOMOTIVE HOLDINGS US LIMITED (formerly as Delphi Holdings S.a.r.l.), a limited company incorporated under the laws of Jersey (“Intermediate Holdco”), DELPHI CORPORATION, a Delaware corporation (the “Borrower”), the Lenders party thereto and JPMORGAN CHASE BANK, N.A., as administrative agent for the Lenders, the Lenders have severally agreed to make extensions of credit to the Borrower upon the terms and subject to the conditions set forth therein;

WHEREAS, the Grantors other than the Borrower are party to the Guaranty pursuant to which they have guaranteed the Obligations; and

WHEREAS, all the Grantors are party to an Amended and Restated Pledge and Security Agreement dated as of March 1, 2013 in favor of the Administrative Agent (the “Security Agreement”) pursuant to which the Grantors are required to execute and deliver this Patent Security Agreement;

NOW, THEREFORE, in consideration of the premises and to induce the Lenders and the Administrative Agent to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrower thereunder, each Grantor hereby agrees with the Administrative Agent as follows:

Section 1. Defined Terms

Unless otherwise defined herein, terms defined in the Credit Agreement or in the Security Agreement and used herein have the meaning given to them in the Credit Agreement or the Security Agreement.

Section 2. Grant of Security Interest in Patent Collateral

Each Grantor, as collateral security for the full, prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of the Secured Obligations of such Grantor, hereby mortgages, pledges and hypothecates to the Administrative Agent for the benefit of the Secured Parties, and grants to the Administrative Agent for the benefit of the Secured Parties a lien on and security interest in, all of its right, title and interest in, to and under the following Collateral of such Grantor (the “Patent Collateral”):

(a) all of its Patents and Patent Licenses to which it is a party, including, without limitation, those referred to on Schedule I hereto;

Annex 3-1

(b) all reissues, continuations or continuations-in-part of the foregoing; and

(c) all Proceeds of the foregoing, including, without limitation, any claim by Grantor against third parties for past, present or future infringement of any Patent or any Patent licensed under any Patent License.

Section 3. Security Agreement

The security interest granted pursuant to this Patent Security Agreement is granted in conjunction with the security interest granted to the Administrative Agent pursuant to the Security Agreement and each Grantor hereby acknowledges and affirms that the rights and remedies of the Administrative Agent with respect to the security interest in the Patent Collateral made and granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein.

[SIGNATURE PAGES FOLLOW]

Annex 3-2

IN WITNESS WHEREOF, each Grantor has caused this Patent Security Agreement to be executed and delivered by its duly authorized offer as of the date first set forth above.

[GRANTOR], as Grantor

By:
Name:
Title:

ACKNOWLEDGED AND AGREED
as of the date first above written:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

[SIGNATURE PAGE TO PATENT SECURITY AGREEMENT]

SCHEDULE I

TO

PATENT SECURITY AGREEMENT

Patent Registrations

INCLUDE ONLY U.S. REGISTERED/PENDING PATENTS

A.	REGISTERED PATENTS

B.	PATENT APPLICATIONS

C.	PATENT LICENSES

[Include complete legal description of agreement (name of agreement, parties and date)]

ANNEX 4

TO

AMENDED AND RESTATED PLEDGE AND SECURITY AGREEMENT

FORM OF SHORT FORM TRADEMARK SECURITY AGREEMENT

TRADEMARK SECURITY AGREEMENT, dated as of                 , 20    , by each of the entities listed on the signature pages hereof or that becomes a party hereto pursuant to Section 7.10 (Additional Grantors) of the Security Agreement referred to below (each a “Grantor” and, collectively, the “Grantors”), in favor of JPMorgan Chase Bank, N.A., as administrative agent for the Secured Parties (as defined in the Credit Agreement referred to below) (in such capacity, the “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, pursuant to the Amended and Restated Credit Agreement, dated as of March 1, 2013 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among DELPHI AUTOMOTIVE PLC, a public limited company incorporated under the laws of Jersey (“Parent”), DELPHI AUTOMOTIVE LLP, a limited liability partnership formed under the law of England and Wales (“UK Holdco”), DELPHI AUTOMOTIVE HOLDINGS US LIMITED (formerly as Delphi Holdings S.a.r.l.), a limited company incorporated under the laws of Jersey (“Intermediate Holdco”), DELPHI CORPORATION, a Delaware corporation (the “Borrower”), the Lenders party thereto and JPMORGAN CHASE BANK, N.A., as administrative agent for the Lenders, the Lenders have severally agreed to make extensions of credit to the Borrower upon the terms and subject to the conditions set forth therein;

WHEREAS, the Grantors other than the Borrower are party to the Guaranty pursuant to which they have guaranteed the Obligations; and

WHEREAS, all the Grantors are party to an Amended and Restated Pledge and Security Agreement dated as of March 1, 2013 in favor of the Administrative Agent (the “Security Agreement”) pursuant to which the Grantors are required to execute and deliver this Trademark Security Agreement;

NOW, THEREFORE, in consideration of the premises and to induce the Lenders and the Administrative Agent to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrower thereunder, each Grantor hereby agrees with the Administrative Agent as follows:

Section 1. Defined Terms

Unless otherwise defined herein, terms defined in the Credit Agreement or in the Security Agreement and used herein have the meaning given to them in the Credit Agreement or the Security Agreement.

Section 2. Grant of Security Interest in Trademark Collateral

Each Grantor, as collateral security for the full, prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of the Secured Obligations of such Grantor, hereby mortgages, pledges and hypothecates to the Administrative Agent for the benefit of the Secured Parties, and grants to the Administrative Agent for the benefit of the Secured Parties a lien on and security interest in, all of its right, title and interest in, to and under the following Collateral of such Grantor (the “Trademark Collateral”):

(a) all of its Trademarks and Trademark Licenses to which it is a party, including, without limitation, those referred to on Schedule I hereto;

Annex 4-1

(b) all goodwill of the business connected with the use of, and symbolized by, each Trademark; and

(c) all Proceeds of the foregoing, including, without limitation, any claim by Grantor against third parties for past, present, future (i) infringement or dilution of any Trademark or Trademark licensed under any Trademark License or (ii) injury to the goodwill associated with any Trademark or any Trademark licensed under any Trademark License.

Section 3. Security Agreement

The security interest granted pursuant to this Trademark Security Agreement is granted in conjunction with the security interest granted to the Administrative Agent pursuant to the Security Agreement and each Grantor hereby acknowledges and affirms that the rights and remedies of the Administrative Agent with respect to the security interest in the Trademark Collateral made and granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein.

[SIGNATURE PAGES FOLLOW]

Annex 4-2

IN WITNESS WHEREOF, each Grantor has caused this Trademark Security Agreement to be executed and delivered by its duly authorized offer as of the date first set forth above.

[GRANTOR], as Grantor

By:
Name:
Title:

ACKNOWLEDGED AND AGREED
as of the date first above written:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

[SIGNATURE PAGE TO TRADEMARK SECURITY AGREEMENT]

SCHEDULE I

TO

TRADEMARK SECURITY AGREEMENT

Trademark Registrations

INCLUDE ONLY U.S. REGISTERED/PENDING TRADEMARKS

A.	REGISTERED TRADEMARKS

B.	TRADEMARK APPLICATIONS

C.	TRADEMARK LICENSES

[Include complete legal description of agreement (name of agreement, parties and date)]

Schedule 1 to the

Amended and Restated Pledge and Security Agreement

JURISDICTION OF ORGANIZATION; PRINCIPAL EXECUTIVE OFFICE;

OTHER NAMES; EXTRAORDINARY TRANSACTIONS

Schedule 1-1

Schedule 2 to the

Amended and Restated Pledge and Security Agreement

PLEDGED COLLATERAL

Part I. Pledged Stock

Part II. Pledged Debt

Part III. Other Investment Property

Schedule 2-1

Schedule 3 to the

Amended and Restated Pledge and Security Agreement

FILINGS

Schedule 3-1

Schedule 4 to the

Amended and Restated Pledge and Security Agreement

LOCATION OF INVENTORY AND EQUIPMENT

Schedule 4-1

Schedule 5 to the

Amended and Restated Pledge and Security Agreement

INTELLECTUAL PROPERTY

A.	Patents

B.	Trademarks

C.	Registered Copyrights

D.	Domain Names

Schedule 5-1

Schedule 6 to the

Amended and Restated Pledge and Security Agreement

DEPOSIT ACCOUNTS; SECURITIES ACCOUNTS

Schedule 4-1

Schedule 7 to the

Amended and Restated Pledge and Security Agreement

COMMERCIAL TORT CLAIMS

Schedule 8-1

Exhibit C

AMENDED AND RESTATED GUARANTY

Execution Version

AMENDED AND RESTATED GUARANTY

AMENDED AND RESTATED GUARANTY, dated as of March 1, 2013 (this “Guaranty”) by DELPHI AUTOMOTIVE PLC, a public limited company incorporated under the laws of Jersey (“Parent”), DELPHI AUTOMOTIVE LLP, a limited liability partnership formed under the law of England and Wales (“UK Holdco”), DELPHI AUTOMOTIVE HOLDINGS US LIMITED (formerly known as Delphi Holdings S.a.r.l.), a limited company incorporated under the laws of Jersey (“Intermediate Holdco”), DELPHI AUTOMOTIVE HOLDINGS LIMITED, a limited company formed under the laws of the United Kingdom (“Delphi Automotive”), DELPHI CORPORATION, a Delaware corporation (the “Borrower”), and each of the entities listed on the signature pages hereof or that becomes a party hereto pursuant to Section 24 (Additional Guarantors) hereof (the “Subsidiary Guarantors” and, together with the Parent, UK Holdco, Delphi Automotive and Intermediate Holdco collectively, the “Guarantors” and individually a “Guarantor”), in favor of JPMORGAN CHASE BANK, N.A., as the Administrative Agent, and each Lender and each other holder of an Obligation (as each such term is defined in the Credit Agreement referred to below) (each, a “Guarantied Party” and, collectively, the “Guarantied Parties”).

W I T N E S S E T H :

WHEREAS, pursuant to the Amended and Restated Credit Agreement, dated as of March 1, 2013 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms defined therein and used herein having the meanings given to them in the Credit Agreement) among Parent, UK Holdco, Intermediate Holdco, the Borrower, the Lenders party thereto and JPMORGAN CHASE BANK, N.A., as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), the Lenders have severally agreed to make extensions of credit to the Borrower upon the terms and subject to the conditions set forth therein;

WHEREAS, the Guarantors entered into that certain Guaranty, dated as of March 31, 2011, as supplemented by the guaranty supplement dated November 22, 2011 and the guaranty supplement dated December 30, 2011 (as amended, amended and restated, supplemented, or otherwise modified prior to the date hereof, the “Original Guaranty”) and the parties thereto have agreed to amend and restate, without novation, the Original Guaranty;

WHEREAS, Parent owns 99.99% of the equity interests of UK Holdco, UK Holdco owns 100% of the equity interests of Intermediate Holdco, Intermediate Holdco owns 100% of the equity interests of the Borrower and each Subsidiary Guarantor is a direct or indirect Subsidiary of Borrower;

WHEREAS, each Guarantor will receive substantial direct and indirect benefits from the making of the Loans and the granting of the other financial accommodations to the Borrower under the Credit Agreement; and

WHEREAS, a condition precedent to the obligation of the Lenders to make their respective extensions of credit to the Borrower under the Credit Agreement is that the Guarantors shall have executed and delivered this Guaranty for the benefit of the Guarantied Parties;

NOW, THEREFORE, in consideration of the premises set forth above, the terms and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to the Original Guaranty hereby agree to amend and restate the Original Guaranty as follows:

Section 1 Guaranty

(a) To induce the Lenders to make the Loans, to induce Hedge Banks to provide Secured Hedge Agreements and to induce Cash Management Banks to extend Cash Management Obligations, each Guarantor hereby absolutely, unconditionally and irrevocably guarantees, jointly with the other Guarantors and severally, as primary obligor and not merely as surety, the full and punctual payment when due and in the currency due, whether at stated maturity or earlier, by reason of acceleration, mandatory prepayment or otherwise in accordance herewith or any other Loan Document, of all the Obligations, whether or not from time to time reduced or extinguished or hereafter increased or incurred, whether or not recovery may be or hereafter may become barred by any statute of limitations, whether or not enforceable as against the Borrower or any other Guarantor, whether now or hereafter existing, and whether due or to become due, including principal, interest (including interest at the contract rate applicable upon default accrued or accruing after the commencement of any proceeding under the Bankruptcy Code, or any applicable provisions of comparable state or foreign law, whether or not such interest is an allowed claim in such proceeding), fees and costs of collection; provided that such obligations shall exclude with respect to any Guarantor, Excluded Swap Obligations of such Guarantor. This Guaranty constitutes a guaranty of payment and not of collection.

(b) Each Guarantor further agrees that, if (i) any payment made by the Borrower or any other Person and applied to the Obligations is at any time annulled, avoided, set aside, rescinded, invalidated, declared to be fraudulent or preferential or otherwise required to be refunded or repaid, or (ii) the proceeds of Collateral are required to be returned by any Guarantied Party to the Borrower, its estate, trustee, receiver or any other party or any Guarantor, under any bankruptcy law, equitable cause or any other requirement of Law, then, to the extent of such payment or repayment, any such Guarantor’s liability hereunder (and any Lien or other Collateral securing such liability) shall be and remain in full force and effect, as fully as if such payment had never been made. If, prior to any of the foregoing, this Guaranty shall have been cancelled or surrendered (and if any Lien or other Collateral securing such Guarantor’s liability hereunder shall have been released or terminated by virtue of such cancellation or surrender), this Guaranty (and such Lien or other Collateral) shall be reinstated in full force and effect, and such prior cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect the obligations of any such Guarantor in respect of the amount of such payment (or any Lien or other Collateral securing such obligation).

Section 2 Limitation of Guaranty

(a) Limitations on Guaranty by US Guarantors. Any term or provision of this Guaranty or any other Loan Document to the contrary notwithstanding, the maximum aggregate amount of the Obligations for which any Subsidiary Guarantor shall be liable shall not exceed the maximum amount for which such Subsidiary Guarantor can be liable without rendering this Guaranty or any other Loan Document, as it relates to such Subsidiary Guarantor, subject to avoidance under applicable law relating to fraudulent conveyance or fraudulent transfer (including Section 548 of the Bankruptcy Code or any applicable provisions of comparable state law) (collectively, “Fraudulent Transfer Laws”), in each case after giving effect:

(i) to all other liabilities of such Subsidiary Guarantor, contingent or otherwise, that are relevant under such Fraudulent Transfer Laws (specifically excluding, however, to the extent permitted by applicable Law, any liabilities of such Subsidiary Guarantor in respect of intercompany Indebtedness to the Borrower to the extent that such Indebtedness would be discharged in an amount equal to the amount paid by such Subsidiary Guarantor hereunder);

(ii) and to the value as assets of such Subsidiary Guarantor (as determined under the applicable provisions of such Fraudulent Transfer Laws) and any rights to subrogation, contribution, reimbursement, indemnity or similar rights held by such Subsidiary Guarantor pursuant to (A) applicable requirements of Law, (B) Section 3 (Contribution) of this Guaranty or (C) any other contractual Obligations providing for an equitable allocation among such Subsidiary Guarantor and other Subsidiaries or Affiliates of the Borrower of obligations arising under this Guaranty or other guaranties of the Obligations by such parties.

Section 3 Contribution

To the extent that any Subsidiary Guarantor shall be required hereunder to pay a portion of the Obligations exceeding the greater of (a) the amount of the economic benefit actually received by such Subsidiary Guarantor from the Loans and the other financial accommodations provided to the Borrower under the Loan Documents and (b) the amount such Subsidiary Guarantor would otherwise have paid if such Subsidiary Guarantor had paid the aggregate amount of the Obligations (excluding the amount thereof repaid by the Borrower, Parent, UK Holdco, Delphi Automotive and Intermediate Holdco) in the same proportion as such Subsidiary Guarantor’s net worth at the date enforcement is sought hereunder bears to the aggregate net worth of all the Subsidiary Guarantors at the date enforcement is sought hereunder, then such Guarantor shall be reimbursed by such other Subsidiary Guarantors for the amount of such excess, pro rata, based on the respective net worths of such other Subsidiary Guarantors at the date enforcement hereunder is sought.

Section 4 Authorization; Other Agreements

The Guarantied Parties are hereby authorized, without notice to, or demand upon, any Guarantor, which notice and demand requirements each are expressly waived hereby, and without discharging or otherwise affecting the obligations of such Guarantor hereunder (which obligations shall remain absolute and unconditional notwithstanding any such action or omission to act), from time to time, to do each of the following, provided that, in each case, such actions are otherwise expressly permitted under the Loan Documents:

(a) supplement, renew, extend, accelerate or otherwise change the time for payment of, or other terms relating to, the Obligations, or any part of them, or otherwise modify, amend or change the terms of any promissory note or other agreement, document or instrument (including the other Loan Documents) now or hereafter executed by the Borrower and delivered to the Guarantied Parties or any of them, including any increase or decrease of principal or the rate of interest thereon;

(b) waive or otherwise consent to noncompliance with any provision of any instrument evidencing the Obligations, or any part thereof, or any other instrument or agreement in respect of the Obligations (including the other Loan Documents) now or hereafter executed by the Borrower and delivered to the Guarantied Parties or any of them;

(c) accept partial payments on the Obligations;

(d) receive, take and hold additional security or collateral for the payment of the Obligations or any part of them and exchange, enforce, waive, substitute, liquidate, terminate, abandon, fail to perfect, subordinate, transfer, otherwise alter and release any such additional security or collateral;

(e) settle, release, compromise, collect or otherwise liquidate the Obligations or accept, substitute, release, exchange or otherwise alter, affect or impair any security or collateral for the Obligations or any part of them or any other guaranty therefor, in any manner;

(f) add, release or substitute anyone or more other guarantors, makers or endorsers of the Obligations or any part of them and otherwise deal with the Borrower or any other guarantor, maker or endorser;

(g) apply to the Obligations any payment or recovery (x) from the Borrower, from any other guarantor, maker or endorser of the Obligations or any part of them or (y) from any other Guarantor in such order as provided herein, in each case whether such Obligations are secured or unsecured or guaranteed or not guaranteed by others;

(h) apply to the Obligations any payment or recovery from any Guarantor of the Obligations or any sum realized from security furnished by such Guarantor upon its indebtedness or obligations to the Guarantied Parties or any of them, in each case whether or not such indebtedness or obligations relate to the Obligations; and

(i) refund at any time any payment received by any Guarantied Party in respect of any Obligation, and payment to such Guarantied Party of the amount so refunded shall be fully guaranteed hereby even though prior thereto this Guaranty shall have been cancelled or surrendered (or any release or termination of any Collateral by virtue thereof), and such prior cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect the obligations of any Guarantor hereunder in respect of the amount so refunded (and any Collateral so released or terminated shall be reinstated with respect to such obligations);

even if any right of reimbursement or subrogation or other right or remedy of any Guarantor is extinguished, affected or impaired by any of the foregoing (including any election of remedies by reason of any judicial, non-judicial or other proceeding in respect of the Obligations that impairs any subrogation, reimbursement or other right of such Guarantor).

Section 5 Guaranty Absolute and Unconditional

Each Guarantor hereby waives any defense of a surety or guarantor or any other obligor on any obligations arising in connection with or in respect of any of the following and hereby agrees that its obligations under this Guaranty are absolute and unconditional and shall not be discharged or otherwise affected as a result of any of the following:

(a) the invalidity or unenforceability of any obligations of the Borrower (including the Obligations) under the Credit Agreement or any other Loan Document or any other agreement or instrument relating thereto, or any security for, or other guaranty of the Obligations or any part of them, or the lack of perfection or continuing perfection or failure of priority of any security for the Obligations or any part of them;

(b) the absence of any attempt to collect the Obligations or any part of them from the Borrower or other action to enforce the same;

(c) failure by any Guarantied Party to take any steps to perfect and maintain any Lien on, or to preserve any rights to, any Collateral;

(d) any Guarantied Party’s election, in any proceeding instituted under chapter 11 of the Bankruptcy Code, of the application of Section 1111(b)(2) of the Bankruptcy Code or any applicable provisions of comparable state or foreign law;

(e) any borrowing or grant of a Lien by the Borrower, as debtor-in-possession, or extension of credit, under Section 364 of the Bankruptcy Code or any applicable provisions of comparable state or foreign law;

(f) the disallowance, under Section 502 of the Bankruptcy Code, of all or any portion of any Guarantied Party’s claim (or claims) for repayment of the Obligations;

(g) any use of cash collateral under Section 363 of the Bankruptcy Code;

(h) any agreement or stipulation as to the provision of adequate protection in any bankruptcy proceeding;

(i) the avoidance of any Lien in favor of the Guarantied Parties or any of them for any reason;

(j) subject to any limitation of equitable remedies, any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, liquidation or dissolution proceeding commenced by or against the Borrower, any Guarantor or any other Subsidiary of the Borrower, including any discharge of, or bar or stay against collecting, any Obligation (or any part of them or interest thereon) in or as a result of any such proceeding;

(k) failure by any Guarantied Party to file or enforce a claim against the Borrower or its estate in any bankruptcy or insolvency case or proceeding;

(l) any action taken by any Guarantied Party if such action is authorized hereby;

(m) any election following the occurrence of an Event of Default by any Guarantied Party to proceed separately against the personal property Collateral in accordance with such Guarantied Party’s rights under the UCC or, if the Collateral consists of both personal and real property, to proceed against such personal and real property in accordance with such Guarantied Party’s rights with respect to such real property;

(n) any change in the corporate existence or structure of the Borrower or any other Loan Party;

(o) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by any Guarantor or any other Person against any Guarantied Party;

(p) any requirement of Law affecting any term of any Guarantor’s obligations under this Guaranty; or

(q) any other circumstance that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor or any other obligor on any obligations, other than the payment in full of the Obligations.

Section 6 Waivers

Each Guarantor hereby waives diligence, promptness, presentment, demand for payment or performance and protest and notice of protest, notice of acceptance and any other notice in respect of the Obligations or any part of them, and any defense arising by reason of any disability or other defense of the Borrower. Each Guarantor shall not, until the Obligations are irrevocably paid in full (other than (x) obligations under Secured Hedge Agreements, (y) Cash Management Obligations and (z) contingent reimbursement and indemnification obligations not yet accrued and payable) and the Commitments have been terminated, assert any claim or counterclaim it may have against the Borrower or set off any of its obligations to the Borrower against any obligations of the Borrower to it. In connection with the foregoing, each Guarantor covenants that its obligations hereunder shall not be discharged until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable under the Loan Documents have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements have been reimbursed.

Section 7 Reliance

Each Guarantor hereby assumes responsibility for keeping itself informed of the financial condition of the Borrower and any endorser and other guarantor of all or any part of the Obligations, and of all other circumstances bearing upon the risk of nonpayment of the Obligations, or any part thereof, that diligent inquiry would reveal, and each Guarantor hereby agrees that no Guarantied Party shall have any duty to advise any Guarantor of information known to it regarding such condition or any such circumstances. In the event any Guarantied Party, in its sole discretion, undertakes at any time or from time to time to provide any such information to any Guarantor, such Guarantied Party shall be under no obligation (a) to undertake any investigation not a part of its regular business routine, (b) to disclose any information that such Guarantied Party, pursuant to accepted or reasonable commercial finance or banking practices, wishes to maintain confidential or (c) to make any other or future disclosures of such information or any other information to any Guarantor.

Section 8 Waiver of Subrogation and Contribution Rights

Until the Obligations have been irrevocably paid in full (other than (x) obligations under Secured Hedge Agreements, (y) Cash Management Obligations and (z) contingent reimbursement and indemnification obligations not yet accrued and payable) and the Commitments have been terminated, the Guarantors shall not enforce or otherwise exercise any right of subrogation to any of the rights of the Guarantied Parties or any part of them against the Borrower or any right of reimbursement or contribution or similar right against the Borrower by reason of this Guaranty or by any payment made by any Guarantor in respect of the Obligations.

Section 9 Subordination

Each Guarantor hereby agrees that any Indebtedness of the Borrower now or hereafter owing to any Guarantor, whether heretofore, now or hereafter created (the “Guarantor Subordinated Debt”), is hereby subordinated to all of the Obligations and that, following the occurrence and during the continuance of an Event of Default under the Credit Agreement, the Guarantor Subordinated Debt shall not be paid in whole or in part until the Obligations have been paid in full (other than (x) obligations under Secured Hedge Agreements, (y) Cash Management Obligations and (z) contingent reimbursement and indemnification obligations not yet accrued and payable) and this Guaranty is terminated and of no further force or effect. No Guarantor shall accept any payment of or on account of any Guarantor Subordinated Debt at any time in contravention of the foregoing. Upon the occurrence and during the continuance of an Event of Default, and after written notice from the Administrative Agent to the Borrower, the Borrower shall pay to the Administrative Agent any payment of all or any part of the Guarantor Subordinated Debt and any amount so paid to the Administrative Agent shall be applied to payment of the Obligations as provided in Section 2.10 of the Credit Agreement. Each payment on the Guarantor Subordinated Debt received in violation of any of the provisions hereof shall be deemed to have been received by such Guarantor as trustee for the Guarantied Parties and shall be paid over to the Administrative Agent immediately on account of the Obligations, but without otherwise affecting in any manner such Guarantor’s liability hereof. Each Guarantor agrees to file all claims against the Borrower in any bankruptcy or other proceeding in which the filing of claims is required by law in respect of any Guarantor Subordinated Debt, and the Administrative Agent shall be entitled to all of such Guarantor’s rights thereunder. If for any reason a Guarantor fails to file such claim at least ten Business Days prior to the last date on which such claim should be filed, such Guarantor hereby irrevocably appoints the Administrative Agent as its true and lawful attorney-in-fact and is hereby authorized to act as attorney-in-fact in such Guarantor’s name to file such claim or, in the Administrative Agent’s discretion, to assign such claim to and cause proof of claim to be filed in the name of the Administrative Agent or its nominee. In all such cases, whether in administration, bankruptcy or otherwise, the person or persons authorized to pay such claim shall pay to the Administrative Agent the full amount payable on the claim in the proceeding, and, to the full extent necessary for that purpose, each Guarantor hereby assigns to the Administrative Agent all of such Guarantor’s rights to any payments or distributions to which such Guarantor otherwise would be entitled. If the amount so paid is greater than such Guarantor’s liability hereunder, the Administrative Agent shall pay the excess amount to the party entitled thereto. In addition, each Guarantor hereby irrevocably appoints the Administrative Agent as its attorney-in-fact to exercise all of such Guarantor’s voting rights in connection with any bankruptcy proceeding or any plan for the reorganization of the Borrower.

Section 10 Default; Remedies

The obligations of each Guarantor hereunder are independent of and separate from the Obligations. If any Obligation is not paid when due, or upon any Event of Default hereunder or upon any default by the Borrower as provided in any other instrument or document evidencing all or any part of the Obligations, the Administrative Agent may proceed directly and at once, without notice, against any Guarantor to collect and recover the full amount or any portion of the Obligations then due, without first proceeding against the Borrower or any other guarantor of the Obligations, or against any Collateral under the Loan Documents or joining the Borrower or any other guarantor in any proceeding against any Guarantor. At any time after maturity of the Obligations, the Administrative Agent may (unless the Obligations have been irrevocably paid in full (other than (x) obligations under Secured Hedge Agreements, (y) Cash Management Obligations and (z) contingent reimbursement and indemnification obligations not yet accrued and payable) and except as otherwise provided in Section 9.08 of the Credit Agreement), without notice to any Guarantor and regardless of the acceptance of any Collateral for the payment hereof, appropriate and apply toward the payment of the Obligations (a) any indebtedness due or to become due from any Guarantied Party to such Guarantor and (b) any moneys, credits or other property belonging to such Guarantor at any time held by or coming into the possession of any Guarantied Party or any of its respective Affiliates.

Section 11 Irrevocability

This Guaranty shall be irrevocable as to the Obligations (or any part thereof) until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable under the Loan Documents have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements have been reimbursed, at which time this Guaranty shall automatically be cancelled. Notwithstanding the foregoing, upon any sale of a Guarantor as a result of a transaction permitted by the Loan Documents or upon the release of a Guarantor in accordance with Section 5.12(a) of the Credit Agreement or otherwise as set forth in the Credit Agreement, the Administrative Agent shall, at the written direction and at the sole cost and expense of such Guarantor, take all necessary action to release such Guarantor from this Guaranty. Upon such cancellation and at the written request of any Guarantor or its successors or assigns, and at the cost and expense of such Guarantor or its successors or assigns, the Administrative Agent shall execute in a timely manner a satisfaction of this Guaranty and such instruments, documents or agreements as are necessary or desirable to evidence the termination of this Guaranty, each in form and substance satisfactory to the Administrative Agent.

Section 12 Setoff

Upon the occurrence and during the continuance of an Event of Default, each Guarantied Party and each Affiliate of a Guarantied Party may, except as otherwise provided in Section 9.08 of the Credit Agreement, without notice to any Guarantor and regardless of the acceptance of any security or collateral for the payment hereof, appropriate and apply toward the payment of all or any part of the Obligations (a) any indebtedness due or to become due from such Guarantied Party or Affiliate to such Guarantor and (b) any moneys, credits or other property belonging to such Guarantor, at any time held by, or coming into, the possession of such Guarantied Party or Affiliate.

Section 13 No Marshalling

Each Guarantor consents and agrees that no Guarantied Party or Person acting for or on behalf of any Guarantied Party shall be under any obligation to marshal any assets in favor of any Guarantor or against or in payment of any or all of the Obligations.

Section 14 Enforcement; Waivers; Amendments

(a) No delay on the part of any Guarantied Party in the exercise of any right or remedy arising under this Guaranty, the Credit Agreement, any other Loan Document or otherwise with respect to all or any part of the Obligations, the Collateral or any other guaranty of or security for all or any part of the Obligations shall operate as a waiver thereof, and no single or partial exercise by any such Person of any such right or remedy shall preclude any further exercise thereof. Failure by any Guarantied Party at any time or times hereafter to require strict performance by the Borrower, any Guarantor, any other guarantor of all or any part of the Obligations or any other Person of any provision, warranty, term or condition contained in any Loan Document now or at any time hereafter executed by any such Persons and delivered to any Guarantied Party shall not waive, affect or diminish any right of any Guarantied Party at any time or times hereafter to demand strict performance thereof and such right shall not be deemed to have been waived by any act (except by a written instrument pursuant to Section 14(b)) or knowledge of any Guarantied Party, or its respective agents, officers or employees. No waiver of any Event of Default by any Guarantied Party shall operate as a waiver of any other Event of Default or the same Event of Default on a future occasion, and no action by any Guarantied Party permitted hereunder shall in any way affect or impair any Guarantied Party’s rights and remedies or the obligations of any Guarantor under this Guaranty. Any determination by a court of competent jurisdiction of the amount of any principal or interest owing by the Borrower to a Guarantied Party shall be conclusive and binding on each Guarantor irrespective of whether such Guarantor was a party to the suit or action in which such determination was made.

(b) None of the terms or provisions of this Guaranty may be waived, amended, supplemented or modified except in accordance with Section 9.02 (Waivers; Amendments) of the Credit Agreement.

Section 15 Successors and Assigns

This Guaranty shall be binding upon each Guarantor and upon the successors and assigns of such Guarantors and shall inure to the benefit of the Guarantied Parties and their respective successors and assigns; all references herein to the Borrower and to the Guarantors shall be deemed to include their respective successors and assigns. The successors and assigns of the Guarantors and the Borrower shall include, without limitation, their respective receivers, trustees and debtors-in-possession. All references to the singular shall be deemed to include the plural where the context so requires.

Section 16 Representations and Warranties; Covenants

Each Guarantor hereby (a) represents and warrants that the representations and warranties as to it made by Parent, UK Holdco, Intermediate Holdco and the Borrower in Article III (Representations and Warranties) of the Credit Agreement are true and correct in all material respects on and as of the Restatement Effective Date and on each date as required by Section 4.02 (Subsequent Credit Events) of the Credit Agreement (except to the extent any such representation or warranty related to an earlier date or is qualified by materiality, in which case it is true and correct as of such earlier date or in all respects) and (b) agrees to take, or refrain from taking, as the case may be, each action necessary to be taken or not taken, as the case may be, so that no Default or Event of Default is caused by the failure to take such action or to refrain from taking such action by such Guarantor.

Section 17 Governing Law

This agreement shall be construed in accordance with and governed by the law of the State of New York (without regard to the conflict of law principles thereof to the extent that the application of the laws of another jurisdiction would be required thereby).

Section 18 Submission to Jurisdiction; Service of Process

(a) Any legal action or proceeding with respect to this Guaranty, and any other Loan Document, may be brought in the courts of the State of New York or of the United States of America for the Southern District of New York, and, by execution and delivery of this Guaranty, each Guarantor hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. The parties hereto hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions.

(b) Each Guarantor that is not organized under the laws of any state of the United States or the District of Columbia hereby irrevocably designates, appoints and empowers Delphi Corporation (5725 Delphi Drive, Troy, Michigan 48098) (the “Process Agent”), in the case of any suit, action or proceeding brought in the United States of America as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any and all legal process, summons, notices and documents that may be served in any action or proceeding arising out of, or in connection with, this Guaranty or any other Loan Document. Such service may be made by mailing (by registered or certified mail, postage prepaid) or delivering a copy of such process to such Guarantor in care of the Process Agent at the Process Agent’s above address, and such Guarantor hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf. As an alternative method of service, each Guarantor irrevocably consents to the service of any and all process in any such action or proceeding by the mailing (by registered or certified mail, postage prepaid) of copies of such process to the Process Agent, if applicable, or to such Guarantor care of the Borrower at the Borrower’s address specified in Section 9.01 (Notices) of the Credit Agreement or at such other address as the Borrower may specify pursuant to such Section 9.01. Each Guarantor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c) Nothing contained in this Section 18 (Submission to Jurisdiction; Service of Process) shall affect the right of the Administrative Agent or any other Guarantied Party to serve process in any other manner permitted by law or commence legal proceedings or otherwise proceed against a Guarantor in any other jurisdiction.

(d) If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in Dollars into another currency, the parties hereto agree, to the fullest extent they may effectively do so, that the rate of exchange used shall be that at which in accordance with its normal procedures the Administrative Agent could purchase Dollars with such other currency at the spot rate of exchange quoted by a financial institution selected by the Administrative Agent at 11:00 a.m. (New York time) on the Business Day preceding that on which final judgment is given, for the purchase of Dollars, for delivery two Business Days thereafter.

Section 19 Waiver of Judicial Bond

To the fullest extent permitted by applicable law, the Guarantor waives the requirement to post any bond that otherwise may be required of any Guarantied Party in connection with any judicial proceeding to enforce such Guarantied Party’s rights to payment hereunder, security interest in or other rights to the Collateral or in connection with any other legal or equitable action or proceeding arising out of, in connection with, or related to this Guaranty and the Loan Documents to which it is a party.

Section 20 Certain Terms

The following rules of interpretation shall apply to this Guaranty: (a) the terms “herein,” “hereof,” “hereto” and “hereunder” and similar terms refer to this Guaranty as a whole and not to any particular Article, Section, subsection or clause in this Guaranty, (b) unless otherwise indicated, references herein to an Exhibit, Article, Section, subsection or clause refer to the appropriate Exhibit to, or Article, Section, subsection or clause in this Guaranty and (c) the term “including” means “including without limitation” except when used in the computation of time periods.

Section 21 Waiver of Jury Trial

EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).

Section 22 Notices

Any notice or other communication herein required or permitted shall be given as provided in Section 9.01 of the Credit Agreement and, in the case of any Guarantor, to such Guarantor in care of the Borrower.

Section 23 Severability

Wherever possible, each provision of this Guaranty shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Guaranty shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Guaranty.

Section 24 Additional Guarantors

Each of the Guarantors agrees that, if, pursuant to Section 5.09 of the Credit Agreement, Parent, UK Holdco, Intermediate Holdco or the Borrower shall be required to cause any Subsidiary thereof that is not a Guarantor to become a Guarantor hereunder, or if for any reason Parent, UK Holdco, Intermediate Holdco or the Borrower desires any such Subsidiary to become a Guarantor hereunder, such Subsidiary shall execute and deliver to the Administrative Agent a Guaranty Supplement in substantially the form of Exhibit A (Guaranty Supplement) attached hereto and shall thereafter for all purposes be a party hereto and have the same rights, benefits and obligations as a Guarantor party hereto on the Effective Date.

Section 25 Collateral

Each Guarantor hereby acknowledges and agrees that, other than during any Collateral Suspension Period, its obligations under this Guaranty are secured pursuant to the terms and provisions of the Collateral Documents executed by it in favor of the Administrative Agent, for the benefit of the Secured Parties, and covenants that it shall not grant any Lien with respect to its property in favor, or for the benefit, of any Person other than the Administrative Agent, for the benefit of the Secured Parties except as otherwise permitted by Section 6.02 of the Credit Agreement.

Section 26 Costs and Expenses

In accordance with the provisions of Section 9.03 of the Credit Agreement, each Guarantor agrees to payor reimburse the Administrative Agent and each of the other Guarantied Parties upon demand for all out-of-pocket costs and expenses, including reasonable attorneys’ fees and expenses (including allocated costs of internal counsel and costs of settlement), incurred by the Administrative Agent and such other Guarantied Parties in enforcing this Guaranty against such Guarantor or any security therefor or exercising or enforcing any other right or remedy available in connection herewith or therewith.

Section 27 Waiver of Consequential Damages

EACH GUARANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGE IN ANY LEGAL ACTION OR PROCEEDING IN RESPECT OF THIS GUARANTY OR ANY OTHER LOAN DOCUMENT.

Section 28 Entire Agreement

This Guaranty, taken together with all of the other Loan Documents executed and delivered by the Guarantors, represents the entire agreement and understanding of the parties hereto and supersedes all prior understandings, written and oral, relating to the subject matter hereof.

Section 29 Counterparts

This Guaranty may be executed in any number of separate counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple counterparts and attached to a single counterpart so that all signature pages are attached to the same document. Delivery of an executed counterpart by facsimile transmission or electronic mail shall be effective as delivery of a manually executed counterpart.

Section 30 Administrative Agent

Each Guarantor hereby agrees that the Administrative Agent shall be afforded all of the rights, immunities, indemnities and privileges afforded to the Administrative Agent under the Credit Agreement, including, but not limited to, those set forth in Article VIII of the Credit Agreement, in connection with the execution of this Guaranty by the Administrative Agent and the performance of its obligations hereunder, all of which are incorporated herein by reference thereto.

Section 31 Keepwell

Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Guaranty in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 31 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 31, or otherwise under this Guaranty, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until the Obligations are irrevocably paid in full (other than (x) obligations under Secured Hedge Agreements, (y) Cash Management Obligations and (z) contingent reimbursement and indemnification obligations not yet accrued and payable) and the Commitments have been terminated. Each Qualified ECP Guarantor intends that this Section 31 constitute, and this Section 31 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Section 32 Amendment and Restatement

(a) On the Restatement Effective Date, the Original Guaranty shall be amended and restated in its entirety by this Guaranty, and the Original Guaranty shall thereafter be and shall be deemed replaced and superseded in all respects by this Guaranty. The parties hereto acknowledge and agree that (i) this Guaranty and the other Loan Documents, whether executed and delivered in connection herewith or otherwise, do not constitute a novation or termination of the guaranteed Obligations under the Original Guaranty or the other Loan Documents as in effect prior to the Restatement Effective Date and which remain outstanding as of the Restatement Effective Date and (ii) the guaranteed Obligations under the Original Guaranty and the other Loan Documents are in all respects continuing (as amended and restated hereby and which are in all respects hereinafter subject to the terms herein).

(b) On and after the Restatement Effective Date, (i) all references to the Original Guaranty or the “Guaranty” in the Loan Documents (other than this Guaranty) shall be deemed to refer to the Original Guaranty as amended and restated hereby, (ii) all references to any section (or subsection) of the Original Guaranty or the “Guaranty” in any Loan Document (but not herein) shall be deemed to refer to the corresponding provisions of this Guaranty, and (iii) except as the context otherwise provides, all references to this Guaranty herein (including for purposes of indemnification) shall be deemed to be references to the Original Guaranty as amended and restated hereby

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, this Guaranty has been duly executed by the Guarantors as of the day and year first set forth above.

DELPHI CORPORATION,
as the Borrower

By:
Name:
Title:

DELPHI AUTOMOTIVE PLC,
DELPHI AUTOMOTIVE SYSTEMS, LLC, as Guarantors

By:
Name:
Title:

DELPHI AUTOMOTIVE LLP, as a Guarantor

By:
Name:
Title:

DELPHI AUTOMOTIVE HOLDINGS US LIMITED (formerly Delphi Holdings S.a.r.l.), as a Guarantor

By:
Name:
Title:

DELPHI AUTOMOTIVE HOLDINGS LIMITED, DELPHI HOLDFI UK LIMITED, as Guarantors

By:
Name:
Title:

DELPHI HOLDINGS LLC,
DELPHI TRADE MANAGEMENT, LLC,
DELPHI FINANCIAL HOLDINGS, LLC,
DELPHI CONNECTION SYSTEMS, LLC,
DELPHI CONNECTION SYSTEMS HOLDINGS, LLC,
DELPHI INTERNATIONAL SERVICES COMPANY, LLC,
DELPHI TECHNOLOGIES, INC.,
DELPHI MEDICAL SYSTEMS, LLC, as Guarantors

By:
Name:
Title:

DELPHI PROPERTIES MANAGEMENT, LLC, as a Guarantor

By:
Name:
Title:

ACKNOWLEDGED AND AGREED as of the date first above written:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

EXHIBIT A

TO

AMENDED AND RESTATED GUARANTY

FORM OF GUARANTY SUPPLEMENT

The undersigned hereby agrees to be bound as a Guarantor for purposes of the Amended and Restated Guaranty, dated as of March 1, 2013 (the “Guaranty”), by and among DELPHI CORPORATION, DELPHI AUTOMOTIVE PLC, DELPHI AUTOMOTIVE LLP, DELPHI AUTOMOTIVE HOLDINGS US LIMITED, DELPHI AUTOMOTIVE HOLDINGS LIMITED, the other Guarantors listed on the signature pages thereof and acknowledged by JPMORGAN CHASE BANK, N.A., as Administrative Agent, and the undersigned hereby acknowledges receipt of a copy of the Guaranty. The undersigned hereby represents and warrants that each of the representations and warranties contained in Section 16 (Representations and Warranties; Covenants) of the Guaranty applicable to it is true and correct in all material respects on and as the date hereof as if made on and as of such date (except to the extent any such representation or warranty related to an earlier date or is qualified by materiality, in which case it is true and correct as of such earlier date or in all respects). Capitalized terms used herein but not defined herein are used with the meanings given them in the Guaranty.

IN WITNESS WHEREOF, the undersigned has caused this Guaranty Supplement to be duly executed and delivered as of                 , 20    .

[NAME OF SUBSIDIARY GUARANTOR]

By:
Name:
Title:

ACKNOWLEDGED AND AGREED as of the date first above written:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title: